Exhibit 10.2

AMENDED AND RESTATED

CREDIT AGREEMENT

among

CARBON APPALACHIA ENTERPRISES, LLC,

and

 NYTIS EXPLORATION (USA) INC.,

as Borrowers

THE LENDERS FROM TIME TO TIME PARTY HERETO

and

LEGACYTEXAS BANK,
as Administrative Agent and L/C Issuer

LEGACYTEXAS BANK,
as Sole Lead Arranger and Sole Book Runner

EAST WEST BANK,

as Syndication Agent

DATED AS OF DECEMBER 31, 2018

i

INDEX TO SCHEDULES

Schedule	Description of Schedule	Section
2.1	Commitments and Applicable Percentages	2.1
6.5	Litigation and Judgments	6.5
6.13(a)	Subsidiaries	6.13(a)
6.13(b)	Excluded Subsidiaries	6.13(b)
6.28	Hedging Agreements and Hedging Transactions	6.28
6.30(b)	Intrastate Pipelines	6.30(b)
8.1	Existing Debt	8.1
8.2	Existing Liens	8.2
8.5	Existing Investments	8.5
12.11	Notices	12.11

v

INDEX TO EXHIBITS

Exhibit	Description of Exhibit	Section
A	Assignment and Assumption	1.1
B	Compliance Certificate	1.1
C	Revolving Credit Borrowing Request	1.1
D	Revolving Credit Note	1.1
E	Term Loan Borrowing Request	1.1
F	Term Loan Note	1.1
G	Tax Forms	3.4(g)
H	Borrowing Base Adjustment Letter	2.9(d)

AMENDED AND RESTATED CREDIT AGREEMENT

THIS AMENDED AND RESTATED CREDIT AGREEMENT, dated as of December 31, 2018, is among CARBON APPALACHIA ENTERPRISES, a Delaware limited liability company (“CAE”), NYTIS EXPLORATION (USA) INC., a Delaware corporation (“Nytis USA”, and together with CAE, collectively, “Borrowers”, and each, individually, a “Borrower”), the lenders from time to time party hereto (collectively, “Lenders” and individually, a “Lender”), and LEGACYTEXAS BANK, a Texas state bank, as Administrative Agent and L/C Issuer.

RECITALS

A.	CAE, Administrative Agent, and certain Lenders have previously entered into that certain Credit Agreement dated as of April 3, 2017 (as amended, restated, supplemented or otherwise modified prior to the Closing Date, the “Existing Credit Agreement”).

B.	In connection with the CAC Acquisition (hereinafter defined), the parties desire to amend and restate the Existing Credit Agreement to, among other amendments, increase the borrowing base, add additional lenders, consolidate the indebtedness and obligations under the Existing CEC Credit Agreement (as defined herein) with the indebtedness and obligations under this Agreement, add Nytis USA as a co-borrower under this Agreement, and establish a $15,000,000 term loan in favor of Borrowers.

C.	Contemporaneously with the execution of this Agreement and pursuant to the terms of the Omnibus Assignment and Acceptance agreement, (1) the lenders under the Existing CEC Credit Agreement have assigned to the Lenders party hereto all of their right, title and interest in and to the Existing CEC Credit Agreement and the indebtedness outstanding thereunder, and (2) all of the mortgages and other collateral documents securing the obligations and indebtedness of CEC (as defined herein) under the Existing CEC Credit Agreement have been assigned to LegacyTexas Bank, as Administrative Agent for the Lenders party hereto.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows, amending and restating in its entirety, as of the date above, the Existing Credit Agreement and giving effect to the assignments, as necessary, by the lenders under the Existing CEC Credit Agreement to the Lenders of the loan balance and letter of credit exposure under the Existing Credit Agreement, the parties hereto agree that the Existing Credit Agreement is amended and restated to read in its entirety as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, all exhibits, appendices and schedules hereto and in any note, certificate, report or other Loan Documents made or delivered pursuant to this Agreement, the following terms will have the meanings given such terms in this Section 1.1 or in the provision, section or recital referred to below:

“Account” means an account, as defined in the UCC.

“Acquisition” means the acquisition by any Obligated Party of (a) a majority of the Equity Interests of another Person, (b) all or substantially all of the assets of another Person or (c) all or substantially all of a business unit or line of business of another Person, in each case (i) whether or not involving a merger or consolidation with such other Person and (ii) whether in one transaction or a series of related transactions.

CREDIT AGREEMENT – Page 1

“Acquisition Documents” means the CAC Acquisition Agreement and all agreements, assignments, deeds, conveyances, certificates or other documents and instruments now or hereafter executed and delivered by any Seller and/or CEC pursuant to the CAC Acquisition Agreement or in connection with the transactions contemplated by the CAC Acquisition Agreement.

“Adjusted LIBOR” means, with respect to any Portion for any Interest Period or day, as applicable, an interest rate per annum equal to LIBOR for such Interest Period or day multiplied by the Statutory Reserve Rate; provided, however, if Adjusted LIBOR shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Administrative Agent” means LegacyTexas Bank, in its capacity as administrative agent under any of the Loan Documents, until the appointment of a successor administrative agent pursuant to the terms of this Agreement and, thereafter, shall mean such successor administrative agent.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by Administrative Agent.

“Advance Payment Contract” means any take-or-pay or similar contract whereby any Borrower or any Subsidiary agrees to accept a defined payment (whether at the time the contract is entered into or in the future) as payment-in-full for the purchase of present or future production of Hydrocarbons from its Oil and Gas Properties (each, an “Advance Payment”) and to deliver such Hydrocarbons at some future time without then or thereafter receiving full payment therefor at the prevailing market price for such Hydrocarbons as of the date of delivery thereof.

“Affiliate” means, as to any Person, any other Person (a) that directly or indirectly, through one or more intermediaries, Controls or is Controlled by, or is under common Control with, such Person; (b) that directly or indirectly beneficially owns or holds 10% or more of any class of voting Equity Interests of such Person; or (c) 10% or more of the voting Equity Interests of which is directly or indirectly beneficially owned or held by such Person; provided, however, in no event shall any Lender be deemed an Affiliate of a Borrower or any Subsidiary or Affiliates.

“Agent Parties” means, collectively, Administrative Agent and its Related Parties.

“Aggregate Revolving Credit Commitments” means, at any time, the aggregate amount of the Revolving Credit Commitments of the Revolving Credit Lenders at such time, which aggregate amount shall be the lesser of (a) the aggregate amount set forth on Schedule 2.1 and (b) the Borrowing Base in effect at such time.

“Aggregate Revolving Credit Exposure” means, at any time, the aggregate Revolving Credit Exposures of all Revolving Credit Lenders at such time.

“Agreement” means this Amended and Restated Credit Agreement, together with all schedules, exhibits and appendices attached to or otherwise identified herewith, in each case as amended, restated supplemented or otherwise modified from time to time.

“Anti-Corruption Laws” means all Laws, rules, and regulations of any jurisdiction applicable to any Borrower or any of its Affiliates from time to time concerning or relating to bribery or corruption.

CREDIT AGREEMENT – Page 2

“Applicable Margin” means:

(a) with respect to the Revolving Credit Loans, Letter of Credit Fees, Commitment Fees, and all other Obligations under the Loan Documents (other than the Term Loans, as determined pursuant to clause (b) below), the applicable percentages per annum set forth below based upon the Utilization applicable from time to time. The Applicable Margin determined under this clause (a) shall immediately and automatically change when and as the Utilization changes.

Pricing Level	Utilization	Base Rate Portion	LIBOR Portion and Letter of Credit Fee	Commitment Fee
1	< 25%	0.00%	2.75%	0.50%
2	≥ 25% but < 50%	0.00%	3.00%	0.50%
3	≥ 50% but < 75%	0.25%	3.25%	0.50%
4	≥ 75% but < 90%	0.50%	3.50%	0.50%
5	≥ 90%	0.75%	3.75%	0.50%

(b) with respect to the Term Loans, six and one-quarter percent (6.25%) per annum.

“Applicable Percentage” means, (a) in respect of the Aggregate Revolving Credit Commitment, with respect to any Revolving Credit Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Revolving Credit Commitment represented by the Revolving Credit Commitment of such Revolving Credit Lender at such time; provided that if the Aggregate Revolving Credit Commitment has been terminated pursuant to the terms hereof, then the Applicable Percentage of each Revolving Credit Lender with respect to the Aggregate Revolving Credit Commitment shall be determined based upon the Applicable Percentage of such Revolving Credit Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof; and (b) in respect of the Term Loans, with respect to any Term Loan Lender at any time, the percentage (carried out to the ninth decimal place) of the Outstanding Amount of the Term Loans made by such Term Loan Lender.

“Applicable Rate” means (a) in the case of a Portion bearing interest based upon the Base Rate, the Base Rate plus the Applicable Margin; and (b) in the case of a Portion bearing interest based upon LIBOR, Adjusted LIBOR plus the Applicable Margin.

“Approved Commodity Swap Counterparty” means (a) each Bank Product Provider, (b) BP Energy Company, a Delaware corporation, or its Affiliates and (c) each other swap counterparty approved in writing from time to time by Administrative Agent; provided, however, Administrative Agent may, by giving written notice to Borrowers (with respect to clauses (b) and (c)), elect to revoke such swap counterparty’s status as an Approved Commodity Swap Counterparty for purposes of any Commodity Hedging Transactions entered into following such notice if the Administrative Agent has any concerns about the long or short term financial well-being or creditworthiness of such swap counterparty.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

CREDIT AGREEMENT – Page 3

“Arranger” means LegacyTexas Bank in its capacity as sole lead arranger and sole book runner.

“ASC 410” means the Accounting Standards Codification No. 410 (Asset Retirement and Environmental Obligations), as issued by the Financial Accounting Standards Board, as amended.

“ASC 815” means the Accounting Standards Codification No. 815 (Derivatives and Hedging), as issued by the Financial Accounting Standards Board, as amended.

“ASC 825” means the Accounting Standards Codification No. 825 (Financial Instruments), as issued by the Financial Accounting Standards Board, as amended.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 12.8), and accepted by Administrative Agent, in substantially the form of Exhibit A or any other form approved by Administrative Agent.

“Assumption and Consolidation Agreement” means that certain Assumption, Consolidation, Ratification and Joinder Agreement dated of even date herewith, by and among CEC, CAE, Nytis USA, and certain other parties thereto, as amended, restated, supplemented, or otherwise modified from time to time.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank Product Agreements” means those certain agreements entered into from time to time between any Obligated Party and a Bank Product Provider in connection with any of the Bank Products, including without limitation, Hedging Agreements.

“Bank Product Obligations” means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by any Obligated Party to any Bank Product Provider pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that an Obligated Party is obligated to reimburse to any Bank Product Provider as a result of such Bank Product Provider purchasing participations or executing indemnities or reimbursement obligations with respect to the Bank Products provided to any Obligated Party pursuant to Bank Product Agreements. For the avoidance of doubt, the Bank Product Obligations arising under any Hedging Transaction shall be determined by the Hedge Termination Value thereof.

“Bank Product Provider” means any Person that, at the time it enters into a Bank Product Agreement is a Lender or an Affiliate of a Lender, in its capacity as a party to such Bank Product Agreement.

“Bank Products” means any service provided to, facility extended to, or transaction entered into with any Obligated Party by any Bank Product Provider consisting of (a) deposit accounts, (b) cash management services, including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements maintained with any Bank Product Provider, (c) debit cards, stored value cards, and credit cards (including commercial credit cards (including so-called “procurement cards” or “P-cards”)) and debit card and credit card processing services or (d) Hedging Agreements.

CREDIT AGREEMENT – Page 4

“Base Rate” means, for any day, a per annum interest rate equal to the highest of (a) the Prime Rate for such day; (b) the sum of the Federal Funds Rate for such day plus 0.50%; and (c) Adjusted LIBOR for such day plus 1.00%.

“Base Rate Portion” means each Portion bearing interest based on the Base Rate.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States.

“Borrowers” means the Persons identified as such in the introductory paragraph hereto, and their respective successors and assigns to the extent permitted by Section 12.8.

“Borrowing” means a Revolving Credit Borrowing or a Term Loan Borrowing, as the context may require.

“Borrowing Base” means, as of any date, the loan amount that may be supported by the Oil and Gas Properties of the Borrowing Parties, as determined by Administrative Agent and approved by the Required Revolving Credit Lenders, or all of the Revolving Credit Lenders, as applicable, as set forth in Section 2.9.

“Borrowing Base Adjustment Letter” means a borrowing base adjustment letter substantially in the form of Exhibit H attached hereto.

“Borrowing Base Deficiency” means the amount by which the Aggregate Revolving Credit Exposure exceeds the amount of the Borrowing Base.

“Borrowing Base Deficiency Notice” means a notice from Administrative Agent to Borrowers that a Borrowing Base Deficiency exists because of a periodic or special redetermination made pursuant to Section 2.9(b) or Section 2.9(c)(i).

“Borrowing Party” means each of the Borrowers and Subsidiaries.

“Borrowing Request” means a Revolving Credit Borrowing Request or a Term Loan Borrowing Request, as applicable.

“BTU” means a British thermal unit.

“Business Day” means (a) for all purposes, a weekday, Monday through Friday, except a legal holiday or a day on which banking institutions in Dallas, Texas are authorized or required by Law to be closed, and (b) for purposes of any LIBOR Portion, a day that satisfies the requirements of clause (a) and that is a day on which commercial banks in the City of London, England are open for business and dealing in offshore Dollars. Unless otherwise provided, the term “days” when used herein means calendar days.

CREDIT AGREEMENT – Page 5

“CAC Acquisition” means the acquisition by CEC of certain Property from Sellers, including without limitation, all of the Equity Interests of Carbon Appalachian Company, LLC owned by Sellers, pursuant to the CAC Acquisition Agreement.

“CAC Acquisition Agreement” means that certain Membership Interest Purchase Agreement, dated as of May 4, 2018, by and among the Sellers, as sellers, and CEC, as buyer, and all modifications, supplements and amendments thereof.

“CAE” has the meaning given to such term in the introductory paragraph.

“CAE Parent” means Carbon Appalachia Group, LLC (f//k/a Carbon Tennessee Group, LLC), a Delaware limited liability company.

“Capitalized Lease Obligation” means, with respect to any Person, the amount of Debt under a lease of Property by such Person that would be shown as a liability on a balance sheet of such Person prepared for financial reporting purposes in accordance with GAAP.

“Cash Collateralize” means to pledge and deposit with or deliver to Administrative Agent, for the benefit of one or more of L/C Issuer or Revolving Credit Lenders, as collateral for L/C Obligations or obligations of Revolving Credit Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if Administrative Agent and L/C Issuer shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to Administrative Agent and L/C Issuer. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“CEC” means Carbon Energy Corporation, a Delaware corporation.

“CEC Seller Note” means the unsecured Debt of CEC in an amount equal to approximately $25,065,184.00 to Sellers, as evidenced by certain promissory notes dated as of even date herewith, in connection with the CAC Acquisition, in form and content reasonably satisfactory to Administrative Agent.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, rule, regulation or treaty, (b) any change in any Law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, implemented, adopted or issued.

CREDIT AGREEMENT – Page 6

“Change of Control” means an event or series of events by which:

(a) CEC, shall cease for any reason to (i) own beneficially or of record Equity Interests representing at least 100% of the ordinary voting power represented by the issued and outstanding Equity Interests of each of Nytis USA or Carbon Appalachian Company, LLC, a Delaware limited liability company (in each case, determined on a fully diluted basis) or (ii) Control such entities;

(b) Carbon Appalachian Company, LLC, a Delaware limited liability company, shall cease for any reason to (i) own beneficially or of record Equity Interests representing at least 100% of the ordinary voting power represented by the issued and outstanding Equity Interests of each of CAE Parent or Carbon Tennessee Mining Company, a Delaware limited liability company (in each case, determined on a fully diluted basis) or (ii) Control such entities;

(c) CAE Parent shall cease for any reason to (i) own beneficially or of record Equity Interests representing at least 100% of the ordinary voting power represented by the issued and outstanding Equity Interests of CAE (in each case, determined on a fully diluted basis) or (ii) Control such entity; or

(d) Patrick McDonald ceases for any reason to be active in the day to day management of any Borrower and shall not be replaced within 180 days by another Person acceptable to Administrative Agent in its sole discretion.

“Closing Date” means the first date all the conditions precedent in Section 5.1 are satisfied or waived in accordance with Section 12.10.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Collateral” means substantially all of the Property of the Borrowing Parties as described in the Security Documents, together with any other Property and collateral described in the Security Documents, including, among other things, the Mortgaged Properties and any other Property which may now or hereafter secure the Obligations or any part thereof.

“Commitment” means a Revolving Credit Commitment or a Term Loan Commitment, as the context may require.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Commodity Hedging Transaction” means any swap transaction, cap, floor, collar, exchange transaction, forward transaction or other exchange or protection transaction relating to Hydrocarbons or any option with respect to any such transaction, including derivative financial instruments.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of a Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed to Administrative Agent, any Lender, or L/C Issuer by means of electronic communications pursuant to Section 12.11(d), including through the Platform.

“Compliance Certificate” means a certificate, substantially in the form of Exhibit B, or in any other form agreed to by Borrowers and Administrative Agent, prepared by and certified by a Responsible Officer of each Borrower.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

CREDIT AGREEMENT – Page 7

“Constituent Documents” means (a) in the case of a corporation, its articles or certificate of incorporation or certificate of formation, as applicable, and bylaws; (b) in the case of a general partnership, its partnership agreement; (c) in the case of a limited partnership, its certificate of limited partnership or certificate of formation, as applicable, and partnership agreement; (d) in the case of a trust, its trust agreement; (e) in the case of a joint venture, its joint venture agreement; (f) in the case of a limited liability company, its articles of organization or certificate of formation, as applicable, operating agreement, regulations and/or other organizational and governance documents and agreements; and (g) in the case of any other entity, its organizational and governance documents and agreements.

“Control” means the possession, directly or indirectly, of the power to direct or cause direction of the management or policies of a Person, whether through the ownership of voting securities, by contract, or otherwise, and the terms “Controlling” and “Controlled” have meanings correlative thereto.

“Crawford Company” means Crawford Gas Gathering Company, LLC, an Indiana limited liability company.

“Credit Extension” means each of (a) a Borrowing and (b) an L/C Credit Extension.

“Current Ratio” means, with respect to the Borrowing Parties on a combined and consolidated basis as of any date of determination thereof, the ratio of (a) the sum of current assets (but excluding the amount of any non-cash items as a result of the application of ASC 410 and ASC 815) plus the Revolving Credit Availability on such date to (b) current liabilities (but excluding the amount of any liabilities respecting any non-cash items as a result of the application of ASC 410 and ASC 815) excluding (i) the current portion of the Obligations on such date and (ii) to the extent such liabilities are non-cash items, firm transportation contract obligations resulting from a purchase accounting allocation in connection with previous Acquisitions by Carbon West Virginia Company, LLC (a Subsidiary), determined in accordance with GAAP.

“Debt” means, with respect to any Person as of any date of determination thereof, without duplication, (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, notes, debentures, or other similar instruments; (c) all obligations of such Person to pay the deferred purchase price of Property or services, except trade accounts payable of such Person arising in the ordinary course of business that are not past due by more than 90 days, unless such payables are being contested in good faith by appropriate proceedings and adequate reserves for such items have been made in accordance with GAAP; (d) all Capitalized Lease Obligations of such Person; (e) all debt or other obligations of others Guaranteed by such Person; (f) all obligations secured by a Lien existing on Property owned by such Person, whether or not the obligations secured thereby have been assumed by such Person or are non-recourse to the credit of such Person; (g) any other obligation for borrowed money or other financial accommodations which in accordance with GAAP would be shown as a liability on the balance sheet of such Person; (h) any repurchase obligation or liability of a Person with respect to Accounts, chattel paper or notes receivable sold by such Person; (i) any liability under a sale and leaseback transaction that is not a Capitalized Lease Obligation; (j) any obligation under Synthetic Leases; (k) any obligation arising with respect to any other transaction that is the functional equivalent of borrowing but which does not constitute a liability on the balance sheets of a Person; (l) all payment and reimbursement obligations of such Person (whether contingent or otherwise) in respect of letters of credit, bankers’ acceptances, surety or other bonds and similar instruments; (m) all liabilities of such Person in respect of unfunded vested benefits under any Plan; (n) all net Hedge Obligations of such Person, valued at the Hedge Termination Value thereof; (o) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment; and (p) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests in such Person or any other Person prior to the date that is 90 days after the Maturity Date, valued, in the case of redeemable preferred stock interests, at the greater of its voluntary or involuntary liquidation preference plus all accrued and unpaid dividends.

CREDIT AGREEMENT – Page 8

For all purposes, the Debt of any Person shall include the Debt of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Debt is expressly made non-recourse to such Person.

“Debtor Relief Laws” means Title 11 of the United States Code, as now or hereafter in effect, or any other applicable Law, domestic or foreign, as now or hereafter in effect, relating to bankruptcy, insolvency, liquidation, receivership, reorganization, assignment for the benefit of creditors, moratorium, arrangement or composition, extension or adjustment of debts, or similar Laws affecting the rights of creditors.

“Default” means an Event of Default or the occurrence of an event or condition which with notice or lapse of time or both would become an Event of Default.

“Default Interest Rate” means (a) when used with respect to Obligations (other than Obligations described in the following clauses (b) and (c)), an interest rate equal to (i) the Base Rate plus (ii) the Applicable Margin, if any, applicable to a Base Rate Portion plus (iii) 2.00% per annum; (b) when used with respect to a LIBOR Portion, an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such Portion plus 2.00% per annum; and (c) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Margin plus 2.00% per annum; provided, however, in no event shall the Default Interest Rate exceed the Maximum Rate.

“Defaulting Lender” means, subject to Section 12.22(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies Administrative Agent and Borrowers in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Administrative Agent or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due, (b) has notified a Borrower, Administrative Agent, or L/C Issuer in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by Administrative Agent or Borrowers to confirm in writing to Administrative Agent and Borrowers that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Administrative Agent and Borrowers), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 12.22(b)) upon delivery of written notice of such determination to Borrowers and each Lender, which notice shall be promptly provided by the Administrative Agent.

CREDIT AGREEMENT – Page 9

“Disposition” means any sale, lease, sub-lease, transfer, assignment, conveyance, release, loss or other disposition, or the entry into any contract, including any Farmout, the performance of which would result in any of the foregoing, of any interest in Property (including any Oil and Gas Property), or of any Equity Interest in a Subsidiary that owns Property (including, but not limited to, any Oil and Gas Property), in any transaction or event or series of transactions or events, and “Dispose” has the correlative meaning thereto.

“Disqualified Capital Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Debt or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part, on or prior to the date that is one year after the earlier of (a) the Maturity Date and (b) the date on which there are no Loans or other obligations hereunder outstanding and all of the Commitments are terminated.

“Dollars” and “$” mean lawful money of the United States of America.

“Easements” means collectively, all of the right-of-way agreements, easements, surface use agreements, servitudes, permits, licenses and other agreements relating to any Pipeline Assets now held or hereafter acquired by any Borrower or any Subsidiary.

“EBITDAX” means, with respect to the Borrowing Parties on a combined and consolidated basis as of any applicable date of determination thereof and for any Test Period, without duplication, an amount equal to (a) Net Income (excluding any non-cash revenue or expense associated with Hedging Agreements resulting from ASC 815 and any non-cash charges attributable to the application of ASC 410), plus without duplication (b) the sum of the following to the extent deducted in the calculation of Net Income: (i) interest expense; (ii) income taxes; (iii) depreciation; (iv) depletion; (v) amortization; (vi) extraordinary losses determined in accordance with GAAP; (vii) other non-recurring expenses reducing such Net Income which do not represent a cash item in such Test Period or any future period; (viii) IDC and other exploration expenses deducted in determining Net Income under successful efforts accounting; (ix) all other non-cash charges and credits to income including ceiling test impairments under full cost accounting; (x) fees paid to the Lenders, L/C Issuer, and Administrative Agent under this Agreement; (xi) transaction-related costs and expenses with respect to (A) this Agreement, (B) the Intercreditor Agreement, and (C) the CAC Acquisition Agreement; and (xii) losses on the sale of assets, minus without duplication (c) the sum of the following to the extent included in the calculation of Net Income: (i) income tax credits; (ii) extraordinary gains determined in accordance with GAAP; (iii) gains on the sale of assets; and (iv) all non-recurring, non-cash items increasing Net Income.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

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“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 12.8(b)(iii), 12.8(b)(v) and 12.8(b)(vi) (subject to such consents, if any, as may be required under Section 12.8(b)(iii)).

“Environmental Laws” means any and all federal, state, and local Laws, regulations, judicial decisions, orders, decrees, plans, rules, permits, licenses, and other governmental restrictions and requirements pertaining to health, safety, or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., and the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.

“Environmental Liabilities” means, as to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs, and expenses (including, without limitation, all reasonable fees, disbursements and expenses of counsel, expert and consulting fees and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, including any Environmental Law, permit, order or agreement with any Governmental Authority or other Person, arising from environmental, health or safety conditions or the Release or threatened Release of a Hazardous Material into the environment, resulting from the past, present, or future operations of such Person or its Affiliates.

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock or other equivalent ownership (or profit) interests in a Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person, and any and all warrants, rights or options to purchase any of the foregoing, whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any corporation or trade or business which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as an Obligated Party or is under common control (within the meaning of Section 414(c) of the Code and Sections 414(m) and (o) of the Code for purposes of the provisions relating to Section 412 of the Code) with an Obligated Party.

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“ERISA Event” means (a) a Reportable Event with respect to a Plan, (b) a withdrawal by any Obligated Party or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA, (c) a complete or partial withdrawal by any Obligated Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization, (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Plan or Multiemployer Plan, (e) the occurrence of an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan, (f) the imposition of any liability to the PBGC under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Obligated Party or any ERISA Affiliate, (g) the failure of any Obligated Party or ERISA Affiliate to meet any funding obligations with respect to any Plan or Multiemployer Plan, (h) a Plan becomes subject to the at-risk requirements in Section 303 of ERISA and Section 430 of the Code or (i) a Multiemployer Plan becomes subject to the requirements for plans in endangered or critical status under Section 432 of the Code or Section 305 of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” has the meaning set forth in Section 10.1.

“Excluded Subsidiaries” means each of the entities listed in Schedule 6.13(b). For the avoidance of doubt, the Subsidiaries of Excluded Subsidiaries shall also be considered as an Excluded Subsidiary for purposes of this Agreement or any other Loan Document.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a Lien to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to any “keepwell, support or other agreement” for the benefit of such Obligated Party and any and all Guarantees of such Obligated Party’s Swap Obligations by any other Obligated Party) at the time the Guarantee of such Guarantor, or a grant by such Guarantor of a Lien, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or Lien is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the Laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a Law in effect on the date on which (i) such Lender acquires such interest in such Loan or Commitment (other than pursuant to an assignment request by Borrowers under Section 3.6(b)) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.4, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.4(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

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“Existing Credit Agreement” has the meaning specified in Recital A.

“Existing Loan Documents” means the “Loan Documents” (as defined in the Existing Credit Agreement) as in effect prior to the date hereof.

“Existing CEC Credit Agreement” means that certain Credit Agreement dated October 3, 2016 between CEC, as borrower, and LegacyTexas Bank, as administrative agent, and the lenders party thereto from time to time, as amended, restated or otherwise modified prior to the Closing Date.

“Existing CEC Loan Documents” means the “Loan Documents” (as defined in the Existing CEC Credit Agreement) as in effect prior to the date hereof.

“Farmout” means an arrangement pursuant to any agreement whereby the owner(s) of one or more oil, gas and/or mineral leases or other oil and natural gas working interests with respect to any property from which production of Hydrocarbons is sought agrees to transfer or assign an interest in such property to one or more Persons in exchange for (a) drilling or participating in (or agreeing to drill or participate in) the cost of the drilling of one or more wells, or undertaking other exploration or development activities or participating in the cost of such activities (or agreeing to do so), in an attempt to obtain production of Hydrocarbons from such property, or (b) obtaining production of Hydrocarbons from such property or participating in the costs of obtaining such production.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York, on the Business Day next succeeding such day, provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average rate charged to Administrative Agent on such day on such transactions as determined by Administrative Agent.

“Fee Letter” means the separate fee letter dated as of December 31, 2018, among Borrowers and Administrative Agent and any other fee letter among Borrowers and Administrative Agent, Arranger and/or LegacyTexas Bank concerning fees to be paid by Borrowers in connection with this Agreement, including any amendments, restatements, supplements or modifications thereof. By its execution of this Agreement, each Lender acknowledges and agrees that Administrative Agent, Arranger and/or LegacyTexas Bank may elect to treat as confidential and not share with Lenders any Fee Letters executed from time to time in connection with this Agreement.

“Flood Insurance Regulations” means (a) the National Flood Insurance Act of 1968, (b) the Flood Disaster Protection Act of 1973, (c) the National Flood Insurance Reform Act of 1994 (amending 42 USC 4001 et seq.), and (d) the Flood Insurance Reform Act of 2004, in each case as now or hereafter in effect or any successor statute thereto and including any regulations promulgated thereunder.

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“Foreign Lender” means (a) if each Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if any Borrower is not a U.S. Person, a Lender that is resident or organized under the Laws of a jurisdiction other than that in which such Borrower is resident for tax purposes.

“Fronting Exposure” means, at any time there is a Revolving Credit Lender that is a Defaulting Lender, with respect to L/C Issuer, such Defaulting Lender’s Applicable Percentage of the Outstanding Amount of the L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Credit Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles, applied on a consistent basis, as set forth in opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board and/or their respective successors and which are applicable in the circumstances as of the date in question. Accounting principles are applied on a “consistent basis” when the accounting principles applied in a current period are comparable in all material respects to those accounting principles applied in a preceding period.

“Gas Balancing Agreement” means any agreement or arrangement whereby any Borrower or any Subsidiary, or any other party owning an interest in any Hydrocarbons to be produced from Oil and Gas Properties in which any Borrower or any Subsidiary owns an interest, has a right to take more than its proportionate share of production therefrom.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank, tribal body or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank), and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Guarantee” by any Person means any obligation or liability, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person as well as any obligation or liability, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation or liability (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to operate Property, to take-or-pay, or to maintain net worth or working capital or other financial statement conditions or otherwise) or (b) entered into for the purpose of indemnifying or assuring in any other manner the obligee of such Debt or other obligation or liability of the payment thereof or to protect the obligee against loss in respect thereof (in whole or in part); provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guaranteed Parties” means, collectively, the Administrative Agent, each Lender, L/C Issuer, each Bank Product Provider, and any other Person the Obligations owing to which are, or are purported to be, Guaranteed under the terms of a Guaranty.

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“Guarantors” means (a) Nytis Exploration Company, LLC, a Delaware limited liability company, (b) Appalachia Gas Services Company, LLC, a Delaware limited liability company, (c) Coalfield Pipeline Company, a Tennessee corporation, (d) Knox Energy, LLC, a Tennessee limited liability company, (e) Carbon West Virginia Company, LLC, a Delaware limited liability company, (f) Cranberry Pipeline Corporation, a Delaware corporation, (g) Carbon Tennessee Mining Company, LLC, (h) each of the Pledgors, and (i) each other Person who from time to time Guarantees all or any part of the Obligations under the Loan Documents, and “Guarantor” means any one of the Guarantors.

“Guaranty” means each written guaranty of a Guarantor in favor of Administrative Agent, for the benefit of the Guaranteed Parties, in form and substance satisfactory to Administrative Agent.

“Hazardous Material” means any substance, product, waste, pollutant, material, chemical, contaminant, constituent, or other material which is or becomes listed, regulated, or addressed under any Environmental Law, including, without limitation, asbestos, petroleum, and polychlorinated biphenyls.

“Hedge Obligations” means, at any time with respect to any Person, all indebtedness, liabilities, and obligations of such Person under or in connection with any Hedging Agreement or Hedging Transaction, whether actual or contingent, due or to become due and existing or arising from time to time.

“Hedge Termination Value” means, in respect of any one or more Hedging Transactions, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Transactions, (a) for any date on or after the date such Hedging Transactions have been closed out and settlement amounts, early termination amounts or termination value(s) determined in accordance therewith, such settlement amounts, early termination amounts or termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Transactions, as determined based upon one or more commercially reasonable mid-market or other readily available quotations provided by any dealer which is a party to such Hedging Transactions or any other recognized dealer in such Hedging Transactions (which may include a Lender or any Affiliate of a Lender).

“Hedging Agreement” means any International Swap Dealers Association, Inc. Master Agreement, International Swaps and Derivatives Association, Inc. Master Agreement or other agreement and all schedules and exhibits attached thereto and incorporated therein that set forth the general terms upon which a Person may enter into one or more Hedging Transactions.

“Hedging Transaction” means a Commodity Hedging Transaction, a Rate Management Transaction or any other transaction with respect to any swap, forward, future or derivative transaction or option or similar transaction, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Honor Date” has the meaning set forth in Section 2.2(c)(i).

“Hydrocarbons” means oil, gas, coal seam gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate and all other liquid or gaseous hydrocarbons produced or to be produced in conjunction therewith from a well bore and all products, by-products and other substances derived therefrom or the processing thereof, including natural gas liquids, and all other minerals and substances produced in conjunction with such substances, including, sulfur, geothermal steam, water, carbon dioxide, helium and any and all minerals, ores or substances of value and the products and proceeds therefrom.

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“IDC” means Intangible Drilling and Development Costs, as defined in Section 263 of the Code (including, without limitation and for the avoidance of doubt, intangible completion costs).

“Immaterial Title Deficiencies” means, with respect to Oil and Gas Properties, defects or clouds on title, discrepancies in reported net revenue or working interest ownership interests and other defects, discrepancies, Liens and similar matters which do not, individually or in the aggregate, affect Oil and Gas Properties with a Recognized Value greater than five percent (5.00%) of the Recognized Value of all such properties included in the Borrowing Base.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrowers under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Independent Engineer” means Cawley, Gillespie & Associates, Inc. or any other third-party engineering firm acceptable to Administrative Agent in its sole discretion.

“Information” has the meaning set forth in Section 12.25.

“Initial Reserve Report” means, collectively, the Reserve Reports for Nytis Exploration Company LLC and Carbon Appalachian Company, LLC, each prepared by an Independent Engineer and updated by Borrowers’ own engineer, dated as of January 1, 2018, covering all of the Oil and Gas Properties of the Borrowing Parties.

“Intellectual Property” means all copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses and other types of intellectual property, in whatever form, now owned or hereafter acquired.

“Intercreditor Agreement” means that certain intercreditor agreement among Borrowers, one or more Approved Commodity Swap Counterparties that are not Bank Product Providers, and Administrative Agent, as contractual collateral representative for itself, the Lenders, the Bank Product Providers and such Approved Commodity Swap Counterparties, as amended and in effect from time to time.

“Interest Period” means, with respect to any LIBOR Portion, the period commencing on the date such Portion becomes a LIBOR Portion (whether by the making of a Loan or its continuation or conversion) and ending on the numerically corresponding day in the calendar month that is one, two, or three months thereafter, as Borrowers may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest Period pertaining to a LIBOR Portion that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.

“Interest Rate” means the rate equal to the lesser of (a) the Maximum Rate and (b) the Applicable Rate.

“Interstate Commerce Act” means the body of Law commonly known as the Interstate Commerce Act, Chapter 104, 24 Stat. 379 (codified as amended in scattered sections of 49 U.S.C.).

“Intrastate Pipelines” has the meaning specified in Section 6.30(b).

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“IRS” means the Internal Revenue Service or any entity succeeding to all or any of its functions.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means, with respect to any Letter of Credit, the Letter of Credit Application and any other document, agreement and instrument entered into by L/C Issuer and a Borrower (or any Subsidiary of a Borrower) or in favor of L/C Issuer and relating to such Letter of Credit.

“L/C Advance” means, with respect to each Revolving Credit Lender, such Revolving Credit Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed by Borrowers on the date when made or refinanced as a Revolving Credit Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof, the extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means LegacyTexas Bank in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination thereof, the aggregate amount available to be drawn under all outstanding Letters of Credit, plus the aggregate amount of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.4. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Laws” means, collectively, all international, foreign, federal, state, provincial and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lease Operating Statement” means a report, in form and substance reasonably satisfactory to Administrative Agent, prepared by Borrowers covering each of the Proved Oil and Gas Properties of the Borrowing Parties included in the most recent redetermination of the Borrowing Base and detailing on a monthly basis the Hydrocarbon production volumes, revenues, associated lease operating expenses, taxes and other expenses for such Proved Oil and Gas Properties.

“LegacyTexas Bank” means LegacyTexas Bank, a Texas state bank, and its successors and assigns.

“Lender” and “Lenders” have the meanings set forth in the introductory paragraph hereto and shall include L/C Issuer, as the context may require.

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“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify Borrowers and Administrative Agent.

“Letter of Credit” means any standby letter of credit issued hereunder providing for the payment of cash upon the honoring of a presentation thereunder.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by L/C Issuer.

“Letter of Credit Expiration Date” means the date that is seven days prior to the Revolving Credit Maturity Date (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning set forth in Section 2.3(b).

“Letter of Credit Sublimit” means an amount equal to $1,500,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Revolving Credit Commitments.

“Leverage Ratio” means, as of any date of determination thereof, the ratio of (a) Net Debt as of such date to (b) EBITDAX of the Borrowing Parties, on a combined and consolidated basis, for the Test Period most recently ended.

“LIBOR” means:

(a) for any interest calculation with respect to a LIBOR Portion, for any Interest Period:

(i) the rate per annum for deposits for the same term in Dollars that appears on Thomson Reuters ICE Benchmark Administration LIBOR Rates Page (or the successor thereto if the ICE Benchmark Administration is no longer making a LIBOR rate available) at approximately 11:00 a.m., London, England time, on the related LIBOR Determination Date; provided, however, if such rate appearing on such page is less than zero, such rate shall be deemed to be zero for purposes of this Agreement; or

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(ii) if such rate does not appear on such screen or service, or such screen or service shall cease to be available, then LIBOR shall be determined by Administrative Agent to be the offered rate on such other screen or service that displays an average interest settlement rate for deposits in Dollars (for delivery on the first day of such Interest Period) in the London interbank market for a term equivalent to such Interest Period as of 11:00 a.m. on the relevant LIBOR Determination Date; provided, however, if such rate appearing on such screen or service is less than zero, such rate shall be deemed to be zero for purposes of this Agreement; or

(iii) if the rates referenced in the foregoing clauses (a)(i) and (a)(ii) are not available, then LIBOR for the relevant Interest Period will be determined by such alternate method as is reasonably selected by Administrative Agent; and

(b) for any interest calculation with respect to a Base Rate Portion:

(i) the rate per annum for deposits in Dollars that appears on Thomson Reuters ICE Benchmark Administration LIBOR Rates Page (or the successor thereto if the ICE Benchmark Administration is no longer making a LIBOR rate available) at approximately 11:00 a.m., London, England time, on the related LIBOR Determination Date for a term of one month commencing on the date of calculation; provided, however, if such rate appearing on such page is less than zero, such rate shall be deemed to be zero for purposes of this Agreement; or

(ii) if such rate does not appear on such screen or service, or such screen or service shall cease to be available, then LIBOR shall be determined by Administrative Agent to be the offered rate on such other screen or service that displays an average interest settlement rate for deposits in Dollars (for delivery on such date of calculation) for a term of one month as of 11:00 a.m. on the relevant LIBOR Determination Date; provided, however, if such rate appearing on such screen or service is less than zero, such rate shall be deemed to be zero for purposes of this Agreement; or

(iii) if the rates referenced in the foregoing clauses (b)(i) and (b)(ii) are not available, then LIBOR for a term of one month will be determined by such alternate method as is reasonably selected by Administrative Agent.

“LIBOR Determination Date” means a day that is two Business Days prior to the beginning of the relevant Interest Period or prior to the applicable date of determination, as applicable.

“LIBOR Portion” means each Portion bearing interest based on Adjusted LIBOR (other than any Portion bearing interest at the Base Rate which is determined by reference to Adjusted LIBOR).

“Lien” means, as to any Property of any Person, (a) any lien, mortgage, security interest, tax lien, pledge, charge, hypothecation, collateral assignment, or other encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or title retention agreement), whether arising by contract, operation of law, or otherwise, affecting such Property, (b) production payments and the like payable out of such Property, and (c) the signing or filing of a financing statement which names the Person as debtor or the signing of any security agreement, or the signing of any document authorizing a secured party to file any financing statement which names such Person as debtor.

“Liquidity” means, with respect to the Borrowing Parties, on a combined and consolidated basis, as of any date of determination thereof, the sum of (i) unencumbered cash and cash equivalents on hand on such date, and (ii) the Revolving Credit Availability on such date; provided, however, solely for the purpose of this calculation, cash and cash equivalents pledged in favor of the Administrative Agent in connection with the Loan Documents shall not constitute as encumbered.

“Loan” means an extension of credit by a Lender to Borrowers under Article 2 in the form of a Revolving Credit Loan or a Term Loan.

“Loan Documents” means this Agreement, each Guaranty, the Security Documents, the Notes, the Issuer Documents, and all other promissory notes, security agreements, deeds of trust, assignments, letters of credit, guaranties, and other instruments, documents, or agreements executed and delivered pursuant to or in connection with this Agreement or the Security Documents; provided that the term “Loan Documents” shall not include any Bank Product Agreement or the Intercreditor Agreement.

“Loss” has the meaning set forth in Section 7.5(c).

“Majority Lenders” means, as of any date of determination, Lenders holding more than 50% of the Total Credit Exposure at such time (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Lender for purposes of this definition); provided that, if one Lender holds more than 51% but less than 100% of the Total Credit Exposure at such time, subject to the last sentence of Section 12.10, Majority Lenders shall be at least two Lenders. The Total Credit Exposure held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Majority Lenders.

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“Majority Revolving Credit Lenders” means, as of any date of determination, Revolving Credit Lenders holding more than 50% of the Aggregate Revolving Credit Commitment at such time (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Revolving Credit Lender for purposes of this definition); provided that, if one Revolving Credit Lender holds more than 51% but less than 100% of the Aggregate Revolving Credit Commitment at such time, subject to the last sentence of Section 12.10, Majority Revolving Credit Lenders shall be at least two Revolving Credit Lenders. The Aggregate Revolving Credit Commitment held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Majority Revolving Credit Lenders.

“Material Adverse Event” means any act, event, condition, or circumstance which could materially and adversely affect (a) the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Borrowing Parties, taken as a whole; (b) the ability of any Obligated Party to perform its obligations under any Loan Document to which it is a party or the Intercreditor Agreement to the extent party thereto; or (c) the legality, validity, binding effect or enforceability against any Obligated Party of any Loan Document to which it is a party or the Intercreditor Agreement to the extent party thereto.

“Material Gas Imbalance” means, with respect to all Gas Balancing Agreements to which any Borrower or any Subsidiary is a party or by which any Oil and Gas Property of any Borrower or any Subsidiary is bound, net gas imbalance liabilities of Borrowers or any Subsidiary, considered individually or in the aggregate, in excess of $500,000. Gas imbalances will be determined based on Gas Balancing Agreements, with respect to wellhead imbalances, or gas purchase or transportation agreements, with respect to downstream imbalances, if any, specifying the method of calculation thereof, or, alternatively, if no such Gas Balancing Agreements or gas purchase or transportation agreements, as the case may be, are in existence, gas imbalances will be calculated by multiplying (x) the volume of gas imbalance as of the date of calculation (expressed in thousand cubic feet) by (y) the heating value in BTUs per thousand cubic feet, times the Henry Hub average daily spot price for the month immediately preceding the date of calculation adjusted for location differential and transportation costs based upon the location where the Oil and Gas Property giving rise to the imbalances are located.

“Maturity Date” means the later to occur of (a) the Revolving Credit Maturity Date, and (b) the Term Loan Maturity Date.

“Maximum Rate” means, at all times, the maximum rate of interest which may be charged, contracted for, taken, received or reserved by Lenders in accordance with applicable Texas Law (or applicable United States federal Law to the extent that such Law permits Lenders to charge, contract for, receive or reserve a greater amount of interest than under Texas Law). The Maximum Rate shall be calculated in a manner that takes into account any and all fees, payments, and other charges in respect of the Loan Documents that constitute interest under applicable Law. Each change in any interest rate provided for herein based upon the Maximum Rate resulting from a change in the Maximum Rate shall take effect without notice to Borrowers at the time of such change in the Maximum Rate.

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during the time that a Defaulting Lender exists, an amount equal to 105% of the Fronting Exposure of L/C Issuer with respect to Letters of Credit issued and outstanding at such time, (b) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 2.6(a)(i), (a)(ii) or (a)(iii), an amount equal to 105% of the Outstanding Amount of all L/C Obligations, and (c) otherwise, an amount determined by Administrative Agent and L/C Issuer in their sole discretion.

CREDIT AGREEMENT – Page 20

“Mortgaged Properties” means all present and future Oil and Gas Properties of each Borrowing Party in which such Borrowing Party has granted or does hereafter grant a mortgage or Lien to or for the benefit of Administrative Agent for the benefit of the Secured Parties.

“Mortgages” means, collectively, the mortgages or deeds of trust now or hereafter encumbering any Borrower’s or any Subsidiary’s fee, easement or leasehold estates in the property described therein, including without limitations, the Pipeline Systems, in favor of Administrative Agent, in form and substance satisfactory to Administrative Agent.

“Multiemployer Plan” means a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions are being made or have been made by, or for which there is an obligation to make by or there is any liability, contingent or otherwise, with respect to an Obligated Party or any ERISA Affiliate and which is covered by Title IV of ERISA.

“Net Debt” means, on any date of determination, (a) all Debt of the Borrowing Parties, on a combined and consolidated basis, as of such date, minus (b) all unencumbered cash and cash equivalents of the Borrowing Parties, on a combined and consolidated basis, as of such date in accordance with GAAP in an aggregate amount not to exceed $3,000,000; provided, however, solely for the purpose of this calculation, cash and cash equivalents pledged in favor of the Administrative Agent in connection with the Loan Documents shall not constitute as encumbered.

“Net Income” means, for any Person for any Test Period, the net income (or loss) of such Person and its Subsidiaries on a consolidated basis as determined in accordance with GAAP; provided that Net Income shall exclude (a) the net income of any Subsidiary of such Person during such Test Period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its Constituent Documents or any agreement, instrument or Law applicable to such Subsidiary during such Test Period except that such Person’s equity in any net loss of any such Subsidiary for such Test Period shall be included in determining Net Income, and (b) any income (or loss) for such Test Period of any other Person if such other Person is not a Subsidiary, except that a Borrower’s equity in the net income of any such Person for such Test Period shall be included in Net Income up to the aggregate amount of cash actually distributed by such Person during such Test Period to such Borrower or a Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary, such Subsidiary is not precluded from further distributing such amount to the applicable Borrower as described in clause (a) of this proviso).

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all or all affected Lenders in accordance with the terms of Section 12.10 and (b) has been approved by the Majority Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Notes” means, collectively, the Revolving Credit Notes and the Term Loan Notes, and “Note” means any one of the Notes.

“Nytis” means Nytis Exploration Company LLC, a Delaware limited liability company.

CREDIT AGREEMENT – Page 21

“Obligated Party” means each of the Borrowers, the Guarantors and each other Person who is or becomes party to any agreement that obligates such Person to pay or perform, or that Guarantees or secures payment or performance of, the Obligations under the Loan Documents or any part thereof.

“Obligations” means all obligations, indebtedness, and liabilities of each Borrower, each Guarantor and each other Obligated Party to Administrative Agent, each Lender, any Affiliates of Administrative Agent or any Lender and any Bank Product Provider now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, arising under or pursuant to this Agreement, any Bank Product Agreements (but in the case of Bank Product Agreements that are Hedging Agreements, limited to obligations and liabilities of the Borrowing Parties to Bank Product Providers in respect of Hedging Transactions that are permitted by Section 8.17 and the Hedging Agreements under which they arise, to the extent related thereto, including any related early termination or settlement amounts) or the other Loan Documents, and all interest accruing thereon (whether a claim for post-filing or post-petition interest is allowed in any bankruptcy, insolvency, reorganization or similar proceeding) and all attorneys’ fees and other expenses incurred in the enforcement or collection thereof; provided that, as to any Guarantor, the “Obligations” shall exclude any Excluded Swap Obligations of such Guarantor.

“Oil and Gas Properties” means (a) all present and future interests and estates existing under any oil, gas and/or mineral leases including, without limitation, working interests, royalty interests, overriding royalty interests, production payments, net profits interests and carried interests, (b) all present and future rights in mineral fee interests, including without limitation, any reversionary interests relating thereto, (c) all rights, titles and interests created by or arising under the terms of all present and future unitization, communitization or pooling arrangements (and all properties covered and units created thereby) whether arising by contract or operation of law which now or hereafter include all or any part of the foregoing, (d) all rights, titles and interest created by or arising under the terms of all present and future Farmouts including, without limitation, any back-in interests related thereto, (e) all unsevered and unextracted Hydrocarbons in, under or attributable with respect to any of the foregoing, and (f) all rights, remedies, powers and privileges with respect to any of the foregoing, in each case, including, without limitation, all of the foregoing which are classified as proved developed producing, proved developed non-producing, proved developed behind pipe, proved developed shut-in, proved undeveloped, probable and possible reserves and any other reserve category recognized by the Society of Petroleum Evaluation Engineers or any successor thereto.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.6).

“Outstanding Amount” means (a) with respect to the Revolving Credit Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Credit Loans occurring on such date, (b) with respect to the Term Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any prepayments or repayments of the Term Loans occurring on such date, and (c) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by Borrowers of Unreimbursed Amounts.

CREDIT AGREEMENT – Page 22

“Participant” means any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, a Defaulting Lender, or Borrowers or any of Borrowers’ Affiliates or Subsidiaries or any other Obligated Party) to which a participation is sold by any Lender in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it).

“Participant Register” means a register in the United States on which each Lender that sells a participation enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56, signed into law October 26, 2001).

“Payment Date” means (a) in respect of each Base Rate Portion, the first day of each and every calendar quarter during the term of this Agreement and the Maturity Date, and (b) in respect of each LIBOR Portion, the last day of each Interest Period applicable to such LIBOR Portion (or the day that is three months after the first day of such Interest Period if such Interest Period has a length of more than three months) and the Maturity Date.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to all or any of its functions under ERISA.

“Permitted Liens” means those Liens permitted by Section 8.2.

“Permitted Refinancing” means Debt constituting a refinancing or extension of Debt permitted under Sections 8.1(b) and 8.1(c) that (a) has an aggregate outstanding principal amount not greater than the aggregate principal amount of the Debt being refinanced or extended plus an amount equal to the fees and expenses reasonably incurred in connection with such refinancing or extension, (b) is not entered into as part of a sale leaseback transaction, (c) is not secured by a Lien on any assets other than the collateral securing the Debt being refinanced or extended, (d) the obligors of which are the same as the obligors of the Debt being refinanced or extended and (e) is otherwise on terms no less favorable to the Obligated Parties, taken as a whole, than those of the Debt being refinanced or extended.

“Permitted Tax Distributions” means, with respect to any Person, any dividend or distribution to any holder of such Person’s Equity Interests to permit such holders to pay federal income taxes and all relevant state and local income taxes at a rate equal to the highest marginal applicable tax rate for the applicable tax year, however denominated (together with any interest, penalties, additions to tax, or additional amounts with respect thereto) imposed as a result of taxable income attributed to such holder as a partner, member or stockholder of such Person under federal, state, and local income tax Laws, determined on a basis that combines those liabilities arising out of the net effect of the income, gains, deductions, losses, and credits of such Person and attributable to it in proportion and to the extent in which such holders hold Equity Interests of such Person, provided, however, the computation of tax distributions under this definition shall take into account the carryovers of items of loss, deduction and expense previously allocated by a Borrower to holders of its Equity Interests, such that the excess, if any, of the aggregate items of losses from the prior taxable year over aggregate items of income from the prior taxable year will be deducted from the current taxable year’s income before applying the appropriate tax rate.

CREDIT AGREEMENT – Page 23

“Person” means any individual, corporation, limited liability company, business trust, association, company, partnership, joint venture, Governmental Authority, or other entity, and shall include such Person’s heirs, administrators, personal representatives, executors, successors and assigns.

“Pipeline Assets” means, collectively, all gathering, transportation and/or distribution systems, all tubes and pipelines used for the transportation of Hydrocarbons, all related storage, processing or treatment facilities, and all distribution systems, wherever located, whether now owned or hereafter acquired by any Borrower or any Subsidiary, together with all plants, equipment, contracts, fixtures, facilities, metering stations, compressors, improvements, records and other property appertaining thereto.

“Pipeline Systems” means, collectively, all of the Pipeline Assets and all real property and Easements related thereto.

“Plan” means any employee benefit or other plan, other than a Multiemployer Plan, established or maintained by, or for which there is an obligation to make contributions by or there is any liability, contingent or otherwise with respect to any Borrower or any ERISA Affiliate and which is covered by Title IV of ERISA or subject to Section 412 of the Code.

“Platform” means Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.

“Pledge Agreement” means that certain Amended and Restated Pledge agreement dated as of even date herewith, executed by each of the Pledgors, in favor of the Administrative Agent, on behalf of the Secured Parties, as amended, restated, amended and restated, supplemented, or otherwise modified from time to time.

“Pledgors” means (a) Carbon Appalachian Company, LLC, a Delaware limited liability company, (b) Carbon Appalachia Group, LLC, a Delaware limited liability company, and (c) each other Person who from time to time pledges any assets to secure all or any part of the Obligations under the Loan Documents pursuant to the Pledge Agreement, and “Pledgor” means any one of the Pledgors.

“Portion” means any principal amount of any Loan bearing interest based upon the Base Rate or Adjusted LIBOR.

“Prime Rate” means, for any day, a per annum interest rate equal to the highest quoted annual rate of interest which is published from time to time in the “Money Rates” section of The Wall Street Journal as the prime rate (or, if such source is not available, such alternate source as reasonably determined by Administrative Agent), as adjusted from time to time in Administrative Agent’s reasonable discretion for reserve requirements, deposit insurance assessment rates and other regulatory costs. Any change in the rate will take effect on the effective date as indicated in The Wall Street Journal.

“Principal Office” means the principal office of Administrative Agent, presently located at the address set forth on Schedule 12.11.

“Production Report” means a report, in form and substance reasonably satisfactory to Administrative Agent, prepared by Borrowers covering each of the Proved Oil and Gas Properties of the Borrowing Parties included in the most recent redetermination of the Borrowing Base and detailing Hydrocarbon production volumes on a well-by-well basis for the most recently-completed month, which report shall provide whether such Hydrocarbons were produced during such month or, as a result of accounting practices, were produced in a previous month, in which case the report shall specify the month during which such Hydrocarbons were produced.

CREDIT AGREEMENT – Page 24

“Prohibited Transaction” means any transaction set forth in Section 406 of ERISA or Section 4975 of the Code.

“Projected Production” as of any time means the projected production of oil, natural gas, condensate or natural gas liquids including gas processing plant products (measured by volume unit or BTU equivalent, not sales price), as applicable, for the term of the contracts or a particular month, as applicable, from properties and interests owned by any Borrower or any Subsidiary which are located in or offshore of the United States and which have attributable to them proved developed producing oil and gas reserves, as such production has been most recently projected in the most recently delivered Reserve Report, after deducting projected production from any properties or interests sold or under contract for sale that had been included in such analysis.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible or mixed, of such Person, or any other assets owned, operated or leased by such Person, and, with respect to the Borrowing Parties, shall include the Mortgaged Properties.

“Proved Oil and Gas Properties” means, collectively, (a) all Oil and Gas Properties which constitute proved developed producing reserves, (b) all Oil and Gas Properties which constitute proved developed non-producing reserves, proved developed behind pipe reserves or proved developed shut-in reserves, (c) all Oil and Gas Properties which constitute proved undeveloped reserves and (d) all Oil and Gas Properties which constitute other categories of proved reserves recognized by the Society of Petroleum Evaluation Engineers or any successor thereto.

“Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered into by any Obligated Party which is a rate swap, basis swap, forward rate transaction, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures, but excluding Commodity Hedging Transactions.

“Recipient” means Administrative Agent, L/C Issuer, or any Lender, as applicable.

“Recognized Value” means the value, as determined by the Lenders, attributed to the Oil and Gas Properties of the Borrowing Parties from the most recent determination of the Borrowing Base, based upon the discounted present value of the estimated net cash flow to be realized from the production of Hydrocarbons from such Oil and Gas Properties and the other standards specified in Section 2.9(a).

“Register” means a register for the recordation of the names and addresses of Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time.

“Related Indebtedness” means any and all indebtedness paid or payable by a Borrower to Administrative Agent or any Lender pursuant to any Loan Document other than any Note.

CREDIT AGREEMENT – Page 25

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means, as to any Person, any release, spill, emission, leaking, pumping, injection, deposit, disposal, disbursement, leaching, or migration of Hazardous Materials into the indoor or outdoor environment or into or out of property owned by such Person, including, without limitation, the movement of Hazardous Materials through or in the air, soil, surface water, ground water, or Property.

“Remedial Action” means all actions required to (a) clean up, remove, treat, or otherwise address Hazardous Materials in the indoor or outdoor environment, (b) prevent the Release or threat of Release or minimize the further Release of Hazardous Materials so that they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care.

“Removal Effective Date” has the meaning set forth in Section 11.6(b).

“Reportable Event” means any of the events set forth in Section 4043 of ERISA.

“Required Lenders” means, as of any date of determination, Lenders holding more than 66-2/3% of the Total Credit Exposure at such time (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Lender for purposes of this definition); provided that, if one Lender holds more than 66-2/3% but less than 100% of the Total Credit Exposure at such time, subject to the last sentence of Section 12.10, Required Lenders shall be at least two Lenders. The Total Credit Exposure held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Credit Lenders” means, as of any date of determination, Revolving Credit Lenders holding more than 66-2/3% of the Aggregate Revolving Credit Commitment at such time (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Revolving Credit Lender for purposes of this definition); provided that, if one Revolving Credit Lender holds more than 66-2/3% but less than 100% of the Aggregate Revolving Credit Commitment at such time, subject to the last sentence of Section 12.10, Required Revolving Credit Lenders shall be at least two Revolving Credit Lenders. The Aggregate Revolving Credit Commitment held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Credit Lenders.

“Required Reserve Value” means, at any time, 90% of the Recognized Value of all Proved Oil and Gas Properties evaluated in the most recent Reserve Report.

“Reserve Report” means a report, in form and substance satisfactory to Administrative Agent, evaluating the oil and gas reserves attributable to all of the Oil and Gas Properties of the Borrowing Parties which shall, among other things, (a) identify the wells covered thereby, (b) specify the applicable engineer’s opinions with respect to the total volume of reserves (the “available reserves”) of Hydrocarbons (using, as applicable, the terms or categories “proved developed producing reserves”, “proved developed non-producing reserves”, “proved developed behind pipe reserves”, “proved developed shut-in reserves”, “proved undeveloped reserves”, “probable reserves” and “possible reserves” and any other reserve category recognized by the Society of Petroleum Evaluation Engineers or any successor thereto) which Borrowers have advised such engineer that the Borrowing Parties have the right to produce for their own account, (c) set forth such engineer’s opinions with respect to the projected future cash proceeds from the available reserves, discounted for present value at a rate acceptable to Administrative Agent, for each calendar year or portion thereof after the date of such findings and data, (d) set forth such engineer’s opinions with respect to the projected future rate of production of the available reserves, (e) contain such other information as requested by Administrative Agent with respect to the projected rate of production, gross revenues, operating expenses, taxes, capital costs, net revenues and present value of future net revenues attributable to such reserves and production therefrom, (f) contain a statement of the price and escalation parameters, procedures and assumptions upon which such determinations were based, (g) contain a statement of price differentials between the wellhead market price for the commodity sold and the quoted market price used in such report during the previous 12-month period, and (h) contain summary lease operating statements for such Oil and Gas Properties for the previous 12-month period.

CREDIT AGREEMENT – Page 26

“Resignation Effective Date” has the meaning set forth in Section 11.6(a).

“Responsible Officer” means the manager, chief executive officer, president, chief financial officer, or treasurer of an Obligated Party or any Person designated by a Responsible Officer to act on behalf of a Responsible Officer; provided that such designated Person may not designate any other Person to be a Responsible Officer. Any document delivered hereunder that is signed by a Responsible Officer of an Obligated Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of Obligated Party.

“Revolving Credit Availability” means, as of any date of determination thereof, the difference between (a) the Aggregate Revolving Credit Commitments on such date minus (b) the Aggregate Revolving Credit Exposure on such date.

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Revolving Credit Loans of a LIBOR Portion, having the same Interest Period, made by each of the Revolving Credit Lenders pursuant to Section 2.1(a).

“Revolving Credit Borrowing Request” means a writing, substantially in the form of Exhibit C, properly completed and signed by a Responsible Officer of each Borrower, requesting a Revolving Credit Borrowing.

“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to Borrowers pursuant to Section 2.1(a) and (b) purchase participations in L/C Obligations pursuant to Section 2.2., in an aggregate principal amount at any one time outstanding not to exceed the lesser of (i) the amount set forth opposite such Revolving Credit Lender’s name on Schedule 2.1 under the caption “Revolving Credit Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Revolving Credit Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement, and (ii) such Revolving Credit Lender’s Applicable Percentage of the Borrowing Base, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Credit Exposure” means, as to any Revolving Credit Lender at any time, the aggregate principal amount of its outstanding Revolving Credit Loans at such time and such Revolving Credit Lender’s participation in L/C Obligations at such time.

“Revolving Credit Lender” means, (a) at any time prior to the termination of the Aggregate Revolving Credit Commitment, any Lender that has a Revolving Credit Commitment at such time, and (b) at any time after the termination of the Aggregate Revolving Credit Commitment, any Lender that has Revolving Credit Exposure at such time.

CREDIT AGREEMENT – Page 27

“Revolving Credit Loan” has the meaning set forth in Section 2.1(a).

“Revolving Credit Maturity Date” means December 31, 2022, or such earlier date on which the Aggregate Revolving Credit Commitment of the Revolving Credit Lenders terminate as provided in this Agreement; provided, however, that if such date is not a Business Day, the Revolving Credit Maturity Date shall be the next succeeding Business Day.

“Revolving Credit Note” means a promissory note made by Borrowers in favor of a Revolving Credit Lender evidencing Revolving Credit Loans made by such Revolving Credit Lender, substantially in the form of Exhibit D.

“RICO” means the Racketeer Influenced and Corrupt Organization Act of 1970.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan, and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) any Person operating, organized, or resident in a Sanctioned Country, or (c) any Person controlled by any such Person.

“Secured Parties” means, collectively, the Administrative Agent, each Lender, L/C Issuer, each Bank Product Provider, each Approved Commodity Swap Counterparty party to the Intercreditor Agreement (with respect to the Mortgages) and any other Person the Obligations owing to which are, or are purported to be, secured by the Collateral under the terms of the Security Documents.

“Security Documents” means, collectively, each and every Mortgage, security agreement, Pledge agreement, mortgage, deed of trust, control agreement or other collateral security agreement required by or delivered to Administrative Agent from time to time that purport to create a Lien in favor of any of the Secured Parties to secure payment or performance of the Obligations or any portion thereof.

“Sellers” means, collectively, Old Ironsides Fund II-A Portfolio Holding Company, LLC and Old Ironsides Fund II-B Portfolio Holding Company, LLC.

“Solvent” means, with respect to any Person as of any date of determination thereof, that the fair value of the assets of such Person (at fair valuation) is, on the date of determination, greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person as of such date; that the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the probable liability of such Person on its debts as such debts become absolute and matured; and that, as of such date, such Person will be able to pay all liabilities of such Person as such liabilities mature, and such Person does not have unreasonably small capital with which to carry on its business. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability discounted to present value at rates believed to be reasonable by such Person acting in good faith.

CREDIT AGREEMENT – Page 28

“State Pipeline Regulatory Agencies” means the Tennessee Regulatory Authority, the Tennessee Department of Transportation pipeline and Hazardous Materials Safety Division, the Tennessee Gas Pipeline Safety Division, the Kentucky Public Service Commission and any other Governmental Authority with jurisdiction with respect to any Pipeline Systems, and “State Pipeline Regulatory Agency” means any one of the foregoing.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board of Governors to which Administrative Agent is subject with respect to the LIBOR, for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the Board of Governors). Such reserve percentages shall include those imposed pursuant to such Regulation D. LIBOR Portions shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means (a) any corporation of which at least a majority of the outstanding shares of stock having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or Controlled by a Borrower, one or more of such Borrower’s other Subsidiaries or by such Borrower and one or more of such Subsidiaries, and (b) any other entity (i) of which at least a majority of the ownership, equity or voting interest is at the time directly or indirectly owned or Controlled by one or more of a Borrower and other Subsidiaries and (ii) which is treated as a subsidiary in accordance with GAAP. Unless otherwise specified herein, any reference to a “Subsidiary” or “Subsidiaries” shall be deemed to be references to a Subsidiary or Subsidiaries of a Borrower. Notwithstanding anything to the contrary contained herein, each of the Excluded Subsidiaries shall not be a Subsidiary for purposes of this Agreement or any other Loan Document, including without limitations, for purposes of any financial covenants set forth under Article IX or any reporting requirements under Section 7.1.

“Swap Obligations” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Synthetic Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, treated as operating leases on the financial statements of the Person liable (whether contingently or otherwise) for the payment of rent thereunder and which were properly treated as indebtedness for borrowed money for purposes of federal income taxes, if the lessee in respect thereof is obligated to either purchase for an amount in excess of, or pay upon early termination an amount in excess of, 80% of the residual value of the property subject to such operating lease upon expiration or early termination of such lease.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” has the meaning set forth in Section 2.1(b).

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“Term Loan Borrowing” means a borrowing consisting of simultaneous Term Loans made by each of the Term Loan Lenders pursuant to Section 2.1(b).

“Term Loan Borrowing Request” means a writing, substantially in the form of Exhibit E, properly completed and signed by a Responsible Officer of each Borrower, requesting a Term Loan Borrowing.

“Term Loan Commitment” means, as to each Term Loan Lender, its obligation to make a Term Loan on the Closing Date to Borrowers pursuant to Section 2.1(b) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term Loan Lender’s name on Schedule 2.1 under the caption “Term Loan Commitment”.

“Term Loan Lender” means any Lender that holds a Term Loan at such time.

“Term Loan Maturity Date” means June 30, 2020; provided, however, that if such date is not a Business Day, the Term Loan Maturity Date shall be the next succeeding Business Day.

“Term Loan Note” means a promissory note of Borrower payable to the order of a Term Loan Lender evidencing the Term Loan made by such Term Loan Lender, in substantially the form of Exhibit F.

“Test Period” means, as of any date of determination thereof, the four consecutive fiscal quarters of Borrowers’ most recently ended (in each case taken as one accounting period) for which financial statements have been or are required to be delivered pursuant to this Agreement, commencing as of fiscal quarter ending March 31, 2019; provided, however, for purposes of the calculation of EBITDAX (including Net Income and each other amount included in the determination of EBITDAX) for Test Period ending March 31, 2019, such amounts shall be calculated as if the CAC Acquisition had occurred on or prior to July 1, 2018, and shall be annualized by taking the results of the fiscal quarter ending March 31, 2019, and multiplying them by 4; for the Test Period ending June 30, 2019, such amounts shall be annualized by taking the results of the two fiscal quarters ending June 30, 2019, and multiplying them by 2; for the Test Period ending September 30, 2019, such amounts shall be annualized by taking the results of the three fiscal quarters ending September 30, 2019, and multiplying them by 4/3.

“Threshold Amount” means $250,000.

“Total Credit Exposure” means, as of any date of determination thereof, the sum of the Aggregate Revolving Credit Commitment plus the aggregate Outstanding Amount of all Term Loans at such time.

“Type” means, with respect to a Portion, its character as a LIBOR Portion or a Base Rate Portion.

“UCC” means Chapters 1 through 11 of the Texas Business and Commerce Code.

“Unfunded Pension Liability” means the excess, if any, of (a) the funding target as defined under Section 430(d) of the Code without regard to the special at-risk rules of Section 430(i) of the Code, over (b) the value of plan assets as defined under Section 430(g)(3)(A) of the Code determined as of the last day of each calendar year, without regard to the averaging which may be allowed under Section 430(g)(3)(B) of the Code and reduced for any prefunding balance or funding standard carryover balance as defined and provided for in Section 430(f) of the Code.

“Unreimbursed Amount” has the meaning set forth in Section 2.2(c)(i).

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“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.4(g)(ii)(B)(3).

“Utilization” means, as of any date of determination thereof, the percentage obtained by dividing the Aggregate Revolving Credit Exposure as of such date by the Aggregate Revolving Credit Commitments as of such date.

“Withholding Agent” means each of the Borrowers and Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.2 Accounting Matters.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the audited financial statements described in Section 6.2, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Debt of the Borrowing Parties shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth herein, and either Borrowers or the Majority Lenders shall so request, Administrative Agent, Lenders and Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Majority Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Borrowers shall provide to Administrative Agent and Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

Section 1.3 ERISA Matters. If, after the date hereof, there shall occur, with respect to ERISA, the adoption of any applicable Law, rule, or regulation, or any change therein, or any change in the interpretation, implementation or administration thereof by the PBGC or any other Governmental Authority, then either Borrowers or Majority Lenders may request a modification to this Agreement solely to preserve the original intent of this Agreement with respect to the provisions hereof applicable to ERISA, and the parties to this Agreement shall negotiate in good faith to complete such modification.

Section 1.4 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

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Section 1.5 Other Definitional Provisions. All definitions contained in this Agreement are equally applicable to the singular and plural forms of the terms defined. The words “hereof”, “herein”, and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear. Terms used herein that are defined in the UCC, unless otherwise defined herein, shall have the meanings specified in the UCC. Any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document). Any reference to any Law shall include all statutory and regulatory provisions consolidating, amending or replacing such Law and any reference to any Law or regulation shall, unless otherwise specified, refer to such Law or regulation as amended, modified or supplemented from time to time. Words denoting gender shall be construed to include the masculine, feminine and neuter, when such construction is appropriate; and specific enumeration shall not exclude the general but shall be construed as cumulative; the word “or” is not exclusive; the word “including” (in its various forms) means “including, without limitation”; in the computation of periods of time, the word “from” means “from and including” and the words “to” and “until” mean “to but excluding”; and all references to money refer to the legal currency of the United States of America.

Section 1.6 Interpretative Provision. For purposes of Section 10.1, a breach of a financial covenant contained in Article 9 shall be deemed to have occurred as of any date of determination thereof by Borrowers, the Majority Lenders or as of the last date of any specified measurement period, regardless of when the financial statements or the Compliance Certificate reflecting such breach are delivered to Administrative Agent.

Section 1.7 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to central time (daylight or standard, as applicable).

Section 1.8 Other Loan Documents. The other Loan Documents, including the Security Documents, and the Intercreditor Agreement contain representations, warranties, covenants, defaults and other provisions that are in addition to and not limited by, or a limitation of, similar provisions of this Agreement. Such provisions in such other Loan Documents and the Intercreditor Agreement may be different or more expansive than similar provisions of this Agreement and neither such differences nor such more expansive provisions shall be construed as a conflict.

Section 1.9 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

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ARTICLE 2

THE COMMITMENTS AND CREDIT EXTENSIONS

Section 2.1 The Loans.

(a) Revolving Credit Borrowings. Subject to the terms and conditions of this Agreement, each Revolving Credit Lender severally agrees to make one or more revolving credit loans (each such loan, a “Revolving Credit Loan”) to Borrowers from time to time from the Closing Date until the Revolving Credit Maturity Date in an aggregate principal amount for such Revolving Credit Lender at any time outstanding up to but not exceeding the amount of the Revolving Credit Commitment of such Revolving Credit Lender, provided that the Aggregate Revolving Credit Exposure shall not exceed the Aggregate Revolving Credit Commitments. Subject to the foregoing limitations, and the other terms and provisions of this Agreement, Borrowers may borrow, repay, and reborrow Revolving Credit Loans hereunder.

(b) Term Loan Borrowings. Subject to the terms and conditions of this Agreement, each Term Loan Lender severally agrees to make, on the Closing Date, a single Term Loan (each such loan, a “Term Loan”) to Borrowers in an amount equal to the Term Loan Commitment of such Term Loan Lender. The Term Loan Commitment of each Term Loan Lender shall automatically terminate immediately after the Term Loan Borrowings occur on the Closing Date. Borrower may not borrow, repay, and reborrow the Term Loans.

(c) Borrowing Procedure. Each Borrowing, each conversion of a Portion from one Type to the other, and each continuation of a LIBOR Portion shall be made upon Borrowers’ irrevocable notice to Administrative Agent, which may be given by telephone. Each such notice must be received by Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to, or continuation of a LIBOR Portion or of any conversion of a LIBOR Portion to a Base Rate Portion, and (ii) on the requested date of any Borrowing of a Base Rate Portion. Each telephonic notice by a Borrower pursuant to this Section 2.1(c) must be confirmed promptly by delivery to Administrative Agent of a written Borrowing Request, appropriately completed and signed by a Responsible Officer of each Borrower. Each Borrowing of, conversion to, or continuation of a LIBOR Portion shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Except as provided in Section 2.2(c), each Borrowing of or conversion to a Base Rate Portion shall be in a principal amount of $250,000 or a whole multiple of $50,000 in excess thereof; provided that with respect to a Revolving Credit Borrowing of a Base Rate Portion may be in an amount equal to the Revolving Credit Availability. Each Borrowing Request (whether telephonic or written) shall specify (A) whether such Borrowing is a Revolving Credit Borrowing or a Term Loan Borrowing, (B) whether Borrowers are requesting a Borrowing, a conversion of Portions from one Type to the other, or a continuation of LIBOR Portions, (C) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (D) the principal amount of Portions to be borrowed, converted or continued, (E) the Type of Portions to be borrowed or to which existing Portions are to be converted, and (F) if applicable, the duration of the Interest Period with respect thereto. If Borrowers fail to specify a Type of Portion in a Borrowing Request or if Borrowers fail to give a timely notice requesting a conversion or continuation, then the applicable Portions shall be made as, or converted to, Base Rate Portions. Any such automatic conversion to Base Rate Portions shall be effective as of the last day of the Interest Period then in effect with respect to the applicable LIBOR Portions. If Borrowers request a Borrowing of, conversion to, or continuation of a LIBOR Portion in any such Borrowing Request but fails to specify an Interest Period, Borrowers will be deemed to have specified an Interest Period of one month.

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(d) Funding. Following receipt of a Borrowing Request, Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Borrowing, and with respect to a Revolving Credit Borrowing Request, if no timely notice of a conversion or continuation is provided by Borrowers, Administrative Agent shall notify each Revolving Credit Lender of the details of any automatic conversion to Base Rate Portions as described in Section 2.1(c). In the case of any Borrowing, each Lender shall make the amount of its Loan available to Administrative Agent in immediately available funds at Administrative Agent’s Principal Office not later than 1:00 p.m. on the Business Day specified in the applicable Borrowing Request. Upon satisfaction of the applicable conditions set forth in Section 5.2 (and, if such Borrowing is the initial Credit Extension, Section 5.1), Administrative Agent shall make all funds so received available to Borrowers in like funds as received by Administrative Agent either by (i) crediting the account of a Borrower on the books of LegacyTexas Bank with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) Administrative Agent by Borrowers; provided, however, if, on the date the Borrowing Request with respect to such Borrowing is given by Borrowers, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to Borrowers as provided above.

(e) Continuations and Conversions. Except as otherwise provided herein, a LIBOR Portion may be continued or converted only on the last day of an Interest Period for such LIBOR Portion. During the existence of a Default, (i) no Loans may be requested as, converted to, or continued as LIBOR Portions without the consent of the Majority Lenders and (ii) unless repaid, each LIBOR Portion shall be converted to a Base Rate Portion at the end of the Interest Period applicable thereto.

(f) Notifications. Administrative Agent shall promptly notify Borrowers and Lenders of the interest rate applicable to any Interest Period for LIBOR Portions upon determination of such interest rate.

(g) Interest Periods. After giving effect to all Borrowings, all conversions of Portions from one Type to the other, and all continuations of Portions as the same Type, there shall not be more than five Interest Periods in effect with respect to LIBOR Portions.

Section 2.2 Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) L/C Issuer agrees, in reliance upon the agreements of Lenders set forth in this Section 2.2, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of any Borrower or any Subsidiary, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) Revolving Credit Lenders severally agree to participate in Letters of Credit issued for the account of any Borrower or any Subsidiary and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Aggregate Revolving Credit Exposure shall not exceed the Aggregate Revolving Credit Commitments, (y) the Revolving Credit Exposure of any Revolving Credit Lender shall not exceed such Lender’s Revolving Credit Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by Borrowers for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by Borrowers that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

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(ii) L/C Issuer shall not issue any Letter of Credit, if:

(A) the expiry date of the requested Letter of Credit would occur more than 12 months after the date of issuance (or, if issued in favor of the Texas Railroad Commission, 15 months following the date of issuance), unless Required Lenders have approved such expiry date; or

(B) the expiry date of the requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all Revolving Credit Lenders have approved such expiry date.

(iii) L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain L/C Issuer from issuing the Letter of Credit, or any Law applicable to L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over L/C Issuer shall prohibit, or request that L/C Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon L/C Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which L/C Issuer in good faith deems material to it;

(B) the issuance of the Letter of Credit would violate one or more policies of L/C Issuer applicable to letters of credit generally;

(C) except as otherwise agreed by Administrative Agent and L/C Issuer, the Letter of Credit is in an initial stated amount less than $25,000;

(D) the Letter of Credit is to be denominated in a currency other than Dollars;

(E) any Revolving Credit Lender is at that time a Defaulting Lender, unless L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to L/C Issuer (in its sole discretion) with Borrowers or such Revolving Credit Lender to eliminate L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 12.22(a)(iv)) with respect to such Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion; or

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(F) the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.

(iv) L/C Issuer shall not amend any Letter of Credit if L/C Issuer would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof.

(v) L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) L/C Issuer would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(vi) L/C Issuer shall act on behalf of Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and L/C Issuer shall have all of the benefits and immunities (A) provided to Administrative Agent in Article 11 with respect to any acts taken or omissions suffered by L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article 11 included L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of Borrowers delivered to L/C Issuer (with a copy to Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of each Borrower. Such Letter of Credit Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by L/C Issuer, by personal delivery, or by any other means acceptable to L/C Issuer. Such Letter of Credit Application must be received by L/C Issuer and Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as Administrative Agent and L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as L/C Issuer may require. Additionally, Borrowers shall furnish to L/C Issuer and Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as L/C Issuer or Administrative Agent may require.

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(ii) Promptly after receipt of any Letter of Credit Application, L/C Issuer will confirm with Administrative Agent (by telephone or in writing) that Administrative Agent has received a copy of such Letter of Credit Application from Borrowers and, if not, L/C Issuer will provide Administrative Agent with a copy thereof. Unless L/C Issuer has received written notice from any Revolving Credit Lender, Administrative Agent or any Obligated Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit that one or more applicable conditions contained in Article 5 shall not then be satisfied, then, subject to the terms and conditions hereof, L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of a Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Credit Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, L/C Issuer will also deliver to Borrowers and Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, L/C Issuer shall notify Borrowers and Administrative Agent thereof. Not later than 11:00 a.m. on the Business Day following the date of any payment by L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), Borrowers shall reimburse L/C Issuer through Administrative Agent in an amount equal to the amount of such drawing. If Borrowers fail to so reimburse L/C Issuer by such time, Administrative Agent shall promptly notify each Revolving Credit Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Credit Lender’s Applicable Percentage thereof. In such event, Borrowers shall be deemed to have requested a Revolving Credit Borrowing to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, subject to the amount of the unutilized portion of Revolving Credit Availability and the conditions set forth in Section 5.2 (other than the delivery of a Revolving Credit Borrowing Request). Any notice given by L/C Issuer or Administrative Agent pursuant to this Section 2.2(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

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(ii) Each Revolving Credit Lender shall upon any notice pursuant to Section 2.2(c)(i) make funds available (and Administrative Agent may apply Cash Collateral provided for this purpose) for the account of L/C Issuer at Administrative Agent’s Principal Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by Administrative Agent, whereupon, subject to the provisions of Section 2.2(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Revolving Credit Loan (or, if the conditions set forth in Section 5.2 are not satisfied, an L/C Borrowing as further described in clause (iii) below) to Borrowers in such amount. Administrative Agent shall remit the funds so received to L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing because the conditions set forth in Section 5.2 cannot be satisfied or for any other reason, Borrowers shall be deemed to have incurred from L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Interest Rate. In such event, each Revolving Credit Lender’s payment to Administrative Agent for the account of L/C Issuer pursuant to Section 2.2(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Revolving Credit Lender in satisfaction of its participation obligation under this Section 2.2.

(iv) Until each Revolving Credit Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.2(c) to reimburse L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Revolving Credit Lender’s Applicable Percentage of such amount shall be solely for the account of L/C Issuer.

(v) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.2(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Credit Lender may have against L/C Issuer, a Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans (but not its obligation to fund its pro rata share of L/C Advances) pursuant to this Section 2.2(c) is subject to the conditions set forth in Section 5.2 (other than delivery by Borrowers of a Revolving Credit Borrowing Request). No such making of an L/C Advance shall relieve or otherwise impair the obligation of Borrowers to reimburse L/C Issuer for the amount of any payment made by L/C Issuer under any Letter of Credit, together with interest as provided herein.

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(vi) If any Revolving Credit Lender fails to make available to Administrative Agent for the account of L/C Issuer any amount required to be paid by such Revolving Credit Lender pursuant to the foregoing provisions of this Section 2.2(c) by the time specified in Section 2.2(c)(ii), then, without limiting the other provisions of this Agreement, L/C Issuer shall be entitled to recover from such Revolving Credit Lender (acting through Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by L/C Issuer in connection with the foregoing. If such Revolving Credit Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Revolving Credit Lender’s Revolving Credit Loan included in the relevant Revolving Credit Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of L/C Issuer submitted to any Revolving Credit Lender (through Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Revolving Credit Lender’s L/C Advance in respect of such payment in accordance with Section 2.2(c), if Administrative Agent receives for the account of L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from Borrowers or otherwise, including proceeds of Cash Collateral applied thereto by Administrative Agent), Administrative Agent will distribute to such Revolving Credit Lender its Applicable Percentage thereof in the same funds as those received by Administrative Agent.

(ii) If any payment received by Administrative Agent for the account of L/C Issuer pursuant to Section 2.2(c)(i) is required to be returned under any of the circumstances described in Section 12.24 (including pursuant to any settlement entered into by L/C Issuer in its discretion), each Revolving Credit Lender shall pay to Administrative Agent for the account of L/C Issuer its Applicable Percentage thereof on demand of Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Credit Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of Revolving Credit Lenders under this clause (ii) shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of each Borrower to reimburse L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that any Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

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(iv) waiver by L/C Issuer of any requirement that exists for L/C Issuer’s protection and not the protection of a Borrower or any waiver by L/C Issuer which does not in fact materially prejudice a Borrower;

(v) honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(vi) any payment made by L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC or the ISP, as applicable;

(vii) any payment by L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(viii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Borrower or any Subsidiary.

Borrowers shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with Borrowers’ instructions or other irregularity, Borrowers will promptly notify L/C Issuer. Borrowers shall be conclusively deemed to have waived any such claim against L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each of the Revolving Credit Lenders and Borrowers agrees that, in paying any drawing under a Letter of Credit, L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of L/C Issuer, Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of L/C Issuer shall be liable to any Revolving Credit Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of Majority Revolving Credit Lenders; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude Borrowers’ pursuing such rights and remedies as they may have against the beneficiary or transferee at law or under any other agreement. None of L/C Issuer, Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of L/C Issuer shall be liable or responsible for any of the matters described in Section 2.2(e); provided, however, that anything in such clauses to the contrary notwithstanding, Borrowers may have a claim against L/C Issuer, and L/C Issuer may be liable to Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by Borrowers which Borrowers prove were caused by L/C Issuer’s willful misconduct or gross negligence or L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. L/C Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

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(g) Applicability of ISP; Limitation of Liability. Unless otherwise expressly agreed by L/C Issuer and Borrowers when a Letter of Credit is issued, the rules of the ISP shall apply to such Letter of Credit. Notwithstanding the foregoing, L/C Issuer shall not be responsible to Borrowers for, and L/C Issuer’s rights and remedies against Borrowers shall not be impaired by, any action or inaction of L/C Issuer required or permitted under any Law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where L/C Issuer or the beneficiary is located, the practice stated in the ISP or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade – International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit or other Issuer Document chooses such Law or practice.

(h) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. At any time there is more than one Lender, Borrowers shall pay directly to L/C Issuer for its own account a fronting fee with respect to each Letter of Credit, at the rate per annum separately agreed between Borrowers and L/C Issuer, computed on the daily amount available to be drawn under such Letter of Credit and payable on a quarterly basis in arrears. Such fronting fee shall be due and payable on the first Business Day of each April, July, October and January so long as such Letter of Credit remains outstanding. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.4. In addition, Borrowers shall pay directly to L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(i) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(j) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, each Borrower shall be obligated to reimburse L/C Issuer hereunder for any and all drawings under such Letter of Credit. Each Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of such Borrower, and that such Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

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Section 2.3 Fees.

(a) Fees. Borrowers jointly and severally agree to pay to Administrative Agent and Arranger, for the account of Administrative Agent, Arranger and each Lender, as applicable, fees, in the amounts and on the dates set forth in any Fee Letter.

(b) Letter of Credit Fees. Borrowers jointly and severally agree to pay to Administrative Agent for the account of each Revolving Credit Lender in accordance, subject to Section 12.22, with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Margin for LIBOR Portions times the daily amount available to be drawn under such Letter of Credit; provided, however, each such Letter of Credit Fee shall be no less than $1,000. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.4. Letter of Credit Fees for each Letter of Credit shall be (i) due and payable in arrears on the first Business Day of each April, July, October and January so long as such Letter of Credit remains outstanding and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Margin for LIBOR Portions during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Margin for LIBOR Portions separately for each period during such quarter that such Applicable Margin for LIBOR Portions was in effect. Notwithstanding anything to the contrary contained herein while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Interest Rate.

(c) Commitment Fees. Borrowers jointly and severally agree to pay to Administrative Agent for the account of each Revolving Credit Lender in accordance, subject to Section 12.22, with its Applicable Percentage a commitment fee on the daily unused amount of the Revolving Credit Commitment of such Revolving Credit Lender for the period from and including the date of this Agreement to and including the Revolving Credit Maturity Date (including at any time during which one or more of the conditions in Article 5 is not met), at a rate equal to the Applicable Margin. For the purpose of calculating the commitment fee hereunder, the Revolving Credit Commitment of each Revolving Credit Lender shall be deemed utilized by the amount of all outstanding Revolving Credit Loans and L/C Obligations, owing to such Revolving Credit Lender whether directly or by participation. Accrued commitment fees shall be payable quarterly in arrears on the first day of each April, July, October, and January during the term of this Agreement and on the Revolving Credit Maturity Date.

Section 2.4 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments of principal, interest, and other amounts to be made by Borrowers under this Agreement and the other Loan Documents shall be made to Administrative Agent for the account of Administrative Agent or L/C Issuer or the pro rata accounts of the applicable Lenders, as applicable, at the Principal Office in Dollars and immediately available funds, without setoff, deduction, or counterclaim, and free and clear of all Taxes at the time and in the manner provided herein. Payments by check or draft shall not constitute payment in immediately available funds until the required amount is actually received by Administrative Agent in full. Payments in immediately available funds received by Administrative Agent in the place designated for payment on a Business Day prior to 11:00 a.m. at such place of payment shall be credited prior to the close of business on the Business Day received, while payments received by Administrative Agent on a day other than a Business Day or after 11:00 a.m. on a Business Day shall not be credited until the next succeeding Business Day. If any payment of principal or interest on the Notes shall become due and payable on a day other than a Business Day, then such payment shall be made on the next succeeding Business Day. Any such extension of time for payment shall be included in computing interest which has accrued and shall be payable in connection with such payment. Administrative Agent is hereby authorized upon notice to Borrowers to charge the account of a Borrower maintained with Administrative Agent for each payment of principal, interest and fees as it becomes due hereunder.

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(b) Funding by Lenders; Presumption by Administrative Agent. Unless Administrative Agent shall have received notice from a Lender, that such Lender will not make available to Administrative Agent such Lender’s share of a Borrowing, Administrative Agent may assume that such Lender has made such share available on such date in accordance with this Agreement and may, in reliance upon such assumption, make available to Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to Administrative Agent, then the applicable Lender and Borrowers severally agree to pay to Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to Borrowers to but excluding the date of payment to Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by Borrowers, the interest rate applicable to the applicable Borrowing. If Borrowers and such Lender shall pay such interest to Administrative Agent for the same or an overlapping period, Administrative Agent shall promptly remit to Borrowers the amount of such interest paid by Borrowers for such period. If such Lender pays its share of the applicable Borrowing to Administrative Agent, then the amount so paid shall constitute such Lender’s Loan. Any payment by Borrowers shall be without prejudice to any claim Borrowers may have against a Lender that shall have failed to make such payment to Administrative Agent.

(c) Payments by Borrowers; Presumption by Administrative Agent. Unless Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to Administrative Agent for the account of L/C Issuer or the applicable Lenders hereunder that Borrowers will not make such payment, Administrative Agent may assume that Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to L/C Issuer or the applicable Lenders the amount due. In such event, if Borrowers have not in fact made such payment, then L/C Issuer or each applicable Lender, as applicable, severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to L/C Issuer or such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 2.5 Evidence of Debt.

(a) The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by Administrative Agent in the ordinary course of business; provided that such Lender or Administrative Agent may, in addition, request that such Loans be evidenced by the Notes. The Credit Extensions made by L/C Issuer shall be evidenced by one or more accounts or records maintained by L/C Issuer and by Administrative Agent in the ordinary course of business. The accounts or records maintained by Administrative Agent, L/C Issuer, and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made to Borrowers and, with respect to Letters of Credit issued for the account of a Subsidiary, such Subsidiary and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by L/C Issuer or any Lender and the accounts and records of Administrative Agent in respect of such matters, the accounts and records of Administrative Agent shall control in the absence of manifest error.

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(b) In addition to the accounts and records referred to in Section 2.5(a) above, each Revolving Credit Lender and Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Revolving Credit Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by Administrative Agent and the accounts and records of any Revolving Credit Lender in respect of such matters, the accounts and records of Administrative Agent shall control in the absence of manifest error.

Section 2.6 Cash Collateral.

(a) Certain Credit Support Events. If (i) L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, (ii) as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, (iii) Borrowers shall be required to provide Cash Collateral pursuant to Section 10.2, or (iv) there shall exist a Revolving Credit Lender that is a Defaulting Lender, Borrowers shall immediately (in the case of clause (iii) above) or within one Business Day (in all other cases) following any request by Administrative Agent or L/C Issuer, provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined, in the case of Cash Collateral provided pursuant to clause (iv) above, after giving effect to Section 12.22(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b) Grant of Security Interest. Each Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) Administrative Agent, for the benefit of Administrative Agent, L/C Issuer and Lenders, and agrees to maintain, a first priority security interest in all such Cash Collateral and all other Property so provided as Collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.6(c). If at any time Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than Administrative Agent or L/C Issuer as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, Borrowers will, promptly upon demand by Administrative Agent, pay or provide to Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in one or more blocked, non-interest bearing deposit accounts at LegacyTexas Bank. Borrowers shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.6 or Sections 2.2, 10.2 or 12.22 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such Property as may otherwise be provided for herein.

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(d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto, including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 12.8(b)(vii)) or (ii) the determination by Administrative Agent and L/C Issuer that there exists excess Cash Collateral; provided, however, (x) any such release shall be without prejudice to, and any disbursement or other transfer of Cash Collateral shall be and remain subject to, any other Lien conferred under the Loan Documents and the other applicable provisions of the Loan Documents, and (y) the Person providing Cash Collateral and L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

Section 2.7 Interest; Payment Terms.

(a) Revolving Credit Loans – Payment of Principal and Interest; Revolving Nature. The unpaid principal amount of each Portion of the Revolving Credit Loans shall, subject to the following sentence and Section 2.7(g), bear interest at the applicable Interest Rate. If at any time such rate of interest would exceed the Maximum Rate but for the provisions thereof limiting interest to the Maximum Rate, then any subsequent reduction shall not reduce the rate of interest on the Revolving Credit Loans below the Maximum Rate until the aggregate amount of interest accrued on the Revolving Credit Loans equals the aggregate amount of interest which would have accrued on the Revolving Credit Loans if the interest rate had not been limited by the Maximum Rate. All accrued but unpaid interest on the principal balance of the Revolving Credit Loans shall be payable on each Payment Date and on the Revolving Credit Maturity Date, provided that interest accruing at the Default Interest Rate pursuant to Section 2.7(g) shall be payable on demand. The then Outstanding Amount of the Revolving Credit Loans and all accrued but unpaid interest thereon shall be due and payable on the Revolving Credit Maturity Date. The unpaid principal balance of the Revolving Credit Loans at any time shall be the total amount advanced hereunder by Revolving Credit Lenders less the amount of principal payments made thereon by or for Borrowers, which balance may be endorsed on the Revolving Credit Notes from time to time by Revolving Credit Lenders or otherwise noted in Revolving Credit Lenders’ and/or Administrative Agent’s records, which notations shall be, absent manifest error, conclusive evidence of the amounts owing hereunder from time to time.

(b) Term Loan – Payment of Principal and Interest. The unpaid principal amount of the Term Loans shall, subject to the following sentence and Section 2.7(g), bear interest at the applicable Interest Rate. If at any time such rate of interest shall exceed the Maximum Rate but for the provisions thereof limiting interest to the Maximum Rate, then any subsequent reduction shall not reduce the rate of interest on the Term Loans below the Maximum Rate until the aggregate amount of interest accrued on the Term Loans equals the aggregate amount of interest which would have accrued on the Term Loans if the Interest Rate had not been limited by the Maximum Rate. All accrued but unpaid interest on the principal balance of the Term Loans shall be payable by Borrowers on each Payment Date and on the Term Loan Maturity Date, provided that interest accruing at the Default Interest Rate pursuant to Section 2.7(g) shall be payable on demand. In addition, the principal balance of the Term Loans shall be due and payable (i) in equal monthly installments, each in the amount of $833,333, on the first day of each and every calendar month during the term hereof, commencing on February 1, 2019 and each calendar month thereafter and (ii) in one final installment on the Term Loan Maturity Date in the amount of the then Outstanding Amount of the Term Loans and all accrued but unpaid interest thereon.

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(c) Application. Except as expressly provided herein or in the Intercreditor Agreement to the contrary, all payments on the Obligations under the Loan Documents shall be applied in the following order of priority: (i) the payment or reimbursement of any expenses, costs or obligations (other than the Outstanding Amount thereof and interest thereon) for which Borrowers shall be obligated or Administrative Agent, L/C Issuer, or any Lender shall be entitled pursuant to the provisions of this Agreement, the Notes or the other Loan Documents; (ii) the payment of accrued but unpaid interest thereon; and (iii) the payment of all or any portion of the principal balance thereof then outstanding hereunder as directed by Borrowers; provided that any prepayment of the Term Loans shall be applied to installments due thereon in the inverse order of maturity. If an Event of Default exists under this Agreement, the Notes or under any of the other Loan Documents, any such payment shall be applied as provided in Section 10.3 below.

(d) Computation Period. Interest on the Loans and all other amounts payable by Borrowers hereunder on a per annum basis shall be computed on the basis of a 360-day year and the actual number of days elapsed (including the first day but excluding the last day) unless such calculation would result in a usurious rate, in which case interest shall be calculated on the basis of a 365-day year or 366-day year, as the case may be. In computing the number of days during which interest accrues, the day on which funds are initially advanced shall be included regardless of the time of day such advance is made, and the day on which funds are repaid shall be included unless repayment is credited prior to the close of business on the Business Day received. Each determination by Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(e) Unconditional Payment. Each Borrower is and shall be obligated to pay all principal, interest and any and all other amounts which become payable under any of the Loan Documents absolutely and unconditionally and without any abatement, postponement, diminution or deduction whatsoever and without any reduction for counterclaim or setoff whatsoever. If at any time any payment received by Administrative Agent hereunder shall be deemed by a court of competent jurisdiction to have been a voidable preference or fraudulent conveyance under any Debtor Relief Law, then the obligation to make such payment shall survive any cancellation or satisfaction of the Obligations under the Loan Documents and shall not be discharged or satisfied with any prior payment thereof or cancellation of such Obligations, but shall remain a valid and binding obligation enforceable in accordance with the terms and provisions hereof, and such payment shall be immediately due and payable upon demand.

(f) Partial or Incomplete Payments. Remittances in payment of any part of the Obligations under the Loan Documents other than in the required amount in immediately available funds at the place where such Obligations are payable shall not, regardless of any receipt or credit issued therefor, constitute payment until the required amount is actually received by Administrative Agent in full in accordance herewith and shall be made and accepted subject to the condition that any check or draft may be handled for collection in accordance with the practice of the collecting bank or banks. Acceptance by Administrative Agent of any payment in an amount less than the full amount then due shall be deemed an acceptance on account only, and the failure to pay the entire amount then due shall be and continue to be an Event of Default.

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(g) Default Interest Rate. For so long as any Event of Default exists, regardless of whether or not there has been an acceleration of the Loans, and at all times after the maturity of the Loans (whether by acceleration or otherwise), and in addition to all other rights and remedies of Administrative Agent or Lenders hereunder, (i) interest shall accrue on the Outstanding Amount of the Loans at the Default Interest Rate, (ii) interest shall accrue on any past due amount (other than the Outstanding Amount of the Loans) at the Default Interest Rate and (iii) upon the request of the Majority Lenders, interest shall accrue on the principal amount of all other outstanding Obligations at the Default Interest Rate, and such accrued interest shall be immediately due and payable. Each Borrower acknowledges that it would be extremely difficult or impracticable to determine Administrative Agent’s or Lenders’ actual damages resulting from any late payment or Event of Default, and such accrued interest are reasonable estimates of those damages and do not constitute a penalty.

Section 2.8 Voluntary Termination or Reduction of Aggregate Revolving Credit Commitments; Prepayments.

(a) Voluntary Termination or Reduction of Aggregate Revolving Credit Commitments. Borrowers may, upon written notice to Administrative Agent, terminate the Aggregate Revolving Credit Commitments, or from time to time permanently reduce the Aggregate Revolving Credit Commitments; provided that (i) any such notice shall be received by Administrative Agent not later than 11:00 a.m. three Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $500,000 in excess thereof, and (iii) Borrowers shall not terminate or reduce the Aggregate Revolving Credit Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Aggregate Revolving Credit Exposure would exceed the Aggregate Revolving Credit Commitments. Administrative Agent will promptly notify Revolving Credit Lenders of any such notice of termination or reduction of the Aggregate Revolving Credit Commitments. Any reduction of the Aggregate Revolving Credit Commitments shall be applied to the Revolving Credit Commitment of each Revolving Credit Lender according to its Applicable Percentage. All fees accrued until the effective date of any termination or reduction of the Aggregate Revolving Credit Commitments shall be paid on the effective date of such termination or reduction and all commitment fees shall thereafter be computed on the basis of the Revolving Credit Commitments, as so reduced.

(b) Voluntary Prepayments. Subject to the conditions set forth below, Borrowers shall have the right, at any time and from time to time upon at least three Business Days’ prior written notice to Administrative Agent, to prepay the principal of the Loans in full or in part. If there is a prepayment of all or any portion of the principal of the Loans on or before the Revolving Credit Maturity Date or Term Loan Maturity Date, as applicable, for such Loans, whether voluntary or because of acceleration or otherwise, such prepayment shall also include any and all accrued but unpaid interest on the amount of principal being so prepaid through and including the date of prepayment, plus any other sums which have become due to Lenders under the other Loan Documents on or before the date of prepayment, but which have not been fully paid.

(c) Mandatory Prepayments of Loans.

(i) Except as provided in Section 2.9(e) hereof, if at any time the Aggregate Revolving Credit Exposure exceeds the Aggregate Revolving Credit Commitment, then Borrowers shall immediately prepay the entire amount of such excess to Administrative Agent, for the ratable account of the Revolving Credit Lenders, and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that Borrowers shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.8(c)(i) unless after the prepayment in full of the Revolving Credit Loans the Aggregate Revolving Credit Exposure exceeds the Aggregate Revolving Credit Amount. Each prepayment required by this Section 2.8(c)(i) shall be applied, first, to any Base Rate Portions then outstanding, and, second, to any LIBOR Portions then outstanding, and if more than one LIBOR Portion is then outstanding, to such LIBOR Portions in such order as Borrowers may direct or, if Borrowers fail to so direct, as Administrative Agent shall elect.

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(ii) If a Borrowing Base Deficiency exists solely because of the reduction of the Borrowing Base pursuant to Section 2.9(c)(ii), Borrowers shall, on the date of such occurrence, make a single lump sum payment in an amount sufficient to reduce the Aggregate Revolving Credit Exposure to or below the Borrowing Base then in effect.

Section 2.9 Borrowing Base.

(a) Borrowing Base Standards. The Borrowing Base shall represent the approval in their sole discretion of the Required Revolving Credit Lenders or all Revolving Credit Lenders, as applicable, of Administrative Agent’s determination of the loan amount that may be supported by the Required Revolving Credit Lenders’ or all Revolving Credit Lenders’, as applicable, evaluation of the Proved Oil and Gas Properties of the Borrowing Parties. The determination of the Borrowing Base will be made in accordance with then-current practices, economic and pricing parameters, methodology, assumptions, and customary procedures and standards established by each Revolving Credit Lender from time to time for its petroleum industry customers including without limitation (i) an analysis of such reserve and production data with respect to all of the Proved Oil and Gas Properties of the Borrowing Parties, including the Mortgaged Properties, as is provided to the Lenders in accordance herewith, (ii) an analysis of the assets, liabilities, cash flow, business, properties, prospects, management and ownership of the Borrowing Parties, (iii) Borrowers’ and their Subsidiaries’ Hedging Transactions and the status (or lack thereof) of any provider of Hedging Transactions as an “Approved Commodity Swap Counterparty,” and (iv) such other credit factors consistently applied as each Lender customarily considers in evaluating similar oil and gas credit facilities. Borrowers and the Revolving Credit Lenders acknowledge that due to the uncertainties of the oil and gas extraction process, the Oil and Gas Properties of the Borrowing Parties are not subject to evaluation with a high degree of accuracy and are subject to potential rapid deterioration in value, the determination of the loan amount will be less than the total present value of the Proved Oil and Gas Properties of the Borrowing Parties, which each Borrower acknowledges to be essential for the adequate protection of the Revolving Credit Lenders. Without limiting the foregoing, the Revolving Credit Lenders may exclude from the Borrowing Base any oil and gas reserves or portion of production therefrom or any income from any other property, at any time, because title information is not satisfactory, such oil and gas reserves are not Mortgaged Properties in violation of this Agreement or such oil and gas reserves are not in “pay” status. The Borrowing Base shall initially be $75,000,000 on the Closing Date.

(b) Periodic Determinations of Borrowing Base.

(i) The Borrowing Base shall be redetermined as of May 1 and November 1 of each year, commencing May 1, 2019. On or before April 1 of each year, Borrowers shall furnish Administrative Agent a Reserve Report as of the preceding January 1 prepared by an Independent Engineer covering all of the Proved Oil and Gas Properties of the Borrowing Parties, including the Mortgaged Properties. On or before October 1 of each year, Borrowers shall furnish Administrative Agent a Reserve Report as of the preceding July 1 prepared by Borrowers’ own engineer and certified by a Responsible Officer of each Borrower covering all of the Proved Oil and Gas Properties of the Borrowing Parties, including the Mortgaged Properties. Upon receipt of each such Reserve Report, Administrative Agent shall make a determination of the Borrowing Base which shall become effective upon approval by the Required Revolving Credit Lenders or all Revolving Credit Lenders in accordance with the procedures set forth in Section 2.9(d) and subsequent written notification from Administrative Agent to Borrowers, and which, subject to the other provisions of this Agreement, shall be the Borrowing Base until the effective date of the next redetermination as provided in this Section 2.9.

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(ii) In the event that Borrowers do not furnish to Administrative Agent a Reserve Report by the dates specified in Section 2.9(b)(i), then Administrative Agent and the Required Revolving Credit Lenders or all Revolving Credit Lenders, as applicable, may nonetheless redetermine the Borrowing Base and redesignate the Borrowing Base from time to time thereafter in their sole discretion until Administrative Agent receives the relevant Reserve Report, whereupon Administrative Agent and the Required Revolving Credit Lenders or all Revolving Credit Lenders, as applicable, shall redetermine the Borrowing Base as otherwise specified in this Section 2.9.

(c) Special Determinations of Borrowing Base.

(i) Special determinations of the Borrowing Base may be requested (A) by Borrowers not more than two times per calendar year, or (B) by Administrative Agent at any time during the term hereof. If any special determination is requested by Borrowers, Borrowers shall provide, if requested by Administrative Agent, an updated Reserve Report prepared by Borrowers’ own engineer brought forward from the most recent Reserve Report furnished by Borrowers to Administrative Agent. If any special determination is requested by Administrative Agent, Borrowers will provide Administrative Agent with engineering data for the oil and gas reserves updated from the most recent Reserve Report furnished to Administrative Agent, as soon as is reasonably possible following the request. The determination whether to increase or decrease the Borrowing Base shall be made in accordance with the standards set forth in Section 2.9(a) and the procedures set forth in Section 2.9(d). In the event of any special determination of the Borrowing Base pursuant to this Section 2.9(c), Administrative Agent in the exercise of its discretion may suspend the next regularly scheduled determination of the Borrowing Base.

(ii) In addition to the special determinations described in Section 2.9(c)(i), Administrative Agent may, by notifying Borrowers thereof, elect to cause an interim redetermination of the Borrowing Base any time (A) any Borrower or any Subsidiary Disposes of, whether in one Disposition or a series of Dispositions, Oil and Gas Properties, and the Borrowing Base value of all such Dispositions exceeds 5% of the Borrowing Base then in effect, (B) any Commodity Hedging Transaction which has been taken into account in connection with the then current Borrowing Base is terminated and the Hedge Termination Value thereof determined in accordance therewith exceeds 5% of such Borrowing Base or (C) a Person loses its status as an Approved Commodity Swap Counterparty if the then current Borrowing Base includes credit for Hedging Transactions with such Person. Any redetermination of the Borrowing Base pursuant to this Section 2.9(c)(ii) shall be made in accordance with the standards set forth in Section 2.9(a) and the procedures set forth in Section 2.9(d) and shall not be considered a special determination requested by Administrative Agent within the meaning of Section 2.9(c)(i). Borrowers shall, if requested by Administrative Agent, deliver an updated Reserve Report prepared by Borrowers’ own engineer brought forward from the most recent Reserve Report furnished by Borrowers to Administrative Agent.

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(d) General Procedures With Respect to Determination of Borrowing Base. The Borrowing Base shall be determined as of May 1 and November 1 of each year, commencing May 1, 2019, until the Revolving Credit Maturity Date. Administrative Agent shall propose a redetermined Borrowing Base on or about 30 days following receipt by Administrative Agent and the Lenders of a Reserve Report and other applicable information. After having received notice of such proposal from Administrative Agent, the Required Revolving Credit Lenders (or all Revolving Credit Lenders in the event of a proposed increase of the Borrowing Base) shall have 15 days to agree or disagree with such proposal. Solely as it relates to a reaffirmation or proposed decrease of the Borrowing Base, if at the end of such 15-day period, the Required Revolving Credit Lenders shall not have communicated their approval or disapproval, such silence shall be deemed an approval, and Administrative Agent’s proposal shall be the new Borrowing Base. For the avoidance of doubt, as it relates to proposed increases of the Borrowing Base, silence from a Revolving Credit Lender shall be deemed as disapproval. If the Required Revolving Credit Lenders (or all Revolving Credit Lenders, in the event of a proposed increase of the Borrowing Base) cannot agree on the amount of the Borrowing Base within 7 days after Administrative Agent has been notified of their disapproval, then Administrative Agent shall propose a new redetermined Borrowing Base within 15 days after the end of such 7-day period and the foregoing process shall be repeated. This process shall be repeated until the Required Revolving Credit Lenders (or all Revolving Credit Lenders, in the event of a proposed increase of the Borrowing Base) agree on a new Borrowing Base. Upon the final redetermination of the Borrowing Base, Administrative Agent, the Revolving Credit Lenders approving same and Borrowers shall execute a Borrowing Base Adjustment Letter.

(e) Borrowing Base Deficiency.

(i) If a Borrowing Base Deficiency exists because of a periodic or special determination made pursuant to Section 2.9(b) or Section 2.9(c)(i), then Administrative Agent shall send a Borrowing Base Deficiency Notice to Borrowers, and Borrowers shall within 30 days following receipt of such Borrowing Base Deficiency Notice elect whether to:

(A) prepay an amount which would, if prepaid immediately, reduce the Aggregate Revolving Credit Exposure to the amount of the Borrowing Base,

(B) execute one or more Mortgages (or cause a Subsidiary to execute one or more Mortgages) covering such other Oil and Gas Properties not previously taken into account in the determination of the Borrowing Base as are acceptable to Administrative Agent and the Required Revolving Credit Lenders having present values which, in the opinion of Administrative Agent and the Required Revolving Credit Lenders, based upon Administrative Agent’s and the Required Revolving Credit Lenders’ evaluation of the engineering data provided them, taken in the aggregate are sufficient to increase the Borrowing Base to an amount at least equal to the Aggregate Revolving Credit Exposure, or

(C) do any combination of the foregoing as is acceptable to Administrative Agent;

provided, if Borrowers fail to make an election within 30 days after Borrowers’ receipt of the Borrowing Base Deficiency Notice, then Borrowers shall be deemed to have selected the prepayment option specified in clause (A) above.

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(ii) Borrowers shall make such prepayments or deliver or shall cause to be delivered Mortgages of additional Oil and Gas Properties in accordance with its election (or deemed election) pursuant to Section 2.9(e)(i) as follows:

(A) Prepayment Elections. If Borrowers elect (or are deemed to have elected) to prepay an amount in accordance with Section 2.9(e)(i)(A) above, then Borrowers may make such prepayment in one installment within 90 days after Borrowers’ receipt of the Borrowing Base Deficiency Notice or, provided no Default has occurred and is continuing, in 6 equal consecutive monthly installments beginning within 30 days after Borrowers’ receipt of the Borrowing Base Deficiency Notice and continuing on the same day of each month thereafter.

(B) Elections to Mortgage Additional Oil and Gas Properties. If Borrowers elect to mortgage additional Oil and Gas Properties in accordance with Section 2.9(e)(i)(B) above, then (1) such properties shall be acceptable to Administrative Agent and the Required Revolving Credit Lenders with values determined by Administrative Agent and the Required Lenders in accordance with this Section 2.9 and (2) the applicable Borrower or Subsidiary shall execute, acknowledge and deliver to Administrative Agent one or more Mortgages within 30 days after Borrowers’ receipt of the Borrowing Base Deficiency Notice (or such longer time as Administrative Agent may agree in its sole discretion); provided, however (x) if none of the additional Oil and Gas Properties offered by Borrowers are acceptable to Administrative Agent and the Required Revolving Credit Lenders, Borrowers shall be deemed to have elected the prepayment option specified in Section 2.9(e)(i)(A) (and Borrowers shall make such prepayment in accordance with Section 2.9(e)(ii)(A)); and (y) if the aggregate present values of additional Oil and Gas Properties which are acceptable to Administrative Agent and the Required Revolving Credit Lenders are insufficient to eliminate the Borrowing Base Deficiency, then Borrowers shall be deemed to have selected the option specified in Section 2.9(e)(i)(C) (and Borrowers shall make prepayment and deliver one or more Mortgages as provided in Section 2.9(e)(ii)(C)). Together with such Mortgages, Borrowers shall deliver or cause to be delivered to Administrative Agent title opinions and/or other title information and data acceptable to Administrative Agent such that Borrowers are in compliance with Section 7.14.

(C) Combination Elections. If Borrowers elect (or are deemed to have elected) to eliminate the Borrowing Base Deficiency by a combination of prepayment and mortgaging of additional Oil and Gas Properties in accordance with Section 2.9(e)(i)(C), then (1) within 30 days after Borrowers’ receipt of the Borrowing Base Deficiency Notice (or such longer time as Administrative Agent may agree in its sole discretion), Borrowers shall (or shall cause a Subsidiary to) execute, acknowledge and deliver to Administrative Agent one or more Mortgages covering such additional Oil and Gas Properties and (2) Borrowers shall pay Administrative Agent the amount by which the Borrowing Base Deficiency exceeds the present values of such additional Oil and Gas Properties in one installment within 30 days after Borrowers’ receipt of the Borrowing Base Deficiency Notice or, provided no Default has occurred and is continuing, in six (6) equal consecutive monthly installments beginning within thirty (30) days after Borrowers’ receipt of the Borrowing Base Deficiency Notice and continuing on the same day of each month thereafter until paid.

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(iii) Applicable Margin Increase. During any time in which a Borrowing Base Deficiency exists, each of the Applicable Margins will be automatically increased by a rate equal to 2.00% per annum.

(f) Borrowing Base Increase Fee. A fee shall be paid to Administrative Agent for the account of the Revolving Credit Lenders for each incremental increase in the new Borrowing Base over the previously existing Borrowing Base; provided that, such fee shall not be subject to “double-counting” should a future Borrowing Base be reduced, then subsequently increased to an amount at or below the highest previously determined or redetermined Borrowing Base. The amount of each such fee shall be a percentage of such increase as reasonably determined by Administrative Agent in accordance with then current market conditions. There shall be no obligation imposed upon Borrowers to accept an increase of the Borrowing Base proposed by the Revolving Credit Lenders. However, if Borrowers accept the increase in the Borrowing Base, the fee determined by Administrative Agent shall be due and payable immediately and without regard as to whether Borrowers ever borrow the increased amount available under such new Borrowing Base.

(g) Mortgage of Additional Properties. Borrowers may from time to time upon written notice to Administrative Agent propose to add Oil and Gas Properties of any Borrower or any Subsidiary as Mortgaged Properties to be included in the Borrowing Base. Any such proposal shall be accompanied by a Reserve Report, which may be prepared by Borrowers’ own engineer, applicable to such properties that conforms with the requirements of this Agreement and evidence sufficient to establish that such Borrower or such Subsidiary, as applicable, has title to such Oil and Gas Properties. Any such addition shall become effective at such time as (i) Administrative Agent, with the approval of all of the Revolving Credit Lenders, has made a determination of the amount by which the Borrowing Base would be increased as the result of such addition, (ii) the conditions set out in this Section 2.9(g), to the extent they are applicable to such additional Oil and Gas Properties, have been satisfied, (iii) Mortgages duly executed and acknowledged by such Borrower or such Subsidiary, as applicable, have been delivered to Administrative Agent, and (iv) arrangements satisfactory to Administrative Agent have been made with respect to payment of recording fees and taxes, as applicable. In determining the increase in the Borrowing Base pursuant to this Section, Administrative Agent and the Revolving Credit Lenders shall apply the parameters and other credit factors set forth in this Section 2.9. A proposal by Borrowers pursuant to this Section 2.9(g) shall constitute a request for a special determination of the Borrowing Base for purposes of Section 2.9(c)(i).

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Section 2.10 Joint and Several Liability.

(a) Each Borrower agrees that it is jointly and severally liable to Administrative Agent and the Lenders for the payment of all Obligations arising under this Agreement and the other Loan Documents, and that such liability is independent of the obligations of the other Borrower. Each obligation, promise, covenant, representation and warranty in this Agreement or any other Loan Document shall be deemed to have been made by, and be binding upon, each Borrower, unless this Agreement expressly provides otherwise. The Administrative Agent may bring an action against any Borrower, whether an action is brought against any other Borrower.

(b) Each Borrower agrees that any release which may be given by Administrative Agent or any Lender to any other Borrower or any Guarantor will not release such Borrower from its obligations under this Agreement or any other Loan Document.

(c) Each Borrower waives any right to assert against Administrative Agent or any Lender any defense, setoff, counterclaim, or claims which such Borrower may have against any other Borrower or any other party liable to Administrative Agent or any Lender for the obligations of Borrowers under this Agreement or under any other Loan Document.

(d) Each Borrower waives any defense by reason of any other Borrower’s or any other Person’s defense, disability, or release from liability. Each of Administrative Agent and the Lenders can exercise its rights against each Borrower even if any other Borrower or any other Person no longer is liable because of a statute of limitations or for other reasons.

(e) Each Borrower agrees that it is solely responsible for keeping itself informed as to the financial condition of the other Borrower and of all circumstances which bear upon the risk of nonpayment. Each Borrower waives any right it may have to require Administrative Agent or any Lender to disclose to such Borrower any information which Administrative Agent or any Lender may now or hereafter acquire concerning the financial condition of any other Borrower.

(f) Each Borrower waives all rights to notices of default or nonperformance by the other Borrowers under this Agreement or any other Loan Document. Each Borrower further waives all rights to notices of the existence or the creation of new indebtedness by any other Borrower and all rights to any other notices to any party liable on any of the credit extended under this Agreement.

(g) Each Borrower agrees that the value of the consideration received and to be received by each Borrower is reasonably worth at least as much as the liability and obligation of each Borrower hereunder. Borrowers represent and warrant to Administrative Agent and the Lenders that each Borrower will derive benefit, directly and indirectly, from (i) the collective administration and availability of credit under this Agreement and (ii) their combined ability to bargain with other Persons including without limitation their ability to receive the credit extensions under this Agreement and the other Loan Documents, which would not have been available to an individual Borrower acting alone. Each Borrower has determined that it is in its best interest to procure the credit facilities contemplated hereunder with the credit support of the other Borrower as contemplated by this Agreement and the other Loan Documents. The Borrowers agree that Administrative Agent and the Lenders will not be required to inquire as to the disposition by any Borrower of funds disbursed in accordance with the terms of this Agreement.

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(h) As long as the Obligations or any part thereof are outstanding or any Letter of Credit shall remain outstanding or any Lender has any Commitment hereunder, each Borrower (i) waives any right of subrogation, reimbursement, indemnification and contribution (contractual, statutory or otherwise), including without limitation, any claim or right of subrogation under the Bankruptcy Code (Title 11, United States Code) or any successor statute, which such Borrower may now or hereafter have against the other Borrower with respect to the indebtedness incurred under this Agreement; (ii) waives any right to enforce any remedy which Administrative Agent or any Lender now has or may hereafter have against the other Borrower; and (iii) waives any benefit of, and any right to participate in, any Collateral now or hereafter held by Administrative Agent or any Lender.

(i) Each Borrower waives any right to require Administrative Agent or any Lender to (i) proceed against the other Borrowers or any other Person, (ii) proceed against or exhaust any security, or (iii) pursue any other remedy. Further, each Borrower consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of Borrowers under this Agreement or which, but for this provision, might operate as a discharge of Borrowers.

(j) Each Borrower hereby irrevocably appoints CAE as its agent for all purposes relevant to this Agreement and each of the other Loan Documents, including (i) the giving and receipt of notices and (ii) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto. Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all Borrowers, or by each Borrower acting singly, shall be valid and effective if given or taken only by CAE, whether or not any such other Borrower joins therein. Any notice, demand, consent, acknowledgment, direction, certification or other communication delivered to CAE in accordance with the terms of this Agreement shall be deemed to have been delivered to each other Borrower.

(k) This Agreement is a primary and original obligation of each Borrower and each Borrower shall be liable for all existing and future Obligations of the other Borrowers as fully as if such Obligations were directly incurred by such Borrower.

(l) Each Borrower further agrees that its obligations hereunder and under the other Loan Documents shall not be impaired in any manner whatsoever by any action or proceeding under any Debtor Relief Laws granted to any other Borrower.

(m) This Section 2.10 is intended only to define the relative rights of Borrowers and nothing set forth in this Section 2.10 is intended to or shall impair the obligations of Borrowers, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement or any other Loan Document.

ARTICLE 3

TAXES, YIELD PROTECTION AND INDEMNITY

Section 3.1 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in Adjusted LIBOR);

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(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its Loans, Loan principal, Letters of Credit, Commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit) or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or other Recipient, Borrowers will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital or Liquidity Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitment of such Lender or the Loans made by, or participations in Letters of Credit held by such Lender or the Letters of Credit issued by L/C Issuer, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in Sections 3.1(a) or 3.1(b) and delivered to Borrowers, shall be conclusive absent manifest error. Borrowers shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.1 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrowers shall not be required to compensate a Lender pursuant to this Section 3.1 for any increased costs incurred or reductions suffered more than 9 months prior to the date that such Lender notifies Borrowers of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 9-month period referred to above shall be extended to include the period of retroactive effect thereof).

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Section 3.2 Illegality. If any Lender determines that any Law or regulation has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to make, maintain or fund Loans whose interest is determined by reference to LIBOR, or to determine or charge interest rates based upon LIBOR, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to Borrowers through Administrative Agent, (a) any obligation of such Lender to make or continue LIBOR Portions or to convert Base Rate Portions to LIBOR Portions shall be suspended, and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Portions the interest rate on which is determined by reference to the LIBOR component of the Base Rate, the interest rate on which Base Rate Portions of such Lender shall, if necessary to avoid such illegality, be determined by Administrative Agent without reference to the LIBOR component of the Base Rate, in each case until such Lender notifies Administrative Agent and Borrowers that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) Borrowers shall, upon demand from such Lender (with a copy to Administrative Agent), prepay or, if applicable, convert all LIBOR Portions of such Lender to Base Rate Portions (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by Administrative Agent without reference to the LIBOR component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBOR Portions to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Portions and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon LIBOR, Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the LIBOR component thereof until Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the LIBOR. Upon any such prepayment or conversion, Borrowers shall also pay accrued interest on the amount so prepaid or converted.

Section 3.3 Inability to Determine Rates; Replacement Index Rate.

(a) Inability to Determine Rates. Subject to Section 3.3(b), if (i) Administrative Agent or the Majority Lenders determine that for any reason in connection with any request for a LIBOR Portion or a conversion to or continuation thereof that (A) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such LIBOR Portion, (B) adequate and reasonable means do not exist for determining LIBOR for any requested Interest Period with respect to a proposed LIBOR Portion or in connection with an existing or proposed Base Rate Portion, or (C) LIBOR for any requested Interest Period with respect to a proposed LIBOR Portion does not adequately and fairly reflect the cost to such Lenders of funding such LIBOR Portion, or (ii) by reason of any Change in Law any Lender would become subject to restrictions on the amount of a category of liabilities or assets which it may hold and notifies Administrative Agent of same, Administrative Agent will promptly so notify Borrowers and each Lender. Thereafter, (x) the obligation of Lenders to make or maintain LIBOR Portions shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the LIBOR component of the Base Rate, the utilization of the LIBOR component in determining the Base Rate shall be suspended, in each case until Administrative Agent (upon the instruction of the Majority Lenders) revokes such notice. Upon receipt of such notice, Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of LIBOR Portions or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Portions in the amount specified therein.

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(b) Replacement Index Rate. Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, in the event that LIBOR is “phased out” and no longer generally used by financial institutions similar to Administrative Agent (as opposed to temporarily unavailable), Administrative Agent shall use the offered quotation rate to first class banks for deposits in the London interbank market, or the rate available from another replacement index widely adopted by financial institutions located in the United States and similar to Administrative Agent, as determined by Administrative Agent in its reasonable discretion (such rate, the “Replacement Index Rate”), to be used for purposes of calculating the interest rate for non-Base Rate Portions and Letter of Credit Fees and in all other instances under the Loan Documents that reference LIBOR; provided that, if such Replacement Index Rate shall be less than zero, such rate shall be deemed to be zero for purpose of this Agreement. In such event, Administrative Agent shall promptly notify Borrowers and Lenders. Until the Replacement Index Rate shall be determined in accordance with this clause (b), the obligation of Lenders to make or maintain LIBOR Portions shall be suspended, and Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of LIBOR Portions or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Portions in the amount specified therein, without incurring liability for breakage costs or any other premium or penalty. Further, in such event, Lenders and Borrowers shall enter into an amendment to this Agreement to reflect such Replacement Index Rate and such other related changes to this Agreement as may be applicable.

Section 3.4 Taxes.

(a) Defined Terms. For purposes of this Section, the term “applicable Law” includes FATCA.

(b) Payment Free of Taxes. Any and all payments by or on account of any obligation of any Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by Borrowers shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.4) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by Borrowers. Borrowers shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by Borrowers. Borrowers shall jointly and severally indemnify each Recipient, within 30 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.4) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the amount and derivation of such payment or liability delivered to Borrowers by a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

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(e) Indemnification by Lenders. Each Lender shall severally indemnify Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that Borrowers have not already indemnified Administrative Agent for such Indemnified Taxes and without limiting the obligation of Borrowers to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.8 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by Administrative Agent to such Lender from any other source against any amount due to Administrative Agent under this Section 3.4(e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by a Borrower to a Governmental Authority pursuant to this Section 3.4, Borrowers shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.

(g) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrowers and Administrative Agent, at the time or times reasonably requested by Borrowers or Administrative Agent, such properly completed and executed documentation reasonably requested by Borrowers or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrowers or Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by Borrowers or Administrative Agent as will enable Borrowers or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.4(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in such Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that each Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to Borrowers and Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrowers or Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

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(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrowers and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrowers or Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E (or IRS Form W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E (or IRS Form W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E (or IRS Form W-8BEN, as applicable); or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrowers and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrowers or Administrative Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit Borrowers or Administrative Agent to determine the withholding or deduction required to be made; and

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(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrowers and Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by Borrowers or Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrowers or Administrative Agent as may be necessary for Borrowers and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrowers and Administrative Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.4 (including by the payment of additional amounts pursuant to this Section 3.4), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.4 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 3.4(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 3.4(h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 3.4(h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 3.4(h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party’s obligations under this Section 3.4 shall survive the resignation or replacement of Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

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Section 3.5 Compensation for Losses. Upon demand of any Lender (with a copy to Administrative Agent) from time to time, Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any LIBOR Portion on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by Borrowers (for a reason other than the failure of such Lender to lend a LIBOR Portion) to prepay, borrow, continue or convert any LIBOR Portion on the date or in the amount notified by Borrowers; or

(c) any assignment of a LIBOR Portion on a day other than the last day of the Interest Period therefor as a result of a request by Borrowers pursuant to Section 3.6(b);

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained as a result of any of the actions described in Section 3.5 hereunder. Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by Borrowers to the Lenders under this Section 3.5, each Lender shall be deemed to have funded each LIBOR Portion made by it at Adjusted LIBOR for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such LIBOR Portion was in fact so funded.

Section 3.6 Mitigation of Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.1, or requires Borrowers to pay any Indemnified Taxes or additional amounts to such Lender or any Governmental Authority for the account of such Lender pursuant to Section 3.4, then such Lender shall (at the request of Borrowers) use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.1 or Section 3.4, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Each Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.1, or if Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.4 and, in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 3.6(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then Borrowers may, at their sole expense and effort, upon notice to such Lender and Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.8), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.1 or Section 3.4) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) Borrowers shall have paid to Administrative Agent the assignment fee (if any) specified in Section 12.8;

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(ii) such Lender shall have received payment of an amount equal to the Outstanding Amount of its Loans, and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.5) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrowers (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 3.1 or payments required to be made pursuant to Section 3.4, such assignment will result in a reduction in such compensation or payments thereafter;

(iv) such assignment does not conflict with applicable Law; and

(v) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrowers to require such assignment and delegation cease to apply.

Section 3.7 Survival. All of Borrowers’ obligations under this Article 3 shall survive termination of the Commitments, repayment of all other Obligations hereunder, and resignation of Administrative Agent.

ARTICLE 4

SECURITY

Section 4.1 Mortgaged Properties. To secure full and complete payment and performance of the Obligations, each Borrower shall, and shall cause each of its Subsidiaries to, grant a first priority Lien (subject to Permitted Liens) against all of the Borrowing Parties’ Pipeline Systems, and the Oil and Gas Properties of such Borrower and its Subsidiaries to the extent set forth below pursuant to terms of one or more Mortgages. Borrowers covenant that the Recognized Value of all Oil and Gas Properties subject to Mortgages shall at all times be not less than the Required Reserve Value. Within 30 days (or such longer time as Administrative Agent may agree in its sole discretion) after Administrative Agent advises Borrowers of the failure to so achieve the Required Reserve Value and the percentage shortfall thereof, Borrowers shall cause the Recognized Value of all Mortgaged Properties to be not less than the Required Reserve Value by executing, or causing a Subsidiary to execute, Mortgages covering additional Proved Oil and Gas Properties sufficient to cover such shortfall.

Section 4.2 Collateral. To secure full and complete payment and performance of the Obligations, each Borrower shall, and shall cause its Subsidiaries to, execute and deliver or cause to be executed and delivered all of the Security Documents required by Administrative Agent covering the Collateral, subject, with respect to Oil and Gas Properties, to the limitations set forth in Section 4.1. Each Borrower shall execute and cause to be executed such further documents and instruments, including without limitation, UCC financing statements, as Administrative Agent, in its reasonable discretion, deems necessary or desirable to create, evidence, preserve, and perfect its Liens in the Collateral and maintain the priority thereof as required by the Loan Documents.

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Section 4.3 Setoff. If an Event of Default exists and subject to the Intercreditor Agreement, Administrative Agent and each Lender shall have the right to set off against the Obligations under the Loan Documents, at any time, any and all deposits (general or special, time or demand, provisional or final) or other sums at any time credited by or owing from Administrative Agent or such Lender to a Borrower whether or not the Obligations under the Loan Documents are then due; provided that in the event that any Defaulting Lender shall exercise any such right of setoff: (a) all amounts so set off shall be paid over immediately to Administrative Agent for further application in accordance with the provisions of Section 12.22 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Administrative Agent and Lenders; and (b) such Defaulting Lender shall provide promptly to Administrative Agent a statement describing in reasonable detail the Obligations under the Loan Documents owing to such Defaulting Lender as to which it exercised such right of setoff. To the extent that a Borrower has accounts, which in the style thereof as reflected in Administrative Agent’s records are designated as royalty, joint interest owner or operator accounts, the foregoing right of setoff shall only extend to funds in such accounts which do not belong to, or otherwise arise from payments to such Borrower for the account of, third-party royalty, joint interest owners, or operators, and any funds in such accounts improperly setoff shall be returned to such Borrower upon presentation by such Borrower of reasonable proof that such funds were being held for the account of such other Persons. Each Lender or Administrative Agent making such an offset and application shall give Borrowers and other Lenders written notice of such offset and application promptly after effecting it. Subject to the Intercreditor Agreement, each amount set off shall be paid to Administrative Agent for application to the Obligations under the Loan Documents in the order set forth in Section 10.3. Subject to the limitations set forth in this Section 4.3, as further security for the Obligations, each Borrower hereby grants to Administrative Agent and each Lender a security interest in all money, instruments, and other Property of such Borrower now or hereafter held by Administrative Agent or such Lender, including, without limitation, Property held in safekeeping. In addition to Administrative Agent’s and each Lender’s right of setoff and as further security for the Obligations, subject to the limitations set forth in this Section 4.3, Each Borrower hereby grants to Administrative Agent and each Lender a security interest in all deposits (general or special, time or demand, provisional or final) and other accounts of such Borrower now or hereafter on deposit with or held by Administrative Agent or such Lender and all other sums at any time credited by or owing from Administrative Agent or such Lender to such Borrower. The rights and remedies of Administrative Agent and each Lender hereunder are in addition to other rights and remedies (including, without limitation, other rights of setoff) which Administrative Agent or such Lender may have. Each Lender agrees to notify Borrowers and the Administrative Agent within ten (10) days after such setoff and application, provided that the failure to give such notice shall not affect the validity of such set-off and application or any other rights and remedies of Administrative Agent and each Lender hereunder.

Section 4.4 Authorization to File Financing Statements. Each of Borrowers and each other Obligated Party that has granted a security interest in connection herewith authorizes Administrative Agent to complete and file, from time to time, financing statements naming such Borrower or such other Obligated Party, as applicable, as debtor.

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ARTICLE 5

CONDITIONS PRECEDENT

Section 5.1 Extension of Credit on Closing Date. The obligation of Lenders to make the Credit Extension hereunder on Closing Date is subject to the condition precedent that Administrative Agent shall have received all of the following, each dated (unless otherwise indicated or otherwise specified by Administrative Agent) the Closing Date, in form and substance satisfactory to Administrative Agent:

(a) Amended and Restated Credit Agreement. Executed counterparts of this Agreement, sufficient in number for distribution to Administrative Agent, each Lender and Borrowers;

(b) Resolutions. Resolutions of the governing body of each Borrower and each other Obligated Party certified by the secretary or an assistant secretary (or a Responsible Officer or other custodian of records) of such Person which authorize the execution, delivery, and performance by such Person of this Agreement, the other Loan Documents to which such Person is or is to be a party and the Intercreditor Agreement to the extent party thereto;

(c) Incumbency Certificate. A certificate of incumbency certified by a Responsible Officer of each Obligated Party certifying the names of the individuals or other Persons authorized on behalf of such Person to sign this Agreement, each of the other Loan Documents to which such Person is or is to be a party (including the certificates contemplated herein), and the Intercreditor Agreement to the extent party thereto, together with specimen signatures of such individual Persons;

(d) Certificate Regarding Consents and Approvals. A certificate of a Responsible Officer of each Obligated Party either (i) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Obligated Party and the validity against such Obligated Party of the Loan Documents to which it is a party and the Intercreditor Agreement to the extent party thereto, and such consents, licenses and approvals shall be in full force and effect, or (ii) stating that no such consents, licenses or approvals are so required;

(e) Closing Certificate. A certificate signed by a Responsible Officer of each Borrower certifying that the conditions specified in Sections 5.2(b), 5.2(c) and 5.2(d) have been satisfied;

(f) Constituent Documents. The Constituent Documents and all amendments thereto for each Borrower and each other Obligated Party that is not a natural Person, with the formation documents included in the Constituent Documents being certified as of a date acceptable to Administrative Agent by the appropriate government officials of the state of incorporation or organization of each Borrower and each other Obligated Party, and all such Constituent Documents being accompanied by certificates that such copies are complete and correct, given by an authorized representative acceptable to Administrative Agent;

(g) Governmental Certificates. Certificates of the appropriate government officials of the state of incorporation or organization of each Obligated Party as to the existence and good standing of such Person, in each case, dated within 30 days prior to the Closing Date; provided that any such certificate(s) due from the Texas Comptroller of Public Accounts may be satisfied with a printout of an electronic search of such office’s records which shows that such Person’s status with respect to its right to transact business in Texas is “active”;

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(h) Notes. The Notes executed by Borrowers in favor of each Lender requesting Notes;

(i) Security Documents. The Security Documents executed by Borrowers and the other Obligated Parties, or amendments, amendments and restatements or confirmations thereof, as applicable, in connection with the amendment and restatement of the Existing Credit Agreement by this Agreement;

(j) Financing Statements. UCC financing statements reflecting Borrowers and the other Obligated Parties, as debtors, and Administrative Agent, as secured party, which are required to grant a Lien which secures the Obligations and covering such Collateral as Administrative Agent may request;

(k) Stock Certificates and Stock Powers. With respect to each Subsidiary or Excluded Subsidiary that is a corporation, all certificates evidencing the Equity Interests of such Subsidiary or Excluded Subsidiary, as applicable, accompanied by undated and duly executed stock powers or instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to Administrative Agent;

(l) Guaranty. An Amended and Restated Guaranty, executed by each Guarantor;

(m) Pledge Agreement. The Pledge Agreement, executed by each of the Pledgors;

(n) Insurance Matters. Copies of insurance certificates describing all insurance policies required by Section 7.5, together with loss payable and lender endorsements in favor of Administrative Agent with respect to all insurance policies covering Collateral;

(o) CAC Acquisition. (i) A true and correct copy of each CAC Acquisition Document, (ii) evidence that all conditions precedent to the closing of the transactions described in the CAC Acquisition Agreement, except the funding of the Credit Extension on Closing Date to enable Borrowers to distribute to CEC to fund in part its obligations under the CAC Acquisition Agreement, shall have been completed in a manner satisfactory to Administrative Agent, (iii) evidence that any indebtedness owed by Sellers which is secured by a Lien on any property described in the CAC Acquisition Agreement has been or concurrently with the Closing Date is being paid in full and such Liens have been or concurrently with the Closing Date are being released pursuant to lien releases satisfactory to Administrative Agent, and (iv) evidence that pursuant to the Acquisition Documents, concurrent with the consummation of the CAC Acquisition, CEC shall have acquired all of the Equity Interests of Carbon Appalachian Company, LLC previously owned by Sellers;

(p) CEC Seller Note. True and correct copies of all agreements, documents or instruments related to the CEC Seller Note, all in form and substance satisfactory to the Administrative Agent;

(q) Lien Searches. The results of UCC Lien searches showing all financing statements and other documents or instruments on file against each Borrower and each other Obligated Party in the appropriate filing offices, such search to be as of a date no more than 30 days prior to the Closing Date, and reflecting no Liens against any of the intended Collateral other than Liens being released or assigned to Administrative Agent concurrently with the initial Credit Extension;

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(r) Opinion of Counsel. A favorable opinion of Welborn Sullivan Meck & Tooley, P.C., legal counsel to Borrowers and Guarantors, as to such matters as Administrative Agent may reasonably request;

(s) Attorneys’ Fees and Expenses. Evidence that the costs and expenses (including reasonable attorneys’ fees) referred to in Section 12.1, to the extent invoiced, shall have been paid in full by Borrowers;

(t) Title Assurances. (i) Title opinions and/or other title information and data acceptable to Administrative Agent covering Oil and Gas Properties that in the aggregate represent not less than 85% of the Recognized Value of all Oil and Gas Properties evaluated in the Initial Reserve Report, reflecting title to the Oil and Gas Properties of the Borrowing Parties in such Oil and Gas Properties which is acceptable to Administrative Agent, and (ii) flood certificates, to the extent applicable, and title opinions and/or other title information and data acceptable to Administrative Agent regarding the Pipeline Systems;

(u) Environmental Reports. Such environmental reports, if any, regarding the Oil and Gas Properties of the Borrowing Parties as Administrative Agent may reasonably request;

(v) Initial Reserve Report. A true and correct copy of the Initial Reserve Report;

(w) Management and Operating Agreements. True and correct copies of any management services agreements, operating agreement and/or all other related agreements as requested by Administrative Agent;

(x) Assumption of Existing Indebtedness; Assignment of Commitments, Liens and Security Interests. Evidence that (i) all obligations and liabilities of CEC under the Existing CEC Credit Agreement and the Existing CEC Loan Documents have been or concurrently with the Closing Date are being assumed in full, jointly and severally, by Borrowers, (ii) all rights, title, and interests of the lenders under the Existing CEC Credit Agreement have been or concurrently with the Closing Date are being assigned to the Lenders under this Agreement, and (iii) all Liens and security interests securing obligations under the Existing CEC Credit Agreement have been or concurrently with the Closing Date are being assigned to Administrative Agent, on behalf of the Secured Parties, all of which shall be pursuant to agreements and instruments satisfactory to Administrative Agent;

(y) Intercreditor Agreement. An Amended and Restated Intercreditor Agreement, duly executed by the parties thereto;

(z) Minimum Revolving Credit Availability. Evidence satisfactory to Administrative Agent that as of the Closing Date, the Revolving Credit Availability is greater than or equal to $5,000,000;

(aa) Beneficial Ownership Certification. To the extent that any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to such Borrower; and

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(bb) Closing Fees. Evidence that any other fees due on or before the Closing Date have been paid, including without limitation, all fees as set forth in any Fee Letter.

For purposes of determining compliance with the conditions set forth in this Section 5.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or be satisfied with, each document or other matter required thereunder to be consented to or approved by or be acceptable or satisfactory to a Lender unless Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 5.2 All Extensions of Credit. The obligation of Lenders to make any Credit Extension hereunder (including the initial Credit Extension) is subject to the following additional conditions precedent:

(a) Request for Credit Extension. Administrative Agent shall have received in accordance with this Agreement, as the case may be, a Revolving Credit Borrowing Request, Term Loan Borrowing Request, or a Letter of Credit Application, as applicable, pursuant to Administrative Agent’s requirements and executed by a Responsible Officer of each Borrower;

(b) No Default. No Default shall have occurred and be continuing, or would result from or after giving effect to such Credit Extension;

(c) No Material Adverse Event. No Material Adverse Event shall have occurred and no circumstance shall exist that could reasonably be expected to result in a Material Adverse Event;

(d) Representations and Warranties. All of the representations and warranties contained in Article 6 and in the other Loan Documents shall be true and correct in all material respects on and as of the date of such Credit Extension with the same force and effect as if such representations and warranties had been made on and as of such date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 5.2, the representations and warranties contained in Section 6.2 shall be deemed to refer to the most recent statements furnished pursuant to Sections 7.1(a) and 7.1(b), respectively;

(e) Additional Documentation. Administrative Agent shall have received such additional approvals, opinions, or documents as Administrative Agent or its legal counsel may reasonably request; and

(f) Revolving Credit Availability. With respect to any request for a Credit Extension of a Revolving Credit Loan, after giving effect to the Credit Extension so requested, the Aggregate Revolving Credit Exposure shall not exceed the Aggregate Revolving Credit Commitments in effect as of the date of such Credit Extension.

Each Credit Extension hereunder shall be deemed to be a representation and warranty by each Borrower that the conditions specified in this Section 5.2 have been satisfied on and as of the date of the applicable Credit Extension.

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ARTICLE 6

REPRESENTATIONS AND WARRANTIES

To induce Administrative Agent and Lenders to enter into this Agreement, and to make Credit Extensions hereunder, each Borrower represents and warrants to Administrative Agent and Lenders that:

Section 6.1 Entity Existence. Each Borrowing Party (a) is duly incorporated or organized, as the case may be, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation or organization; (b) has all requisite power and authority to own its assets and carry on its business as now being or as proposed to be conducted; and (c) is qualified to do business in all jurisdictions in which the nature of its business makes such qualification necessary and where failure to so qualify could reasonably be expected to result in a Material Adverse Event. Each Obligated Party has the power and authority to execute, deliver, and perform its obligations under this Agreement, the other Loan Documents to which it is or may become a party and the Intercreditor Agreement to the extent party thereto.

Section 6.2 Financial Statements; Etc. Each Borrower has delivered to Administrative Agent audited financial statements of such Borrower and its Subsidiaries as at and for the fiscal year ended December 31, 2017 and unaudited financial statements of such Borrower and its Subsidiaries as at and for the 3-month period ended June 30, 2018. Such financial statements are accurate and complete in all material respects, have been prepared in accordance with GAAP, and fairly and accurately present in all material respects, on a consolidated basis, the financial condition of such Borrower and its Subsidiaries as of the respective dates indicated therein and the results of operations for the respective periods indicated therein. None of the Borrowing Parties has any material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments, unrealized or anticipated losses from any unfavorable commitments except as referred to or reflected in such financial statements. No Material Adverse Event has occurred since the effective date of the financial statements referred to in this Section 6.2. All projections delivered by Borrowers to Administrative Agent and Lenders have been prepared in good faith, with care and diligence and using assumptions that are reasonable under the circumstances at the time such projections were prepared and delivered to Administrative Agent and Lenders and all cost, volume and pricing assumptions are disclosed in the projections. Other than the Debt listed on Schedule 8.1 and Debt otherwise permitted by Section 8.1, none of the Borrowing Parties has any Debt.

Section 6.3 Action; No Breach. The execution, delivery, and performance by each Obligated Party of this Agreement, the other Loan Documents to which such Person is or may become a party and the Intercreditor Agreement to the extent party thereto and compliance with the terms and provisions hereof and thereof have been duly authorized by all requisite action on the part of such Person and do not and will not (a) violate or conflict with, or result in a breach of, or require any consent under (i) the Constituent Documents of such Person, (ii) any applicable Law, rule, or regulation or any order, writ, injunction, or decree of any Governmental Authority or arbitrator, or (iii) any agreement or instrument to which such Person is a party or by which it or any of its Properties is bound or subject which could result in a Material Adverse Event, or (b) constitute a default under any such agreement or instrument which could result in a Material Adverse Event, or result in the creation or imposition of any Lien upon any of the revenues or assets of such Person.

Section 6.4 Operation of Business. Each Borrowing Party possesses all licenses, permits, consents, authorizations, franchises, patents, copyrights, trademarks, and trade names, or rights thereto, necessary to conduct its respective businesses substantially as now conducted and as presently proposed to be conducted, and none of the Borrowing Parties is in violation of any valid rights of others with respect to any of the foregoing which could reasonably be expected to result in a Material Adverse Event.

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Section 6.5 Litigation and Judgments. Except as specifically disclosed in Schedule 6.5 as of the date hereof, there is no action, suit, investigation, or proceeding before or by any Governmental Authority or arbitrator pending, or to the knowledge of any Borrower, threatened against or affecting any Obligated Party that could, if adversely determined, result in a Material Adverse Event. There are no outstanding judgments against any Obligated Party that could result in an Event of Default.

Section 6.6 Rights in Properties; Liens.

(a) Each Borrowing Party has good and indefeasible title to or valid leasehold interests in its respective Properties, including the Properties reflected in the financial statements described in Section 6.2 but excluding the Oil and Gas Properties owned by the Borrowing Parties, and none of such Properties is subject to any Lien, except Permitted Liens.

(b) The most recently delivered Reserve Report sets forth a complete and accurate list of all Oil and Gas Properties owned by each Borrowing Party as of such date, showing as of the date thereof the lessor, lessee, lease date, recording information and legal description for each oil, gas and/or mineral lease in which any Borrowing Party has an interest, which leases shall be grouped by the applicable well or unit. Each Borrowing Party has good and defensible title in and to such Oil and Gas Properties. Such Oil and Gas Properties are free and clear of all Liens, other than Liens created or permitted by the Loan Documents, and Liens set forth on Schedule 8.2. Except in the ordinary course of business and consistent with historical practice, no Person other than such Person has any ownership interests, whether legal or beneficial, in such Person’s purported interests in such Oil and Gas Properties.

(c) The Mortgaged Properties are described in and covered by the Reserve Reports which have previously been delivered to and relied upon by Administrative Agent and the Lenders in connection with this Agreement. Borrowers have provided Administrative Agent with title information and title data acceptable to Administrative Agent reflecting title to the Oil and Gas Properties of the Borrowing Parties in accordance with Section 7.14. Each of the Borrowing Parties owns (or, contemporaneously with the closing of any Acquisitions being financed through and closed substantially contemporaneously with the initial Credit Extension, will own) at least the net interest and production attributable to the wells and units evaluated in each Reserve Report delivered to Administrative Agent, except such as may result, after the delivery of such Reserve Report, from customary provisions of operating agreements requiring or allowing for the acquisition of the interests of any non-consenting parties so long as Borrowers promptly notify Administrative Agent thereof. The ownership of such Properties shall not in the aggregate obligate any Borrower or any Subsidiary to bear costs and expenses relating to the maintenance, development and operations of such Properties in an amount in excess of the working interests of such Properties as shown in each such Reserve Report, except such as may result, after the delivery of such Reserve Report, from customary provisions of operating agreements requiring or allowing the parties thereto to pay the share of costs of a non-consenting party so long as Borrowers promptly notify Administrative Agent of such changes. No Borrowing Party has conveyed or transferred to any other Person a beneficial interest in the Oil and Gas Properties owned by it of record, whether pursuant to unrecorded assignments or transfers or accounting mechanisms, except to the extent disclosed or taken into account in the most recent Reserve Report. Each of the Borrowing Parties has paid all royalties payable under the oil and gas leases concerning which it is an operator, except to those contested in accordance with the terms of the applicable joint operating agreement, held in suspense or otherwise contested in good faith and by appropriate proceedings and reserves for the payment of which are being maintained in accordance with GAAP.

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(d) The Pipeline Systems are covered by recorded Easements or deeds in favor of the applicable Borrowing Party (or its predecessors in interest) and its respective successors and assigns, except where the failure of the Pipeline Systems to be so covered, individually or in the aggregate, (i) does not materially interfere with the ordinary conduct of the businesses of the Borrowing Parties in substantially the manner as such businesses were operated immediately prior to the Closing Date, (ii) does not materially detract from the value or the use of the portion of the Pipeline Systems which are not covered and (iii) could not reasonably be expected to result in a Material Adverse Event.

(e) The Easements establish a contiguous and continuous right-of-way for each separate system of tubes and pipelines comprising the Pipeline Systems and grant the applicable Borrowing Party (or its predecessors in interest) and its respective successors and assigns, the right to construct, operate and maintain the Pipeline Systems in, over, under or across the land covered thereby in the same way that a prudent owner and operator in the midstream pipeline business would construct, operate and maintain similar assets.

(f) There has been no and there is not presently any occurrence of any (i) breach or event of default on the part of any Borrower or any Subsidiary with respect to any Easement, (ii) to the best knowledge of any Borrower, breach or event of default on the part of any other party to any Easement, and (iii) event that, with the giving of notice or lapse of time or both, would constitute such breach or event of default on the part of any Borrower or any Subsidiary with respect to any Easement or, to the best knowledge of any Borrower, on the part of any other party thereto, in each case, to the extent such breach or default, individually or in the aggregate, (A) materially interferes with the ordinary conduct of the businesses of the Borrowing Parties in substantially the manner as such businesses were operated immediately prior to the Closing Date, (B) materially detracts from the value or the use of the portion of the Pipeline Systems covered thereby and (C) could reasonably be expected to result in a Material Adverse Event.

(g) (i) the Easements are in full force and effect in all material respects and are valid and enforceable against the parties thereto in accordance with their terms (subject to the effect of any applicable Debtor Relief Laws and subject to, as to enforceability, general principles of equity) and (ii) all rental and other payments due thereunder by the Borrowing Parties and their predecessors in interest, have been duly paid in accordance with the terms of the Easements, except to the extent that the failure to do so, individually or in the aggregate, (A) does not materially interfere with the ordinary conduct of the businesses of the Borrowing Parties in substantially the manner as such businesses were operated immediately prior to the Closing Date, (B) does not materially detract from the value or the use of the portion of the Pipeline Systems covered thereby and (C) could not reasonably be expected to result in a Material Adverse Event.

(h) The applicable portions of the Pipeline Systems are located with the confines of the descriptions contained in the Easements and do not encroach upon any adjoining property in any one or more material respects.

Section 6.7 Enforceability. This Agreement constitutes, and the other Loan Documents to which any Borrower or any other Obligated Party is a party and the Intercreditor Agreement to the extent any Borrower or any other Obligated Party is party thereto, when delivered, shall constitute legal, valid, and binding obligations of such Person, enforceable against such Person in accordance with their respective terms, except as limited by Debtor Relief Laws and by general principles of equity, whether applied by a court of law or equity.

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Section 6.8 Approvals. Except for the applicable authorization, approval, or consent contemplated by and obtained for this Agreement, the other Loan Documents or the Acquisition Agreement, no authorization, approval, or consent of, and no filing or registration with, any Governmental Authority or third party is or will be necessary for the execution, delivery, or performance by any Borrower or any other Obligated Party of this Agreement, the other Loan Documents to which such Person is or may become a party or the Intercreditor Agreement to the extent such Person is party thereto or the validity or enforceability thereof.

Section 6.9 Taxes. Except to the extent that a failure to do so could not be reasonably expected to result in a Material Adverse Event, each of the Borrowing Parties has filed all tax returns (federal, state, and local) required to be filed, including all income, franchise, employment, Property, and sales tax returns, and has paid all of their respective liabilities for taxes, assessments, governmental charges, and other levies that are due and payable, other than taxes the payment of which is being contested in good faith and by appropriate proceedings and reserves for the payment of which are being maintained in accordance with GAAP. No Borrower knows of any pending investigation of any Borrower or any Subsidiary by any taxing authority or of any pending but unassessed tax liability of any Borrower or any Subsidiary. No Borrowing Party is party to any tax sharing agreement.

Section 6.10 Use of Proceeds; Margin Securities. The proceeds of the Revolving Credit Borrowings shall be used by Borrowers for working capital in the ordinary course of business, for the acquisition, drilling and development of the Oil and Gas Properties of the Borrowing Parties, to fund a portion of the CAC Acquisition as permitted by Section 8.4(d) and (e), and for other general company or corporate purposes, as applicable. The proceeds of the Term Loans will be used by Borrower to partially finance the CAC Acquisition and the related transactions contemplated thereby. No Borrowing Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T, U, or X of the Board of Governors), and no part of the proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock.

Section 6.11 ERISA. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of any Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. No application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan. There are no pending or, to the knowledge of any Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan. There has been no Prohibited Transaction or violation of the fiduciary responsibility rules with respect to any Plan. No ERISA Event has occurred or is reasonably expected to occur. No Plan has any Unfunded Pension Liability. No Obligated Party or ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA). No Obligated Party or ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan. No Obligated Party or ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

Section 6.12 Disclosure. No statement, information, report, representation, or warranty made by any Borrower or any other Obligated Party in this Agreement, in any other Loan Document or the Intercreditor Agreement or furnished to Administrative Agent or any Lender in connection with this Agreement or any of the transactions contemplated hereby contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading. There is no fact known to any Borrower which is a Material Adverse Event, or which might in the future be reasonably expected to result in a Material Adverse Event that has not been disclosed in writing to Administrative Agent and each Lender.

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Section 6.13 Subsidiaries.

(a) No Borrower has any Subsidiaries other than those listed on Schedule 6.13(a) (and, if subsequent to the Closing Date, such additional Subsidiaries as have been formed or acquired in compliance with Section 7.13), and Schedule 6.13(a) sets forth the jurisdiction of incorporation or organization of each such Subsidiary and the percentage of the applicable Borrower’s ownership interest in such Subsidiary. All of the outstanding Equity Interests in each Subsidiary described on Schedule 6.13(a) have been validly issued, are fully paid, and are nonassessable. Other than (i) in connection with its equity incentive plans or (ii) as disclosed in its financial statements, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments of any nature relating to any Equity Interests of any Borrower or any Subsidiary.

(b) All Excluded Subsidiaries are listed on Schedule 6.13(b), and sets forth the jurisdiction of incorporation or organization of each such Excluded Subsidiary, the percentage of the applicable Borrower’s ownership interest in such Excluded Subsidiary, and the amount of investment of such Borrower in such Excluded Subsidiary.

Section 6.14 Agreements. No Borrowing Party is a party to any indenture, loan, or credit agreement, or to any lease or other agreement or instrument, or subject to any charter or corporate or other organizational restriction, in each case which could reasonably be expected to result in a Material Adverse Event. No Borrowing Party is in default in any respect in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument material to its business to which it is a party which could reasonably be expected to result in a Material Adverse Event.

Section 6.15 Compliance with Laws. No Borrowing Party is in violation in any material respect of any Law, rule, regulation, order, or decree of any Governmental Authority or arbitrator.

Section 6.16 Inventory. All inventory (including Hydrocarbons) of the Borrowing Parties has been and will hereafter be produced in material compliance with all applicable Laws, rules, regulations, and governmental standards, including, without limitation, the minimum wage and overtime provisions of the Fair Labor Standards Act (29 U.S.C. §§ 201-219).

Section 6.17 Regulated Entities. No Borrowing Party is (a) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, (b) a “utility” under the Laws of the State of Texas or any other jurisdiction wherein such Person is required to qualify to do business or (c) subject to regulation under any other federal or state statute, rule or regulation limiting its ability to incur Debt, pledge its assets or perform its obligations under the Loan Documents or the Intercreditor Agreement.

Section 6.18 Environmental Matters. Except (i) as could not reasonably be expected to result in a Material Adverse Event or (ii) as set forth on Schedule 6.18:

(a) The Borrowing Parties and all of their respective Properties, assets, and operations are in compliance with all Environmental Laws. No Borrower is aware of, nor has any Borrower received notice of, any past, present, or future conditions, events, activities, practices, or incidents which may interfere with or prevent the compliance or continued compliance by the Borrowing Parties with all Environmental Laws;

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(b) Each of the Borrowing Parties has obtained all permits, licenses, and authorizations that are required under applicable Environmental Laws, and all such permits are in good standing and the Borrowing Parties are in compliance with all of the terms and conditions of such permits;

(c) No Hazardous Materials exist on, about, or within or have been used, generated, stored, transported, disposed of on, or Released from any of the Properties or assets of any Borrower or any Subsidiary. The use which the Borrowing Parties make and intend to make of their respective Properties and assets will not result in the use, generation, storage, transportation, accumulation, disposal, or Release of any Hazardous Material on, in, or from any of their Properties or assets;

(d) No Borrowing Party or any of their respective currently or previously owned or leased Properties or operations is subject to any outstanding or threatened order from or agreement with any Governmental Authority or other Person or subject to any judicial or docketed administrative proceeding with respect to (i) failure to comply with Environmental Laws, (ii) Remedial Action, or (iii) any Environmental Liabilities arising from a Release or threatened Release;

(e) There are no conditions or circumstances associated with the currently or previously owned or leased Properties or operations of any Borrower or any Subsidiary that could reasonably be expected to give rise to any Environmental Liabilities;

(f) No Borrowing Party is a treatment, storage, or disposal facility requiring a permit under the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., regulations thereunder or any comparable provision of state Law. The Borrowing Parties are in compliance with all applicable financial responsibility requirements of all Environmental Laws;

(g) None of Borrowers or any of their Subsidiaries has filed or failed to file any notice required under applicable Environmental Law reporting a Release; and

(h) No Lien arising under any Environmental Law has attached to any Property or revenues of any Borrower or any Subsidiary.

Section 6.19 Intellectual Property. The the Borrowing Parties own, or are licensed to use, all Intellectual Property necessary to conduct their business as currently conducted except for such Intellectual Property the failure of which to own or license could not result in a Material Adverse Event.

Section 6.20 Anti-Corruption Laws and Sanctions. Each Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by such Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and each Borrower, its Subsidiaries and their respective officers and employees, and to the knowledge of each Borrower, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) any Borrower or any Subsidiary or (b) to the knowledge of any Borrower, any of their respective directors, officers, employees, or agents, is a Sanctioned Person. No Credit Extension or use of proceeds of any Credit Extension will violate Anti-Corruption Laws or applicable Sanctions.

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Section 6.21 Patriot Act. The Obligated Parties, each of their Subsidiaries, and each of their Affiliates are in compliance with (a) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B Chapter V, as amended), and all other enabling legislation or executive order relating thereto, (b) the Patriot Act, and (c) all other federal or state Laws relating to "know your customer" and anti-money laundering rules and regulations. No part of the proceeds of any Loan will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.

Section 6.22 Insurance. The Properties of the Borrowing Parties are insured with financially sound and reputable insurance companies not Affiliates of a Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried in conformity with prudent industry practice by companies in the oil and gas industry owning similar Properties in localities where such Borrower or the applicable Subsidiary operates.

Section 6.23 Solvency. Each of Borrowers and the other Obligated Parties is Solvent and has not entered into any transaction with the intent to hinder, delay or defraud a creditor.

Section 6.24 Security Documents. The provisions of the Security Documents are effective to create in favor of Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable Lien (subject to Permitted Liens) on all right, title and interest of the respective Obligated Parties party thereto in the Collateral. Except for filings completed in connection with the Closing Date and as otherwise contemplated hereby and by the Security Documents, no filing or other action will be necessary to perfect such Liens in Collateral.

Section 6.25 Businesses. Each Borrower is presently engaged directly or through its Subsidiaries in the business of oil and gas acquisition, exploration, development, and production.

Section 6.26 Labor Matters. There are no labor controversies pending, or to the best knowledge of Borrowers, threatened against any Borrower or any Subsidiary which could reasonably be expected to result in a Material Adverse Event.

Section 6.27 Gas Balancing Agreements and Advance Payment Contracts. As of the Closing Date, (a) there is no Material Gas Imbalance, and (b) the aggregate amount of all Advance Payments received by the Borrowing Parties under Advance Payment Contracts which have not been satisfied by delivery of production does not exceed $500,000.

Section 6.28 Hedging Agreements and Transactions. Schedule 6.28 sets forth a complete and correct list of all Hedging Agreements and Hedging Transactions entered into by any Borrower or any Subsidiary in effect or to be in effect on the Closing Date and on the date of each update thereof required hereunder, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the Hedge Termination Value thereof, and the counterparty thereto.

Section 6.29 Flood Matters. No "Building" (as defined in the applicable Flood Insurance Regulation) or "Manufactured (Mobile) Home" (as defined in the applicable Flood Insurance Regulation) is located on any Mortgaged Property within an area having special flood hazards and in which flood insurance is available under the Flood Insurance Regulations, and no "Building" or "Manufactured (Mobile) Home" is encumbered by the Mortgages.

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Section 6.30 State Regulation.

(a) No portion of the Pipeline Systems is comprised of any interstate common carrier pipeline operations subject to rate regulation by the FERC under the Natural Gas Act or the Interstate Commerce Act and the Energy Policy Act.

(b) The intrastate common carrier pipeline operations of the Pipeline Systems (the "Intrastate Pipelines"), if any, are subject to regulation by the State Pipeline Regulatory Agencies. Each Borrowing Party that owns pipelines and conducts pipeline operations has followed prudent practice in the hydrocarbon transportation, processing and distribution industries, as applicable, regarding the setting of rates for services provided and the implementation of such rates. There is no reason to believe that the current or past rates charged by each Borrowing Party for products sold or services rendered by the Intrastate Pipelines provide more than an allowable return on investment or are unduly discriminatory or that the Intrastate Pipelines have otherwise operated in an unlawful manner. Except as set forth on Schedule 6.30(b), no Borrowing Party that owns any interest in any of the Intrastate Pipelines has been or is the subject of a complaint, investigation or other proceeding by any Governmental Authority regarding their respective rates or practices with respect to the Intrastate Pipelines. There is no reason to believe that any complaint, investigation or other proceeding set forth on Schedule 6.30(b), individually or in the aggregate, could result, if adversely determined to the position or interest of any Borrower or any Subsidiary, in a Material Adverse Event.

(c) Each of the Borrowing Parties is in compliance, in all material respects, with all rules, regulations and orders of all State Pipeline Regulatory Agencies applicable to the Pipeline Systems.

(d) As of the Closing Date, no Borrowing Party is liable for any refunds or interest thereon as a result of an order from any Governmental Authority with jurisdiction over the Pipeline Systems.

(e) Without limiting the generality of Section 6.8, no certificate, license, permit, consent, authorization or order (to the extent not otherwise obtained) is required by any Borrower or any Subsidiary from any Governmental Authority to construct, own, operate and maintain the Pipeline Systems, or to transport, process and/or distribute Hydrocarbons under existing contracts and agreements as the Pipeline Systems are presently owned, operated and maintained.

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ARTICLE 7

AFFIRMATIVE COVENANTS

Each Borrower covenants and agrees that, as long as the Obligations or any part thereof are outstanding (other than contingent indemnification obligations) or any Letter of Credit shall remain outstanding (unless arrangements satisfactory to the L/C Issuer have been made) or any Lender has any Commitment hereunder:

Section 7.1 Reporting Requirements. Borrowers will furnish to Administrative Agent (with copies for each Lender):

(a) Borrowers' Annual Financial Statements.

(i) As soon as available, and in any event within 90 days after the last day of the fiscal year ending December 31, 2018, a copy of the annual audited report for each of (A) Carbon Appalachian Company, LLC and its Subsidiaries, and (B) CEC and its Subsidiaries, each for such fiscal year containing, on a consolidated basis, balance sheets and statements of income, retained earnings, and cash flow as of the end of such fiscal year and for the 12-month period then ended, in each case setting forth in comparative form the figures for the preceding fiscal year, all in reasonable detail and audited by and accompanied by a report of an independent certified public accountants of recognized standing reasonably acceptable to Administrative Agent, to the effect that such report has been prepared in accordance with GAAP and containing no material qualifications or limitations on scope, and such other information reasonably requested by the Administrative Agent; and

(ii) As soon as available, and in any event within 90 days after the last day of each fiscal year of Borrowers, beginning with the fiscal year ending December 31, 2019, a copy of the annual audited report of each Borrower and its Subsidiaries for such fiscal year containing, on a consolidated basis, along with a combined report for the Borrowing Parties collectively, balance sheets and statements of income, retained earnings, and cash flow as of the end of such fiscal year and for the 12-month period then ended, in each case setting forth in comparative form the figures for the preceding fiscal year (other than for the fiscal year ending December 31, 2019), all in reasonable detail and audited by and accompanied by a report of an independent certified public accountants of recognized standing reasonably acceptable to Administrative Agent, to the effect that such report has been prepared in accordance with GAAP and containing no material qualifications or limitations on scope;

(b) Borrowers' Quarterly Financial Statements. As soon as available, and in any event within 60 days after the last day of each fiscal quarter of Borrowers, commencing with the fiscal quarter ending March 31, 2019, a copy of an unaudited financial report of each Borrower and its Subsidiaries as of the end of such fiscal quarter and for the portion of the fiscal year then ended, containing, on a consolidated basis, along with a combined report for the Borrowing Parties collectively, balance sheets and statements of income, retained earnings, and cash flow, in each case setting forth in comparative form the figures for the corresponding period of the preceding fiscal year, all in reasonable detail certified by a Responsible Officer of each Borrower to have been prepared in accordance with GAAP and to fairly and accurately present in all material respects (subject to year-end audit adjustments) the financial condition and results of operations of the Borrowing Parties, on a combined and consolidated basis, as of the dates and for the periods indicated therein;

(c) Compliance Certificate. Concurrently with the delivery of each of the financial statements referred to in Sections 7.1(a) and 7.1(b), a Compliance Certificate executed by a Responsible Officer of each Borrower (i) stating that to the best of the knowledge of such Responsible Officers executing the same, no Default has occurred and is continuing, or if a Default has occurred and is continuing, a statement as to the nature thereof and the action which is proposed to be taken with respect thereto, (ii) showing in reasonable detail the calculations demonstrating compliance with the covenants set forth in Article 9, (iii) containing an update to Schedule 6.13(b); provided, however, only if since the date of the last delivery of such Schedule 6.13(b) (A) a new Excluded Subsidiary has been created by any Borrower or any Subsidiary, (B) any Borrower shall have invested more than $2,000,000 in any Excluded Subsidiary, or (C) any other changes shall have occurred to such Schedule 6.13(b), (iv) containing an update to Schedule 6.28 and (v) containing such other certifications set forth therein. For any financial statements delivered electronically by a Responsible Officer in satisfaction of the reporting requirements set forth in Sections 7.1(a) or 7.1(b) that are not accompanied by the required Compliance Certificate, that Responsible Officer shall nevertheless be deemed to have certified the factual matters described in this Section 7.1(c) with respect to such financial statements; provided, however, such deemed certification shall not excuse or be construed as a waiver of Borrowers' obligation to deliver the required Compliance Certificate;

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(d) Management Letters. Promptly upon receipt thereof, a copy of any management letter or written report (except standard or customary correspondence) submitted to any Borrower or any Subsidiary by independent certified public accountants with respect to the business, financial condition, operations or Properties of any Borrower or any Subsidiary;

(e) Notice of Litigation. Promptly after the commencement thereof, notice of all actions, suits, and proceedings before any Governmental Authority or arbitrator not previously disclosed in writing to the Administrative Agent affecting any Borrower or any Subsidiary (including, without limitation, any form of material notice, summons, citation, proceeding or order received from any State Pipeline Regulatory Agency or any other Governmental Authority concerning the regulation of any material portion of the Pipeline Systems) which, if determined adversely to such Borrower or such Subsidiary, could be a Material Adverse Event;

(f) Notice of Default. As soon as possible and in any event within 5 Business Days after the occurrence of any Default, a written notice setting forth the details of such Default and the action that Borrowers have taken and propose to take with respect thereto;

(g) ERISA Reports. Promptly after the filing or receipt thereof, copies of all reports, including annual reports, and notices which any Borrower or any ERISA Affiliate files with or receives from the PBGC, the IRS, or the U.S. Department of Labor under ERISA; as soon as possible and in any event within 5 Business Days after any Borrower or any ERISA Affiliate knows or has reason to know that any ERISA Event or Prohibited Transaction has occurred with respect to any Plan, a certificate of the chief financial officer of such Borrower setting forth the details as to such ERISA Event or Prohibited Transaction and the action that such Borrower proposes to take with respect thereto; annually, copies of the notice described in Section 101(f) of ERISA that any Borrower or ERISA Affiliate receives with respect to a Plan or Multiemployer Plan;

(h) Reports to Other Creditors. Promptly after the furnishing thereof, copies of any material statement or report furnished to any other party pursuant to the terms of any indenture, loan, or credit or similar agreement and not otherwise required to be furnished to Administrative Agent pursuant to any other clause of this Section 7.1;

(i) Acquisitions and Dispositions of Oil and Gas Properties. Concurrently with each Reserve Report delivered under Section 7.1(k) below, a list and description showing the lessor, lessee, lease date, recording information and legal description for each oil, gas and/or mineral lease (which leases shall be grouped by the applicable well or unit) and a sufficient description of any other Oil and Gas Property in which any Borrower or any Subsidiary acquired an interest or Disposed of since the delivery to Administrative Agent of the immediately previous Reserve Report;

(j) Notice of Material Adverse Event. As soon as possible and in any event within 5 Business Days after the occurrence thereof, written notice of any event or circumstance that could reasonably be expected to result in a Material Adverse Event;

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(k) Reserve Reports. (i) On or before April 1 of each year, a Reserve Report prepared by an Independent Engineer, (ii) on or before October 1 of each year, a Reserve Report prepared by Borrowers' own engineers and certified by a Responsible Officer of each Borrower or prepared by an Independent Engineer, and (iii) with each Reserve Report, an update to Schedule 6.28;

(l) Lease Operating Statements. Together with each Reserve Report delivered under Section 7.1(k) above, a Lease Operating Statement;

(m) Updated Schedules. Within 30 days after each request from Administrative Agent, updates to Schedules 6.13(b) and 6.28 of this Agreement and updates to the schedules to such other Loan Documents as may be requested by Administrative Agent, upon which delivery Borrowers shall be deemed to have made all applicable representations and warranties with respect thereto contained in the applicable Loan Documents;

(n) Material Gas Imbalance; Advance Payments. Promptly upon the occurrence thereof, notice to Administrative Agent of any Material Gas Imbalance or Advance Payments in violation of Section 8.18 hereof;

(o) Tax Returns. Within 30 days after each filing thereof by each Obligated Party with any Governmental Authority, if requested by Administrative Agent, complete copies of the federal and state income tax returns so filed;

(p) Accounts Aging Report. Concurrently with the delivery of each of the financial statements referred to in Sections 7.1(a) and 7.1(b), a report setting forth all accounts receivable and accounts payable of each Borrower and their Subsidiaries as of the date of such delivery, such report to show the age of such accounts and such other information as Administrative Agent shall reasonably request;

(q) Change in Insurance. Within 10 Business Days after any material change in insurance coverage by any Borrower or any Subsidiary from that previously disclosed to Administrative Agent, a report describing such change, and, within 30 days after each request by Administrative Agent, certificates of insurance from the insurance companies insuring the Borrowing Parties, describing such insurance coverage;

(r) Purchasers of Production. Within 10 Business Days after receipt of each request from Administrative Agent, a report setting forth the identities and addresses of all Persons remitting proceeds from the sale of Hydrocarbon production from or attributable to Collateral to any Person who has executed a Mortgage;

(s) Operating Budget. As soon as available, but in any event within 90 days after the last day of each fiscal year of CAE, an annual Borrower-prepared operating budget for the fiscal year in which such budget is due, including at a minimum an income statement, balance sheet, cash flow statement and capital expenditure plan of Borrowers;

(t) Production Reports. Within 15 days after request by Administrative Agent, a Production Report;

(u) CEC Seller Note. As soon as possible and in any event within 5 Business Days after the occurrence of any default, amendment or modification of the CEC Seller Note, a written notice setting forth the details of such default, amendment or modification; and

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(v) General Information. Promptly, such other information concerning (i) any Borrower, any of their Subsidiaries, any other Obligated Party, or (ii) any Borrower's, any Subsidiary or any other Obligated Party's Oil and Gas Properties or Pipeline Systems, as Administrative Agent, or any Lender through Administrative Agent, may from time to time reasonably request.

No reporting requirement in this Section 7.1 shall be construed as waiving or eliminating any covenants or restrictions set forth elsewhere in this Agreement or in the other Loan Documents. All representations and warranties set forth in the Loan Documents with respect to any financial information concerning any Borrower or any Guarantor shall apply to all financial information delivered to Administrative Agent by such Borrower, such Guarantor, or any Person purporting to be a Responsible Officer of such Borrower or such Guarantor or other representative of such Borrower or such Guarantor regardless of the method of such transmission to Administrative Agent or whether or not signed by such Borrower, such Guarantor, or such Responsible Officer or other representative, as applicable.

Section 7.2 Maintenance of Existence; Conduct of Business. Each Borrower shall, and shall cause each of its Subsidiaries to, preserve and maintain its existence and all of its leases, privileges, licenses, permits, franchises, qualifications, and rights that, in its reasonable business judgment, are necessary or desirable in the ordinary conduct of its business, except to the extent a failure to so preserve and maintain could not reasonably be expected to result in a Material Adverse Event. Each Borrower shall, and shall cause each of its Subsidiaries to, conduct its business in an orderly manner in accordance with prudent industry practice by companies in the oil and gas industry owning similar properties in localities where such Borrower or the applicable Subsidiary operates.

Section 7.3 Maintenance and Operation of Properties.

(a) Each Obligated Party shall at all times maintain, develop and operate its Oil and Gas Properties in a good and workmanlike manner in accordance with prudent industry practice by companies in the oil and gas industry owning similar properties in localities where such Borrower or the applicable Subsidiary operates and will observe and comply in all material respects with all of the terms and provisions of all oil and gas leases relating to such Oil and Gas Properties so long as such oil and gas leases are capable of producing Hydrocarbons in commercial quantities, to the extent that the failure to so observe and comply could reasonably be expected to result in a Material Adverse Event.

(b) Each Obligated Party shall use commercially reasonable efforts to remain as the named operator for each oil or gas well in which it now or hereafter owns an interest if (i) any such party is the operator thereof on the date hereof or becomes the operator thereof subsequent hereto and (ii) such well is now or hereafter becomes Collateral.

(c) Each Obligated Party shall at all times maintain, preserve and keep all operating equipment used or useful with respect to its Oil and Gas Properties in proper repair, working order and condition, and make all necessary or appropriate repairs, renewals, replacements, additions and improvements thereto as would a reasonably prudent operator of similar properties in localities where such Borrower or the applicable Subsidiary operates.

(d) Each Obligated Party shall comply in all material respects with all Laws and agreements applicable to or relating to its Oil and Gas Properties or the production and sale of Hydrocarbons therefrom and all applicable proration and conservation Laws of the jurisdictions in which such Properties are located, to the extent that the failure to so comply with such Laws or agreements could reasonably be expected to result in a Material Adverse Event.

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(e) With respect to the Oil and Gas Properties referred to in this Section 7.3 that are operated by operators other than an Obligated Party or any Affiliate of an Obligated Party, no Obligated Party shall be obligated itself to perform any undertakings contemplated by the covenants and agreements contained in this Section 7.3 which are performable only by such operators and are beyond its control, but the Obligated Parties shall use commercially reasonable efforts to cause such operators to perform such undertakings.

(f) No Obligated Party will amend, alter or change in any respect which could reasonably be expected to be materially adverse to its interests or that of Lenders any agreements relating to the operations or business arrangements of such Obligated Party or the compression, gathering, sale or transportation of oil and gas from the Oil and Gas Properties included in the most recent determination of the Borrowing Base without the prior written consent of Administrative Agent, which consent shall not be unreasonably withheld.

Section 7.4 Taxes and Claims. Each Borrower shall, and shall cause each of its Subsidiaries to, pay or discharge at or before maturity or before becoming delinquent (a) all Taxes, levies, assessments, and governmental charges imposed on it or its income or profits or any of its Property, and (b) all lawful claims for labor, material, and supplies, which, if unpaid, could become a Lien upon any of its Property; provided, however, that none of the Borrowers or any of their Subsidiaries shall be required to pay or discharge any Tax, levy, assessment, or governmental charge which is being contested in good faith by appropriate proceedings diligently pursued, and for which adequate reserves in accordance with GAAP have been established.

Section 7.5 Insurance.

(a) Each Borrower shall, and shall cause each of its Subsidiaries, and shall use its commercially reasonable efforts to cause each of the other operators of the Oil and Gas Properties of the Borrowing Parties to, maintain insurance with financially sound and reputable insurance companies in such amounts and covering such risks as is customarily carried in conformity with prudent industry practice by companies in the oil and gas industry owning similar Properties in the same general areas in which the Borrowing Parties operate, provided that in any event each Borrower will maintain and cause each of its Subsidiaries to maintain workmen's compensation insurance, property insurance, and comprehensive general liability insurance reasonably satisfactory to Administrative Agent. Each insurance policy of Borrowers or their Subsidiaries covering Collateral shall name Administrative Agent as loss payee and each insurance policy covering liabilities shall name Administrative Agent as additional insured, and each such insurance policy shall provide that such policy will not be cancelled or reduced without 30 days prior written notice to Administrative Agent.

(b) Subject to the Intercreditor Agreement and subject to Section 7.5(c) below, all proceeds of insurance shall be paid over to Administrative Agent for application to the Obligations under the Loan Documents, unless Majority Lenders otherwise agree in writing in their sole discretion.

(c) So long as no Default or Borrowing Base Deficiency is continuing, a Borrower or a Subsidiary may apply the net proceeds of a casualty or condemnation (each a "Loss") to the repair, restoration, or replacement of the assets suffering such Loss, so long as (i) such repair, restoration, or replacement is completed within 180 days after the date of such Loss (or such longer period of time agreed to in writing by Majority Lenders), and (ii) such Loss did not cause an Event of Default. If (x) an Event of Default occurs pursuant to which the Obligations under the Loan Documents are accelerated in accordance with Section 10.2 or (y) such repair, restoration, or replacement is not completed within 180 days of the date of such Loss (or such longer period of time agreed to in writing by Majority Lenders), then in each case Administrative Agent may immediately and without notice to any Person apply all of such net proceeds to such Obligations, regardless of any other prior agreement regarding the disposition of such net proceeds.

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(d) If at any time the representations made in Section 6.30 are untrue and any Building or Manufactured (Mobile) Home (as defined in applicable Flood Insurance Regulations) is included in the Collateral and is or has become located in an area designated as a "flood hazard area" under applicable Flood Insurance Regulations, each Borrower shall, and shall cause each of its Subsidiaries to, (i) provide Administrative Agent with a description of such Building or Manufactured (Mobile) Home, including the address and legal description thereof and such other information as may be requested by Administrative Agent to obtain a flood determination or otherwise satisfy its obligations under applicable Flood Insurance Regulations, (ii) obtain flood insurance in such amounts as required by applicable Flood Insurance Regulations and (iii) provide evidence in form and substance satisfactory to Administrative Agent of such flood insurance to Administrative Agent.

Section 7.6 Inspection Rights. At any reasonable time and from time to time during normal business hours, each Borrower shall, and shall, upon at least 1 Business Day's advance written request from Administrative Agent or any Lender, cause each of its Subsidiaries to, permit representatives of Administrative Agent or any Lender (a) to examine, inspect, review, evaluate and make physical verifications and appraisals of the Mortgaged Properties and other Collateral in any manner and through any medium that Administrative Agent or such Lender considers advisable, (b) to examine, copy, and make extracts from its books and records, (c) to visit and inspect its Properties, and (d) to discuss its business, operations, and financial condition with its officers, employees, and independent certified public accountants, in each instance, at Borrowers' expense.

Section 7.7 Keeping Books and Records. Each Borrower shall, and shall cause each of its Subsidiaries to, maintain proper books of record and account in which full, true, and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities.

Section 7.8 Compliance with Laws. Each Borrower shall, and shall cause each of its Subsidiaries to, (a) comply in all material respects with all applicable Laws and decrees of any Governmental Authority or arbitrator, (b) maintain at all times all consents or approvals required from the United States or any state of the United States (or other applicable Governmental Authorities) necessary to grant to Administrative Agent a Lien on the Oil and Gas Properties of the Borrowing Parties, and (c) maintain in effect and enforce policies and procedures designed to ensure compliance by Borrowers, their respective Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

Section 7.9 Compliance with Agreements. Each Borrower shall, and shall cause each of its Subsidiaries to, comply in all material respects with all agreements, contracts, and instruments binding on it or affecting its Properties or business, except to the extent a failure to so comply could not reasonably be expected to result in a Material Adverse Event.

Section 7.10 Further Assurances. Each Borrower shall, and shall cause each of its Subsidiaries and each other Obligated Party to, execute and deliver such further agreements and instruments and take such further action as may be reasonably requested by Administrative Agent or any Lender to carry out the provisions and purposes of this Agreement, the other Loan Documents and the Intercreditor Agreement and to create, preserve, and perfect the Liens of Administrative Agent in the Collateral.

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Section 7.11 ERISA. Each Borrower shall, and shall cause each of its Subsidiaries to, comply with all minimum funding requirements, and all other material requirements, of ERISA, if applicable, so as not to give rise to any liability thereunder.

Section 7.12 Depository Relationship. (a) Each Borrower shall, and shall cause each of its Subsidiaries to, use and maintain LegacyTexas Bank as its principal depository bank, including for the maintenance of business, cash management, operating and administrative deposit accounts; and (b) each Borrower shall, and shall cause each of its Subsidiaries to, cause any deposit account or securities account established or maintained after the Closing Date (other than those established or maintained with LegacyTexas Bank) to be subject to a control agreement in favor of Administrative Agent.

Section 7.13 Additional Guarantors. Borrowers shall notify Administrative Agent at the time that any Person becomes a Subsidiary, and promptly thereafter (and in any event within 30 days) the applicable Borrower shall (a) execute and deliver, or cause to be executed and delivered, to Administrative Agent all Security Documents, stock certificates, stock powers and other agreements and instruments as may be reasonably requested by Administrative Agent to ensure that Administrative Agent has a perfected security interest in all Equity Interests held by any Obligated Party in such Subsidiary, and (b) cause such Person to (i) become a Guarantor by executing and delivering to Administrative Agent a Guaranty (or a joinder to any existing Guaranty), (ii) execute and deliver all Security Documents requested by Administrative Agent pledging to Administrative Agent for the benefit of the Secured Parties all of its Property (subject to (A) Permitted Liens and (B) such exceptions as are provided in the Security Documents then in effect and (C) as Administrative Agent may permit), and subject, with respect to Oil and Gas Properties, to the limitations set forth in clause (iii) below and take all actions required by Administrative Agent to grant to the Administrative Agent for the benefit of Secured Parties a perfected first priority Lien on such property, including the filing of UCC financing statements in such jurisdictions as may be requested by Administrative Agent, (iii) with respect to each Oil and Gas Property owned by such Subsidiary, execute, acknowledge and deliver a Mortgage or Mortgages and evidence of the proper recordation of each such Mortgage in the appropriate filing office, in each case, sufficient to cause the Recognized Value of the Mortgaged Properties to be not less than the Required Reserve Value, (iv) deliver to Administrative Agent title opinions and/or other title information and data acceptable to Administrative Agent such that Administrative Agent shall have received, together with the title information previously delivered to Administrative Agent, acceptable title information sufficient to meet the requirements of Section 7.14; and (v) deliver to Administrative Agent such other documents and instruments as Administrative Agent may require, including appropriate favorable opinions of counsel to such Person in form, content and scope reasonably satisfactory to Administrative Agent.

Section 7.14 Title Assurances. Without limitation of any other requirements contained in this Agreement and the other Loan Documents, Borrowers shall, (a) upon request by Administrative Agent, deliver to Administrative Agent title opinions and/or other title information and data acceptable to Administrative Agent regarding the Oil and Gas Properties of the Borrowing Parties that in the aggregate represent not less than 85% of the Recognized Value of Oil and Gas Properties evaluated in the most recent Reserve Report; and (b) promptly, but in any event within 30 days after notice by Administrative Agent of any defect, material in the opinion of Administrative Agent, in the title of the mortgagor under any Mortgage to any Oil and Gas Property covered thereby, clear such title defect, and in the event any such title defects are not cured in a timely manner, pay all related costs and fees incurred by Administrative Agent and Lenders in attempting to do so. A failure of Borrowers to clear any such title defect shall not be an Event of Default, but instead Administrative Agent and the Majority Lenders may elect to redetermine the Borrowing Base, and if such election is made, Borrowers may not make any special determinations of the Borrowing Base under Section 2.9(c)(i) until after the next scheduled redetermination.

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Section 7.15 Commodity Hedging Transactions.

(a) Borrowers shall, (i) within 10 Business Days following the Closing Date, enter into Commodity Hedging Transactions (A) for quantities of gaseous and liquid Hydrocarbons equal to at least 70% of the monthly Projected Production of oil and natural gas from the proved, developed producing Oil and Gas Properties of the Borrowing Parties based on the Initial Reserve Report, (B) fixing a price for a term of 30 months, and (C) which are otherwise in compliance with Section 8.17 and on terms acceptable to Administrative Agent in its sole discretion, and (ii) for all time thereafter, maintain Commodity Hedging Transactions (A) for quantities of gaseous and liquid Hydrocarbons equal to at least 70% of the monthly Projected Production of oil and natural gas from the proved, developed producing Oil and Gas Properties of the Borrowing Parties, to be tested quarterly, based on the most recently delivered Reserve Report, (B) fixing a price for a term of 30 months from each measurement date, and (C) which are otherwise in compliance with Section 8.17 and on terms acceptable to Administrative Agent in its sole discretion.

(b) The Borrowing Parties shall maintain a commodity price risk management policy, which policy shall be reasonably acceptable to Administrative Agent.

Section 7.16 Concerning Operator's Liens. Upon request of Administrative Agent, each Borrower shall cause each Affiliated operator of its Oil and Gas Properties to fully subordinate to the Liens securing the Obligations any and all Liens granted to or held by such operator under any present or future joint operating agreement covering any of the Oil and Gas Properties of any Borrower or any Subsidiary, in a manner satisfactory to Administrative Agent and pursuant to documentation in form and substance satisfactory to Administrative Agent.

Section 7.17 Post-Closing Obligations.

(a) Within fourteen (14) days after the Closing Date (or such later date as agreed to in writing by the Administrative Agent in its sole discretion), Borrower shall deliver to Administrative Agent certain Mortgages and legal descriptions to Mortgages, in form and substance satisfactory to the Administrative Agent, sufficient to cause the Recognized Value of the Mortgaged Properties to be not less than the Required Reserve Value; and

(b) Within thirty (30) days after the Closing Date (or such later date as agreed to in writing by the Administrative Agent in its sole discretion), Borrower shall deliver to Administrative Agent certificates of the appropriate government officials of the State of Tennessee, evidencing the existence and good standing of Carbon Appalachian Company, LLC and CAE.

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ARTICLE 8

NEGATIVE COVENANTS

Each Borrower covenants and agrees that, as long as the Obligations or any part thereof are outstanding (other than contingent indemnification obligations) or any Letter of Credit outstanding (unless arrangements satisfactory to the L/C Issuer have been made) or any Lender has any Commitment hereunder:

Section 8.1 Debt. No Borrower shall, nor shall any Borrower permit any Subsidiary to, directly or indirectly, incur, create, assume, or permit to exist any Debt, except:

(a) the Obligations under the Loan Documents and Obligations existing or arising under Bank Product Agreements other than Hedging Agreements and Hedging Transactions;

(b) existing Debt described on Schedule 8.1 and Permitted Refinancings thereof;

(c) purchase money Debt and Capitalized Lease Obligations not to exceed $500,000 in the aggregate at any time outstanding and Permitted Refinancings thereof;

(d) Hedge Obligations existing or arising under Hedging Agreements and Hedging Transactions permitted by Section 8.17;

(e) Debt associated with bonds or other surety obligations required by Governmental Authorities in connection with the operation of the businesses of the Borrowing Parties;

(f) Debt arising in the ordinary course of business with respect to customary indemnification and reimbursement obligations under asset purchase and sale agreements, division and transfer orders, joint operating agreements (including funds held in suspense), pooling, unitization or communitization agreements, gathering agreements, processing agreements, Farmout agreements and other agreements customary in the industry pertaining to the exploration for, development, disposition or operation of, or the production or sale of Hydrocarbons produced from, Oil and Gas Properties;

(g) Endorsements for collection or deposit in the ordinary course of business;

(h) Debt related to the financing of insurance policy premiums not to exceed $500,000 in the aggregate at any time outstanding; and

(i) other Debt not to exceed $500,000 in the aggregate at any time outstanding.

Section 8.2 Limitation on Liens. No Borrower shall, nor shall any Borrower permit any Subsidiary to, incur, create, assume, or permit to exist any Lien upon any of its Property, assets, or revenues, whether now owned or hereafter acquired, except:

(a) existing Liens disclosed on Schedule 8.2 and Permitted Refinancings thereof;

(b) Liens in favor of Administrative Agent for the benefit of the Secured Parties, so long as, with respect to Liens for the benefit of Approved Commodity Swap Counterparties other than Bank Product Providers, such Liens are permitted by and subject to the Intercreditor Agreement;

(c) encumbrances consisting of minor easements, zoning restrictions, or other restrictions on the use of real property that are customary in the oil and gas industry and do not (individually or in the aggregate) materially affect the value of the assets encumbered thereby or materially impair the ability of any Borrower or its Subsidiaries to use or operate such assets in their respective businesses, and none of which is violated in any material respect by existing or proposed structures or land use or operation;

(d) Immaterial Title Deficiencies;

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(e) Liens for Taxes, assessments, or other governmental charges which are not delinquent or which are being contested in good faith and for which adequate reserves in accordance with GAAP have been established;

(f) any interest or title of, or Liens created by, a lessor under any leases or subleases or occupancy agreement, other than oil and gas leases or other such instruments pertaining to Oil and Gas Properties, entered into in each case by any Borrower or any Subsidiary, as tenant, in the ordinary course of business;

(g) Liens of mechanics, materialmen, warehousemen, carriers, or other similar statutory Liens securing obligations that are not yet due or are being contested in good faith and for which adequate reserves in accordance with GAAP have been established and are incurred in the ordinary course of business;

(h) Liens resulting from good faith deposits to secure payments of workmen's compensation or other social security programs (other than Liens imposed by ERISA) or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, contracts (other than for payment of Debt), or leases made in the ordinary course of business;

(i) purchase money Liens on specific Property to secure Debt used to acquire such Property and Liens securing Capitalized Lease Obligations with respect to specific leased Property, in each case to the extent permitted in Section 8.1(c);

(j) so long as no default has occurred by any Obligated Party in the payment or performance of such agreements, contracts, agreements, lease provisions, defects and irregularities which (i) were in effect when such Property, assets or revenues were acquired, (ii) were not created in contemplation of such acquisition, (iii) were not such as to materially interfere with the operation, value or use of the Properties covered by such Lien, (iv) are ordinary and customary to the oil, gas and other mineral exploration, development, processing or extraction business, (v) do not otherwise cause any other express representation or warranty of any Obligated Party in any of the Loan Documents to be untrue in any material respect, and (vi) do not operate to reduce any Obligated Party's net revenue interest in production for the affected Oil and Gas Properties (if any) below such interests reflected in the most recent Reserve Report, or increase the working interest for the affected Oil and Gas Properties (if any) as reflected or warranted in the most recent Reserve Report without a corresponding increase in the corresponding net revenue interest;

(k) contractual Liens for the benefit of operators of the Oil and Gas Properties of any Borrower and its Subsidiaries, but only to the extent that such operators are not Obligated Parties or Affiliates of Obligated Parties (unless such Obligated Parties or Affiliates have subordinated such Liens to the Liens securing the Obligations in a manner satisfactory to Administrative Agent and pursuant to documentation in form and substance reasonably satisfactory to Administrative Agent), and are not asserting a claim or right to exercise their rights under such contractual Liens, except for such claims and rights of operators which a Borrower or the applicable Subsidiary is contesting in good faith and for which adequate reserves are maintained in accordance with GAAP;

(l) to the extent applicable, the statutory Lien to secure payment of proceeds of production established by § 9.343 of the UCC and similar Laws of other jurisdictions;

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(m) royalties, overriding royalties, reversionary interests, production payments, net profits interests, calls on production, preferential purchase rights and similar lease burdens which (i) are customarily granted in the ordinary course of business in the oil and gas industry, (ii) are deducted in the calculation of discounted present value in the most recent Reserve Report delivered to Administrative Agent hereunder, (iii) with respect to each Oil and Gas Property, do not operate to reduce any Obligated Party's net revenue interest in production for such Oil and Gas Property (if any) below such interests reflected in the most recent Reserve Report or increase the working interest for such Oil and Gas Property (if any) as reflected or warranted in the most recent Reserve Report without a corresponding increase in the corresponding net revenue interest, and (iv) do not materially impair the use or value of such Oil and Gas Property subject to such Lien;

(n) contractual Liens under sale contracts, farm-in agreements, Farmout agreements, area of mutual interest, joint operating agreements, or other arrangements for the exploration, development, production, transportation, gathering, processing or sale of Hydrocarbons, and other agreements which are usual and customary in the oil and gas business which (i) would not (when considered cumulatively with the matters discussed in Section 8.2(m)) materially impair the use or value of such Oil and Gas Property subject to such Lien, (ii) are ordinary and customary to the oil, gas and other mineral exploration, development, processing or extraction business, (iii) do not otherwise cause any other express representation or warranty of any Obligated Party in any of the Loan Documents to be untrue in any material respect, and (iv) do not operate to reduce any Obligated Party's net revenue interest in production for the affected Oil and Gas Properties (if any) below such interests reflected in the most recent Reserve Report, or increase the working interest for the affected Oil and Gas Properties (if any) as reflected or warranted in the most recent Reserve Report without a corresponding increase in the corresponding net revenue interest;

(o) Gas Balancing Agreements; provided that the amount of all gas imbalances and the amount of all production which has been paid for but not delivered shall have been disclosed or otherwise taken into account in the Reserve Reports delivered to Administrative Agent hereunder;

(p) Liens to secure plugging and abandonment obligations;

(q) Liens granted by any Obligated Party on its rights under any insurance policy, but only to the extent that such Lien is granted to the insurers under such insurance policies or any insurance premium finance company to secure payment of the premiums and other amounts owed to the insurers or such premium finance company with respect to such insurance policy; and

(r) Other Liens securing Debt not to exceed $150,000 in the aggregate at any time outstanding;

provided, however, that Liens described in clauses (a), (e), (g), (h), (j) and (o) above shall continue to be permitted only for so long as (A) the appropriate Obligated Party shall cause any proceeding instituted contesting such Lien to stay the sale or forfeiture of any portion of Property on account of such Lien and (B) a proper reserve, if applicable, continues to be maintained in accordance with GAAP; and provided further, that no intention to subordinate the first priority Liens granted in favor of Administrative Agent to secure the Obligations is hereby implied or expressed or is to be inferred by the permitted existence of such Liens.

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Section 8.3 Mergers, Etc. No Borrower shall, nor shall any Borrower permit any Subsidiary to, directly or indirectly, become a party to a merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets of any Person or any Equity Interests or other evidence of beneficial ownership of any Person, or wind-up, dissolve, or liquidate, except that (a) any Subsidiary may merge or consolidate with a Borrower so long as such Borrower is the surviving entity; (b) any Subsidiary may merge or consolidate with another Subsidiary so long as the Subsidiary surviving the merger or consolidation (i) is a Guarantor, or (ii) within 10 Business Days of such merger or consolidation, becomes a Guarantor pursuant to Section 7.13; and (c) as otherwise permitted under Section 8.5.

Section 8.4 Restricted Payments. No Borrower shall, directly or indirectly, declare or pay any dividends or make any other payment or distribution (in cash, Property, or obligations) on account of their respective Equity Interests, or redeem, purchase, retire, call, or otherwise acquire any of their respective Equity Interests, nor permit any Subsidiary to purchase or otherwise acquire any Equity Interest of a Borrower or another Subsidiary of a Borrower, or set apart any money for a sinking or other analogous fund for any dividend or other distribution on its Equity Interests or for any redemption, purchase, retirement, or other acquisition of any of its Equity Interests, or incur any obligation (contingent or otherwise) to do any of the foregoing, except that:

(a) Subsidiaries shall be permitted to make payments and distributions to a Borrower or any Guarantor;

(b) annually, Borrowers may make Permitted Tax Distributions, provided that no Default or Borrowing Base Deficiency exists or will exist after giving effect to such distribution;

(c) provided that (i) no Default or Event of Default exists or will exist after giving effect to such distribution and (ii) after giving pro forma effect thereto, (A) the Leverage Ratio is not greater than 2.50 to 1.00 and (B) Utilization is less than eighty-five percent (85.0%), in each case as evidenced by a certificate from a Responsible Officer of each Borrower delivered to Administrative Agent five (5) Business Days' prior to the date of any such distribution, and provided further that Administrative Agent has not delivered any written objection to Borrowers' pro forma calculations, a Borrower may:

(i) declare and pay dividends with respect to its Equity Interests to any holder thereof; and

(ii) quarterly, commencing as of January 1, 2019 through and including December 31, 2021, directly or indirectly, declare and pay dividends with respect to its Equity Interests to CEC in an aggregate amount not to exceed the scheduled interest payments required to be paid by CEC under the CEC Seller Note for such quarter; and

(iii) monthly, commencing as of February 1, 2022 through and including the stated maturity date set forth in the CEC Seller Note, directly or indirectly, declare and pay dividends with respect to its Equity Interests to CEC in an aggregate amount not to exceed the scheduled principal and interest payments required to be paid by CEC under the CEC Seller Note for such month;

(d) any Borrower may, directly or indirectly, make a one-time distribution with respect to its Equity Interests to CEC in an aggregate amount not to exceed $33,000,000 on the Closing Date to fund, in part, the CAC Acquisition; and

(e) provided that (i) no Default or Event of Default exists or will exist after giving effect to such distribution and (ii) after giving pro forma effect thereto, Revolving Credit Availability is greater than or equal to $5,000,000, within sixty (60) days after the Closing Date, any Borrower may, directly or indirectly, make one or more distributions with respect to its Equity Interests to CEC in an aggregate amount not to exceed $2,000,000 to prepay a portion of the indebtedness under the CEC Seller Note.

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Section 8.5 Loans and Investments. No Borrower shall, nor shall any Borrower permit any Subsidiary to, directly or indirectly, to make, hold or maintain, any advance, loan, extension of credit, or capital contribution to or investment in, or purchase any stock, bonds, notes, debentures, or other securities of, any Person, except:

(a) existing investments described on Schedule 8.5 (including existing investments in Excluded Subsidiaries);

(b) readily marketable direct obligations of the United States of America or any agency thereof with maturities of one year or less from the date of acquisition;

(c) fully insured certificates of deposit with maturities of one year or less from the date of acquisition issued by either (i) any commercial bank operating in the United States of America having capital and surplus in excess of $50,000,000.00 or (ii) any Lender;

(d) commercial paper of a domestic issuer if at the time of purchase such paper is rated in one of the two highest rating categories of Standard and Poor's Corporation or Moody's Investors Service;

(e) investments resulting in an Acquisition where:

(i) the business, division or assets acquired are for use, or the Person acquired is engaged in, one of the businesses described in Section 6.25;

(ii) immediately before and after giving effect to such Acquisition, no Default shall exist;

(iii) the business, division or Person acquired shall not have a negative EBITDAX after giving effect to reasonable pro forma adjustments which are approved by Administrative Agent;

(iv) no less than 10 Business Days prior to such Acquisition, Administrative Agent shall have received (A) drafts of each material document, instrument and agreement to be executed in connection with such Acquisition, (B) an acquisition summary with respect to the Person and/or business or division to be acquired, such summary to include a reasonably detailed description thereof (including financial information) and operating results (including financial statements for the most recent 12-month period for which they are available and as otherwise applicable), the terms and conditions, including economic terms, of the proposed Acquisition and Borrowers' calculation of pro forma EBITDAX relating thereto, (C) a certificate of Borrowers executed on its behalf by a Responsible Officer of each Borrower, certifying that both before and after giving effect to such Acquisition, Borrowers are in pro forma compliance with all financial covenants set forth in Article 9; and (D) Administrative Agent shall have approved Borrowers' computation of pro forma EBITDAX;

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(v) to the extent applicable, the provisions of Section 7.13 have been satisfied, thereby causing Administrative Agent to have a perfected first priority Lien (subject to Permitted Liens) on all assets, including Equity Interests, that are acquired in the Acquisition; and

(vi) after giving effect to such Acquisition, the sum of unrestricted cash of Borrowers plus Revolving Credit Availability shall be at least $500,000;

(f) investments in Subsidiaries that are Guarantors;

(g) investments consisting of direct ownership interests in Oil and Gas Properties or wells, gas gathering systems or other field facilities, seismic data and surveys, in each case related to such Oil and Gas Properties, or related to Farmouts or farm-ins, participation agreements, joint operating agreements, joint venture or area of mutual interest agreements or other similar arrangements which are usual and customary in the oil and gas industry located within the geographic boundaries of the United States of America; provided that (i) no such investment includes an investment in any Equity Interest in a Person, (ii) any Debt incurred or assumed or Lien granted or permitted to exist pursuant to such investments is otherwise permitted under Section 8.1 and Section 8.2, respectively, and (iii) such investments are taken into account in computing the working interests and net revenue interests set forth in the most recent Reserve Report;

(h) investments consisting of Hedging Transactions permitted under Section 8.17;

(i) advances or extensions of credit in the form of accounts receivable incurred in the ordinary course of business and upon terms common in the industry for such accounts receivable which are not more than 90 days past due;

(j) advances to employees for the payment of expenses in the ordinary course of business

(k) investments received in satisfaction or partial satisfaction of Investments described in clause (i) above from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss, provided that all such Investments under this clause (k) shall not exceed $100,000 in the aggregate outstanding at any one time;

(l) additional investments in the Excluded Subsidiaries, so long as (i) no Default or Event of Default exists or will exist after giving effect to such additional investments and (ii) after giving pro forma effect thereto, (A) the Leverage Ratio is not greater than 2.75 to 1.00 and (B) Utilization is less than eighty-five percent (85.0%), in each case as evidenced by a certificate from a Responsible Officer of each Borrower delivered to Administrative Agent five (5) Business Days' prior to the date of any such additional investments, and provided that Administrative Agent has not delivered any written objection to Borrowers' pro forma calculations; and

(m) other Investments not otherwise permitted by the foregoing clauses in an amount not to exceed $250,000 in the aggregate outstanding at any one time.

Section 8.6 Limitation on Issuance of Equity. No Borrower shall, nor shall any Borrower permit any Subsidiary to, directly or indirectly, issue or Dispose of any of its Equity Interests other than (i) to a Borrower or another Subsidiary and only if such Equity Interests are pledged to the Administrative Agent consistent with the Security Documents, or (ii) issuance of Equity Interests in connection with distributions permitted by Section 8.4(c).

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Section 8.7 Transactions With Affiliates. No Borrower shall, nor shall any Borrower permit any Subsidiary to, directly or indirectly, enter into any transaction, including, without limitation, the purchase, sale, or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate of such Borrower or such Subsidiary, except in the ordinary course of and pursuant to the reasonable requirements of such Borrower's or such Subsidiary's business, pursuant to a transaction which is otherwise not prohibited under this Agreement, and upon fair and reasonable terms no less favorable to such Borrower or such Subsidiary than would be obtained in a comparable arm's-length transaction with a Person not an Affiliate of such Borrower or such Subsidiary.

Section 8.8 Disposition of Assets. No Borrower shall, nor shall any Borrower permit any Subsidiary to, directly or indirectly, make any Disposition, except:

(a) Dispositions of inventory (including Hydrocarbons) in the ordinary course of business;

(b) Dispositions, for fair value, of worn-out and obsolete equipment not necessary or useful to the conduct of business;

(c) Dispositions consisting of any compulsory pooling or unitization ordered by a Governmental Authority with jurisdiction over any Borrower's or any of its Subsidiaries' Oil and Gas Properties;

(d) Dispositions of unproved Oil and Gas Properties;

(e) Dispositions to another Borrowing Party;

(f) subject to Section 2.9(c)(ii) and provided no Default has occurred and is continuing or would result therefrom, Dispositions of proved developed Oil and Gas Properties; provided that (i) all of the consideration received in respect of any such Disposition shall be cash, (ii) the consideration received shall be equal to or greater than the fair market value thereof (as reasonably determined by a Responsible Officer of the applicable Borrower, and if requested by Administrative Agent, such Borrower shall deliver a certificate of a Responsible Officer of such Borrower certifying to that effect), (iii) to the extent required pursuant to Section 2.9(c)(ii), the Borrowing Base shall be automatically reduced in accordance therewith and the Borrowers shall make any prepayments required under Section 2.8(c), and (iv) the net cash proceeds from such Disposition shall be sufficient to cover any resulting Borrowing Base Deficiency; and

(g) other Dispositions not to exceed $1,000,000 in the aggregate in any fiscal year.

Section 8.9 Sale and Leaseback. No Borrower shall, nor shall any Borrower permit any Subsidiary to, directly or indirectly, enter into any arrangement with any Person pursuant to which it leases from such Person real or personal Property that has been or is to be sold or transferred, directly or indirectly, by it to such Person.

Section 8.10 Prepayment of Debt. No Borrower shall, nor shall any Borrower permit any Subsidiary to, directly or indirectly, make any optional or voluntary payment, prepayment, repurchase or redemption of any Debt, except (a) the Obligations under the Loan Documents, (b) Debt secured by a Permitted Lien if the asset securing such Debt has been sold or otherwise disposed of in a transaction permitted hereunder, (c) a Permitted Refinancing of Debt permitted under Sections 8.1(b) and 8.1(c), (d) prepayments of other Debt so long as the amounts prepaid do not exceed $250,000 in the aggregate during any period between determinations of the Borrowing Base, and (e) prepayment of intercompany Debt to Obligated Parties.

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Section 8.11 Nature of Business. No Borrower shall, nor shall any Borrower permit any Subsidiary to, engage in any business other than their businesses involving oil and gas exploration and production, transportation and marketing of Hydrocarbons. Borrowers shall not, and shall not permit any Subsidiary to, make any material change in its credit collection policies if such change would materially impair the collectability of any Account, nor will it rescind, cancel or modify any Account except in the ordinary course of business.

Section 8.12 Environmental Protection. No Borrower shall, nor shall any Borrower permit any Subsidiary to, directly or indirectly (a) use (or permit any tenant to use) any of their respective Properties or assets for the handling, processing, storage, transportation, or disposal of any Hazardous Material in material violation of Environmental Laws, (b) generate any Hazardous Material in material violation of Environmental Laws, (c) conduct any activity that is likely to cause a Release or threatened Release of any Hazardous Material, or (d) otherwise conduct any activity or use any of their respective Properties or assets in any manner that is likely to violate in any material respect any Environmental Law or create any material Environmental Liabilities for which any Borrower or any Subsidiary would be responsible.

Section 8.13 Accounting. No Borrower shall, nor shall any Borrower permit any Subsidiary to, change its fiscal year or make any change (a) in accounting treatment or reporting practices, except as required by GAAP and disclosed to Administrative Agent and Lenders, or (b) in tax reporting treatment, except as required by Law and disclosed to Administrative Agent and Lenders.

Section 8.14 Burdensome Agreements. No Borrower shall, nor shall any Borrower permit any Subsidiary or any other Obligated Party to, enter into or permit to exist any arrangement or agreement, other than pursuant to this Agreement or any Loan Document, which (a) directly or indirectly prohibits a Borrower, any of its Subsidiaries, or any other Obligated Party from creating or incurring a Lien on any of its Property, revenues, or assets, whether now owned or hereafter acquired, (b) directly or indirectly prohibits any of its Subsidiaries, or any other Obligated Party to make any payments, directly or indirectly, to such Borrower by way of dividends, distributions, advances, repayments of loans, repayments of expenses, accruals, or otherwise or (c) in any way would be contravened by such Person's performance of its obligations hereunder or under the other Loan Documents; provided, that the foregoing shall not prohibit any (i) provisions restricting subletting or assignment of any lease, (ii) provisions in any assignment, lease, easement, permit, license, deed or other agreement or instrument restricting or prohibiting assignment of such agreement or instrument or rights created, or property conveyed or assigned, thereunder, including, without limitation, preferential purchase rights and consent requirements, and (iii) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under this Agreement pending the consummation of such sale.

Section 8.15 Subsidiaries. No Borrower shall, directly or indirectly, form or acquire any Subsidiary unless such Borrower complies with the requirements of Section 7.13.

Section 8.16 Amendments of Constituent Documents and Material Agreements. No Borrower shall, nor shall any Borrower permit any Subsidiary to, (i) amend or restate any of their respective Constituent Documents without prior consent of the Administrative Agent, except as would not be reasonably expected to be materially adverse to the Lenders, and (ii) amend or restate any agreement or contract of which such Obligated Party is a party that could reasonably result in a Material Adverse Event.

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Section 8.17 Hedging Agreements and Transactions.

(a) No Borrower shall, nor shall any Borrower permit any Subsidiary to, enter into any Hedging Transactions (other than, with respect to clause (a)(i) below, puts and floors), except:

(i) Commodity Hedging Transactions entered into with the purpose and effect of fixing prices on oil and gas expected to be produced by the Obligated Parties, provided that at all times (A) no such contract fixes a price for a term of more than 36 months; and (B) the aggregate monthly production covered by all such contracts (as determined, in the case of contracts that are not settled on a monthly basis, by a monthly proration acceptable to Administrative Agent) for any single month does not in the aggregate exceed 90% of the Obligated Parties' aggregate Projected Production anticipated to be sold in the ordinary course of the Obligated Parties' business for such month; and

(ii) Rate Management Transactions entered into by a Borrower and its Subsidiaries with the purpose and effect of fixing interest rates on a principal amount of indebtedness of such Borrower and its Subsidiaries that is accruing interest at a variable rate; provided that (A) the term does not extend past the Maturity Date, (B) the aggregate notional amount of such contracts never exceeds 75% of the anticipated outstanding principal balance of the indebtedness to be hedged by such contracts or an average of such principal balances calculated by using a generally accepted method of matching interest swap contracts to declining principal balances, and (C) the floating rate index of each such contract generally matches the index used to determine the floating rates of interest on the corresponding indebtedness to be hedged by such contract.

(b) No Hedging Transactions or Rate Management Transactions entered into by a Borrowing Party shall (i) require any Obligated Party to put up money, assets, or other security (other than Letters of Credit or Collateral under the Loan Documents) against the event of its nonperformance prior to actual default by such Obligated Party in performing its obligations thereunder, or (ii) be with any party that is not an Approved Commodity Swap Counterparty.

Section 8.18 Gas Balancing Agreements and Advance Payment Contracts. No Borrower shall, nor shall any Borrower permit any Subsidiary to, directly or indirectly, incur, become or remain liable for, at any time (a) any Material Gas Imbalance, or (b) Advance Payments under Advance Payment Contracts which are to be satisfied by delivery of production in excess of $500,000 in the aggregate.

Section 8.19 Certain Accounts Payable. For each well whose reserves or projected cash flow are from time to time included in any Reserve Report, there shall be no accounts payable outstanding more than 90 days after the due date under or in connection with an authorization for expenditure that are associated with such well, other than those that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established.

Section 8.20 Use of Proceeds. No Borrower will request any Credit Extension, or use, nor permit any Subsidiary and its or their respective directors, officers, employees and agents to use, the proceeds of any Credit Extension, (a) directly or indirectly, to purchase or carry margin stock (within the meaning of Regulations T, U, or X of the Board of Governors), (b) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (c) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (d) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

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Section 8.21 Joint Operating Agreements. No Borrower shall, nor shall any Borrower permit any Subsidiary to, amend, restate, supplement or otherwise modify, or elect a new operator under, any joint operating agreement covering any of the Oil and Gas Properties of such Borrower or any of its Subsidiaries in a manner materially adverse to such Borrower or such Subsidiary without the prior written consent of Administrative Agent.

Section 8.22 Excluded Subsidiaries. No Borrower shall permit any Excluded Subsidiary to (i) (other than Crawford Company) directly or indirectly, incur, create, assume, or permit to exist (A) any Debt, or (B) any Lien upon any of its Property, assets, or revenues, whether now owned or hereafter acquired, except for those permitted by the Administrative Agent in its sole discretion, or (ii) own any Oil and Gas Properties included in the determination of the Borrowing Base.

Section 8.23 State and FERC Regulation. Except in the ordinary course of business (to the extent that Administrative Agent receives notice within five (5) Business Days thereof), no Borrower shall, nor shall any Borrower permit any Subsidiary to, take any action which could cause any Borrower's or any Subsidiary's business that is not already so regulated or treated to be (a) regulated as a "utility", "public utility" or a "gas utility" by any State Pipeline Regulatory Agency; (b) deemed to be providing any service that would require the prior approval of any State Pipeline Regulatory Agency in order to discontinue or abandon such service; (c) within the meaning of the regulations of any State Pipeline Regulatory Agency be deemed to be charging a "residential rate" or "commercial rate"; or (d) subject to FERC jurisdiction.

ARTICLE 9

FINANCIAL COVENANTS

Each Borrower covenants and agrees that, as long as the Obligations or any part thereof are outstanding or any Letter of Credit shall remain outstanding or any Lender has any Commitment hereunder:

Section 9.1 Leverage Ratio. Borrowers shall not permit, as of the last day of any Test Period, commencing with the Test Period ending March 31, 2019, the Leverage Ratio for the Borrowing Parties, on a combined and consolidated basis, to be greater than 3.50 to 1.00.

Section 9.2 Current Ratio. Borrowers shall not permit, as of the last day of any fiscal quarter of CAE, commencing with the fiscal quarter ending March 31, 2019, the Current Ratio for the Borrowing Parties, on a combined and consolidated basis, to be less than 1.00 to 1.00.

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ARTICLE 10

DEFAULT

Section 10.1 Events of Default. Each of the following shall be deemed an "Event of Default":

(a) Borrowers shall fail to pay the Obligations under the Loan Documents or any part thereof shall not be paid when due or declared due and, other than with respect to payments of principal, such failure shall continue unremedied for three (3) Business Days after such payment became due;

(b) any Borrower shall breach any provision of Sections 7.1, 7.2, 7.5, 7.6, 7.13, or 7.15 or Article 8 or Article 9 of this Agreement and in the case of a breach of Section 7.1(i), (k), or (l), such breach shall continue unremedied for three (3) Business Days;

(c) any representation or warranty made or deemed made by a Borrower or any other Obligated Party (or any of their respective officers) in any Loan Document or the Intercreditor Agreement or in any certificate, report, notice, or financial statement furnished at any time in connection with this Agreement shall be false, misleading, or erroneous in any material respect (without duplication of any materiality qualifier contained therein) when made or deemed to have been made;

(d) any Borrower, any Subsidiary, or any other Obligated Party shall fail to perform, observe, or comply with any covenant, agreement, or term contained in this Agreement or any other Loan Document (other than as covered by Sections 10.1(a) and 10.1(b)) or the Intercreditor Agreement, and such failure continues for more than 30 consecutive days following the earlier of (i) the date of Borrowers' receipt of written notice thereof or (ii) the date any Borrower knew or should have known of such failure;

(e) any Borrower, any Subsidiary, or any other Obligated Party shall commence a voluntary proceeding seeking liquidation, reorganization, or other relief with respect to itself or its debts under any bankruptcy, insolvency, or other similar Law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official of it or a substantial part of its Property or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it or shall make a general assignment for the benefit of creditors or shall generally fail to pay its debts as they become due or shall take any corporate action to authorize any of the foregoing;

(f) an involuntary proceeding shall be commenced against any Borrower, any Subsidiary, or any other Obligated Party seeking liquidation, reorganization, or other relief with respect to it or its debts under any bankruptcy, insolvency, or other similar Law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official for it or a substantial part of its Property, and such involuntary proceeding shall remain undismissed and unstayed for a period of 60 days;

(g) any Borrower, any Subsidiary, or any other Obligated Party shall fail to pay when due any principal of or interest on any Debt (other than the Obligations under the Loan Documents and Hedging Agreements with Bank Product Providers) in the amount of the Threshold Amount or more beyond any applicable grace or cure period, or the maturity of any such Debt shall have been accelerated, or any such Debt shall have been required to be prepaid, repurchased, defeased or redeemed prior to the stated maturity thereof or any cash collateral in respect thereof to be demanded, or any event shall have occurred that permits (or, with the giving of notice or lapse of time or both, would permit) any holder or holders of such Debt or any Person acting on behalf of such holder or holders to accelerate the maturity thereof or require any such prepayment, repurchase, defeasance or redemption or any cash collateral in respect thereof to be demanded;

(h) there shall occur an Early Termination Date (as defined in a Hedging Agreement) under any Hedging Agreement to which any Obligated Party is a party, and the Hedge Termination Value, if any, owed by a Borrower or another Obligated Party as a result thereof exceeds the Threshold Amount;

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(i) this Agreement, any other Loan Document or the Intercreditor Agreement shall cease to be in full force and effect or shall be declared null and void or the validity or enforceability thereof shall be contested or challenged by any Borrower, any Subsidiary, any other Obligated Party or any of their respective equity holders, or any Borrower or any other Obligated Party shall deny that it has any further liability or obligation under any of the Loan Documents or the Intercreditor Agreement, or any Lien created by the Loan Documents shall for any reason cease to be a valid, first priority perfected Lien (subject to Permitted Liens) upon any of the Collateral purported to be covered thereby;

(j) any of the following events shall occur or exist with respect to any Borrower or any ERISA Affiliate: (i) any ERISA Event occurs with respect to a Plan or Multiemployer Plan, or (ii) any Prohibited Transaction involving any Plan; and in each case above, such event or condition, together with all other events or conditions, if any, have subjected or could in the reasonable opinion of Administrative Agent subject a Borrower or any ERISA Affiliate to any tax, penalty, or other liability to a Plan, a Multiemployer Plan, the PBGC, the IRS, the U. S. Department of Labor, or otherwise (or any combination thereof) which in the aggregate exceed or could reasonably be expected to result in a Material Adverse Event;

(k) a Change of Control shall occur;

(l) any Borrower, any Subsidiary, or any other Obligated Party, or any of their Properties, revenues, or assets, shall become subject to an order of forfeiture, seizure, or divestiture (whether under RICO or otherwise) and the same shall not have been discharged within 30 days from the date of entry thereof;

(m) any Borrower, any Subsidiary, or any other Obligated Party shall fail to discharge within a period of 60 days after the commencement thereof any attachment, sequestration, or similar proceeding or proceedings involving an aggregate amount in excess of the Threshold Amount against any of its assets or Properties;

(n) a final judgment or judgments for the payment of money in excess of the Threshold Amount in the aggregate shall be rendered by a court or courts against any Borrower, any Subsidiary, or any other Obligated Party and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within 60 days from the date of entry thereof and such Borrower, such Subsidiary, or such Obligated Party shall not, within such period of 60 days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal;

(o) any failure to cure a Borrowing Base Deficiency in accordance with Section 2.9(e) shall have occurred; and

(p) any Security Document shall cease to create valid perfected first priority Liens (subject to Permitted Liens) on the Collateral purported to be covered thereby.

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Section 10.2 Remedies Upon Default. If any Event of Default shall occur and be continuing, then Administrative Agent may, with the consent of Majority Lenders, or shall, at the direction of Majority Lenders, without notice do any or all of the following: (a) terminate the Commitments (except with respect to funding obligations for outstanding Letters of Credit), (b) terminate the obligations of L/C Issuer to make L/C Credit Extensions, (c) require that Borrowers Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto), or (d) declare the Obligations under the Loan Documents or any part thereof to be immediately due and payable, and the same shall thereupon become immediately due and payable, without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest, or other formalities of any kind, all of which are hereby expressly waived by each Borrower; provided, however, that upon the occurrence of an Event of Default under Section 10.1(e) or 10.1(f), the Commitments shall automatically terminate (except for funding obligations with respect to outstanding Letters of Credit), the obligations of L/C Issuer to make L/C Credit Extensions shall automatically terminate, the obligation of Borrowers to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, and the Obligations under the Loan Documents shall become immediately due and payable, in each case without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest, or other formalities of any kind, all of which are hereby expressly waived by each Borrower. In addition to the foregoing, if any Event of Default shall occur and be continuing, Administrative Agent may, with the consent of Majority Lenders, or shall, at the direction of Majority Lenders, exercise all rights and remedies available to it, Lenders and L/C Issuer in law or in equity, under the Loan Documents, or otherwise.

Section 10.3 Application of Funds. After the exercise of remedies provided for in Section 10.2 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by Administrative Agent in the following order, subject to the Intercreditor Agreement:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to Administrative Agent) payable to Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest, and Letter of Credit Fees) payable to Lenders and L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and L/C Issuer) arising under the Loan Documents, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations arising under the Loan Documents, ratably among Lenders and L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings and constituting unpaid Bank Product Obligations, ratably among Lenders and Bank Product Providers in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by Borrowers pursuant to Sections 2.2 and 2.6;

Sixth, to payment of that remaining portion of the Obligations, ratably among the Lenders and Bank Product Providers in proportion to the respective amounts described in this clause Sixth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to Borrowers or as otherwise required by Law.

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Notwithstanding the foregoing, Bank Product Obligations shall be excluded from the application described above if Administrative Agent has not received written notice thereof, together with supporting documentation as Administrative Agent may request from the applicable Bank Product Provider, provided that no such notice shall be required for any Bank Product Agreement for which Administrative Agent or any Affiliate of Administrative Agent is the applicable Bank Product Provider. Each Bank Product Provider that is not a party to this Agreement that has given notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of Administrative Agent pursuant to the terms of Article 11 hereof for itself and its Affiliates as if a "Lender" party hereto.

Section 10.4 Performance by Administrative Agent. If any Borrower shall fail to perform any covenant or agreement contained in any of the Loan Documents or the Intercreditor Agreement, then Administrative Agent may perform or attempt to perform such covenant or agreement on behalf of such Borrower. In such event, Borrowers shall, at the request of Administrative Agent, promptly pay to Administrative Agent any amount expended by Administrative Agent in connection with such performance or attempted performance, together with interest thereon at the Default Interest Rate from and including the date of such expenditure to but excluding the date such expenditure is paid in full. Notwithstanding the foregoing, it is expressly agreed that Administrative Agent shall not have any liability or responsibility for the performance of any covenant, agreement, or other obligation of any Borrower under this Agreement, any other Loan Document or the Intercreditor Agreement.

ARTICLE 11

AGENCY

Section 11.1 Appointment and Authority.

(a) Each of the Lenders and L/C Issuer hereby irrevocably appoints LegacyTexas Bank to act on its behalf as Administrative Agent hereunder and under the other Loan Documents and the Intercreditor Agreement and authorizes Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto, and each of the Lenders and L/C Issuer hereby approves the terms and conditions of the Intercreditor Agreement and authorizes Administrative Agent to enter into the Intercreditor Agreement and amendments thereto from time to time. The provisions of this Article 11 are solely for the benefit of Administrative Agent, Lenders, and L/C Issuer, and none of Borrowers or any other Obligated Party shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term "agent" herein or in any other Loan Documents or in the Intercreditor Agreement (or any other similar term) with reference to Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

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(b) Administrative Agent shall also act as the "collateral agent" under the Loan Documents and the Intercreditor Agreement, and each of the Lenders (including, for itself and its Affiliates, in their capacities as potential Bank Product Providers) and L/C Issuer hereby irrevocably appoints and authorizes Administrative Agent to act as the agent of such Lender and L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Obligated Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, Administrative Agent, as "collateral agent" and any co-agents, sub-agents and attorneys-in-fact appointed by Administrative Agent pursuant to Section 11.5 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of Administrative Agent, shall be entitled to the benefits of all provisions of this Article 11 and Article 12 (including Section 12.1(b)), as though such co-agents, sub-agents and attorneys-in-fact were the "collateral agent" under the Loan Documents and the Intercreditor Agreement as if set forth in full herein with respect thereto.

Section 11.2 Rights as a Lender. The Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Administrative Agent, and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, any Borrower or any Subsidiary or other Affiliate thereof as if such Person were not Administrative Agent hereunder and without any duty to account therefor to Lenders.

Section 11.3 Exculpatory Provisions.

(a) Administrative Agent shall not have any duties or obligations except those expressly set forth herein, in the other Loan Documents and in the Intercreditor Agreement, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, Administrative Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents or the Intercreditor Agreement that Administrative Agent is required to exercise as directed in writing by Majority Lenders (or such other number or percentage of Lenders as shall be expressly provided for herein or in the other Loan Documents) or is required to exercise as directed in writing by any other party to the Intercreditor Agreement, as applicable; provided that Administrative Agent shall not be required to take any action that, in its opinion or upon the advice of its counsel, may expose Administrative Agent to liability or that is contrary to any Loan Document, the Intercreditor Agreement or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;

(iii) shall not, except as expressly set forth herein and in the other Loan Documents and the Intercreditor Agreement, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower or any of their Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity; and

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(iv) shall be fully justified in failing or refusing to take any action hereunder or under any other Loan Document or the Intercreditor Agreement unless it shall first be indemnified to its satisfaction by Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

(b) Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of Majority Lenders (or such other number or percentage of Lenders as shall be necessary, or as Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.2 and 11.9), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. SUCH LIMITATION OF LIABILITY SHALL APPLY REGARDLESS OF WHETHER THE LIABILITY ARISES FROM THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF ADMINISTRATIVE AGENT. Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to Administrative Agent in writing by a Borrower, a Lender or L/C Issuer.

(c) Neither Administrative Agent nor any Related Party thereof shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, any other Loan Document or the Intercreditor Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document, the Intercreditor Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article 5 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Administrative Agent.

Section 11.4 Reliance by Administrative Agent. Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Credit Extension that by its terms must be fulfilled to the satisfaction of a Lender or L/C Issuer, Administrative Agent may presume that such condition is satisfactory to such Lender or L/C Issuer unless Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. Administrative Agent may consult with legal counsel (who may be counsel for a Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 11.5 Delegation of Duties. Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document or the Intercreditor Agreement by or through any one or more sub agents appointed by Administrative Agent. Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article 11 shall apply to any such sub agent and to the Related Parties of Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of this facility as well as activities as Administrative Agent. Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub agents.

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Section 11.6 Resignation of Administrative Agent.

(a) Administrative Agent may at any time give notice of its resignation to Lenders, L/C Issuer, and Borrowers. Upon receipt of any such notice of resignation, Majority Lenders shall have the right, in consultation with Borrowers (so long as no Event of Default has occurred and is continuing), to appoint a successor, which shall be a bank with an office in Dallas, Texas, or an Affiliate of any such bank with an office in Dallas, Texas. If no such successor shall have been so appointed by Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by Majority Lenders) (such date, the "Resignation Effective Date"), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of Lenders and L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date. After the Resignation Effective Date, the provisions of this Article 11 relating to or indemnifying or releasing Administrative Agent shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement, the other Loan Documents and the Intercreditor Agreement.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, Majority Lenders may, to the extent permitted by applicable Law, by notice in writing to Borrowers and such Person remove such Person as Administrative Agent and, in consultation with Borrowers, appoint a successor. If no such successor shall have been so appointed by Majority Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by Majority Lenders) (such date, the "Removal Effective Date"), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and the Intercreditor Agreement (except that in the case of any Collateral held by Administrative Agent on behalf of Secured Parties under any of the Loan Documents or the Intercreditor Agreement, the retiring or removed Administrative Agent shall continue to hold such Collateral until such time as a successor Administrative Agent is appointed or a different Person is appointed to serve as collateral agent pursuant to the terms of the Intercreditor Agreement) and (ii) except for any indemnity, fee or expense payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made by or to each Lender or L/C Issuer, as applicable, directly, until such time, if any, as Majority Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor's appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents or the Intercreditor Agreement. The fees payable by Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrowers and such successor. After the retiring or removed Administrative Agent's resignation or removal hereunder and under the other Loan Documents and the Intercreditor Agreement, the provisions of this Article 11, Section 12.1, and Section 12.2 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

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(d) Any resignation by LegacyTexas Bank as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer. If LegacyTexas Bank resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto, including the right to require Revolving Credit Lenders to make Revolving Credit Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.2(c). Upon the appointment by Borrowers of a successor L/C Issuer hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, (ii) the retiring L/C Issuer shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents, and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to LegacyTexas Bank to effectively assume the obligations of LegacyTexas Bank with respect to such Letters of Credit.

Section 11.7 Non-Reliance on Administrative Agent and Other Lenders. Each of the Lenders and L/C Issuer expressly acknowledges that neither Administrative Agent nor any other Lender nor any Related Party thereto has made any representation or warranty to such Person and that no act by Administrative Agent or any other Lender hereafter taken, including any review of the affairs of Borrowers, shall be deemed to constitute any representation or warranty by Administrative Agent or any Lender to any other Lender. Each of the Lenders and L/C Issuer acknowledges that it has, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of the Lenders and L/C Issuer also acknowledges that it will, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, the Intercreditor Agreement or any related agreement or any document furnished hereunder or thereunder. Except for notices, reports and other documents expressly required to be furnished to the Lenders by Administrative Agent hereunder, Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), or creditworthiness of Borrowers or the value of the Collateral or other Properties of Borrowers or any other Person which may come into the possession of Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

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Section 11.8 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relating to any Obligated Party, Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on a Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations under the Loan Documents that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders, L/C Issuer, and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders, L/C Issuer, and Administrative Agent and their respective agents and counsel and all other amounts due Lenders, L/C Issuer, and Administrative Agent under Section 12.1 or Section 12.2) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and L/C Issuer to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to Lenders and L/C Issuer, as applicable, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Section 12.1 or Section 12.2.

Section 11.9 Collateral and Guaranty Matters.

(a) The Secured Parties irrevocably authorize Administrative Agent, at its option and in its discretion:

(i) to release any Lien on any Property granted to or held by Administrative Agent under any Loan Document (x) upon termination of the Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations and (B) obligations and liabilities under Bank Product Agreements as to which arrangements satisfactory to the applicable Bank Product Provider shall have been made) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to Administrative Agent and L/C Issuer shall have been made), (y) that is Disposed of or to be Disposed of as part of or in connection with any Disposition permitted under the Loan Documents, or (z) if approved, authorized or ratified in writing by Majority Lenders, Required Lenders or all Lenders, as applicable, under Section 12.10;

(ii) to subordinate any Lien on any Property granted to or held by Administrative Agent under any Loan Document to the holder of any Lien on such Property that is permitted by Section 8.2;

(iii) to release any Guarantor from its obligations under the applicable Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents; and

(iv) to take any other action with respect to the Collateral that is permitted or required under the Intercreditor Agreement.

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Upon request by Administrative Agent at any time, Majority Lenders will confirm in writing Administrative Agent's authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 11.9.

(b) Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of Administrative Agent's Lien thereon, or any certificate prepared by any Obligated Party in connection therewith, nor shall Administrative Agent be responsible or liable to Lenders for any failure to monitor or maintain any portion of the Collateral.

Section 11.10 Bank Product Agreements. No Bank Product Provider who obtains the benefits of Section 10.3, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder, under any other Loan Document or the Intercreditor Agreement or otherwise in respect of the Collateral (including the release or impairment of any Collateral) (or to notice of or to consent to any amendment, wavier or modification of the provisions hereof or of the Guaranty or any Security Document) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents and the Intercreditor Agreement. Notwithstanding any other provision of this Article 11 to the contrary, Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Bank Product Obligations unless Administrative Agent has received written notice of such Bank Product Obligations, together with such supporting documentation as Administrative Agent may request, from the applicable Bank Product Provider. Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Bank Product Obligations arising under Bank Product Agreements upon termination of the Commitments and payment in full of all Obligations under the Loan Documents (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to Administrative Agent and L/C Issuer shall have been made).

ARTICLE 12

MISCELLANEOUS

Section 12.1 Expenses.

(a) Borrowers hereby jointly and severally agree to pay on demand: (i) all reasonable out-of-pocket and documented costs and expenses of Administrative Agent, L/C Issuer, and their Related Parties in connection with the preparation, negotiation, execution, and delivery of this Agreement, the other Loan Documents, the Intercreditor Agreement and any and all amendments, modifications, renewals, extensions, supplements, waivers, consents and ratifications thereof and thereto, including, without limitation, the reasonable fees and expenses of legal counsel, advisors, consultants, and auditors for Administrative Agent, L/C Issuer, and their Related Parties, and all title due diligence and review expenses, Oil and Gas Properties evaluation and engineering expenses, expenses associated with the investigation of any matters relating to the transactions contemplated hereby and the satisfaction of the conditions set forth herein, the giving of oral or written opinions or advice incident to this transaction, and the consummation of the transactions contemplated hereby; (ii) all documented out-of-pocket costs and expenses of Administrative Agent, L/C Issuer, and each Lender in connection with any Default and the enforcement of this Agreement, any other Loan Document or the Intercreditor Agreement, including, without limitation, court costs and the fees and expenses of legal counsel, advisors, consultants, engineers, experts and auditors for Administrative Agent, L/C Issuer, and each Lender; (iii) all costs and expenses incurred by L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder; (iv) all transfer, stamp, documentary, or other similar taxes, assessments, or charges levied by any Governmental Authority in respect of this Agreement, any of the other Loan Documents or the Intercreditor Agreement; (v) all costs, expenses, assessments, and other charges incurred in connection with any filing, registration, recording, or perfection of any Lien contemplated by this Agreement, any other Loan Document or the Intercreditor Agreement; and (vi) all other documented out-of-pocket costs and expenses incurred by Administrative Agent, L/C Issuer, and any Lender in connection with this Agreement, any other Loan Document or the Intercreditor Agreement, any litigation, dispute, suit, proceeding or action, the enforcement of its rights and remedies, and the protection of its interests in bankruptcy, insolvency or other legal proceedings, including, without limitation, all documented out-of-pocket costs, expenses, and other charges incurred in connection with evaluating, observing, collecting, examining, auditing, appraising, selling, liquidating, or otherwise disposing of the Collateral or other assets of the Obligated Parties. Borrowers shall be responsible for all expenses described in this clause (a) whether or not any Credit Extension is ever made. Any amount to be paid under this Section 12.1 shall be a demand obligation owing by Borrowers and if not paid within 30 days of demand shall bear interest, to the extent not prohibited by and not in violation of applicable Law, from the date of expenditure until paid at a rate per annum equal to the Default Interest Rate. The obligations of Borrowers under this Section 12.1 shall survive payment of the Notes and other Obligations hereunder and the assignment of any right hereunder.

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(b) To the extent that Borrowers for any reason fail to indefeasibly pay any amount required under Section 12.1(a) or Section 12.2 to be paid by them to Administrative Agent or L/C Issuer (or any sub-agent thereof) or any Related Party of Administrative Agent or L/C Issuer (or any sub-agent thereof), each Lender severally agrees to pay to Administrative Agent or L/C Issuer (or any such sub-agent) or such Related Party, as the case may be, such Lender's pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based each Lender's share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Administrative Agent or L/C Issuer (or any such sub-agent) or against any Related Party of Administrative Agent or L/C Issuer (or any sub-agent thereof) acting for Administrative Agent or L/C Issuer (or any such sub-agent) in connection with such capacity. EACH LENDER ACKNOWLEDGES THAT SUCH PAYMENTS MAY BE IN RESPECT OF LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARISING OUT OF OR RESULTING FROM THE SOLE, CONTRIBUTORY, COMPARATIVE, CONCURRENT OR ORDINARY NEGLIGENCE OF THE PERSON (OR THE REPRESENTATIVES OF THE PERSON) TO WHOM SUCH PAYMENTS ARE TO BE MADE.

Section 12.2 INDEMNIFICATION. EACH BORROWER SHALL INDEMNIFY ADMINISTRATIVE AGENT, L/C ISSUER, EACH LENDER AND EACH RELATED PARTY THEREOF (EACH, AN "INDEMNIFIED PARTY") FROM, AND HOLD EACH OF THEM HARMLESS AGAINST, ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, DISBURSEMENTS, COSTS, AND EXPENSES (INCLUDING THE DOCUMENTED OUT-OF-POCKET FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNIFIED PARTY) TO WHICH ANY OF THEM MAY BECOME SUBJECT WHICH DIRECTLY OR INDIRECTLY ARISE FROM OR RELATE TO (A) THE NEGOTIATION, EXECUTION, DELIVERY, PERFORMANCE, ADMINISTRATION, OR ENFORCEMENT OF ANY OF THE LOAN DOCUMENTS OR THE INTERCREDITOR AGREEMENT, (B) ANY OF THE TRANSACTIONS CONTEMPLATED BY THE LOAN DOCUMENTS OR THE INTERCREDITOR AGREEMENT, (C) ANY BREACH BY ANY BORROWER OF ANY REPRESENTATION, WARRANTY, COVENANT, OR OTHER AGREEMENT CONTAINED IN ANY OF THE LOAN DOCUMENTS OR THE INTERCREDITOR AGREEMENT, (D) THE PRESENCE, RELEASE, THREATENED RELEASE, DISPOSAL, REMOVAL, OR CLEANUP OF ANY HAZARDOUS MATERIAL LOCATED ON, ABOUT, WITHIN, OR AFFECTING ANY OF THE PROPERTIES OR ASSETS OF A BORROWER OR ANY OF ITS SUBSIDIARIES OR ANY OTHER OBLIGATED PARTY, (E) ANY LOAN OR LETTER OF CREDIT UNDER THIS AGREEMENT OR USE OR PROPOSED USE OF THE PROCEEDS THEREFROM (INCLUDING ANY REFUSAL BY L/C ISSUER TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT) OR (F) ANY INVESTIGATION, LITIGATION, OR OTHER PROCEEDING, INCLUDING, WITHOUT LIMITATION, ANY THREATENED INVESTIGATION, LITIGATION, OR OTHER PROCEEDING, RELATING TO ANY OF THE FOREGOING. WITHOUT LIMITING ANY PROVISION OF THIS AGREEMENT OR OF ANY OTHER LOAN DOCUMENT, IT IS THE EXPRESS INTENTION OF THE PARTIES HERETO THAT EACH INDEMNIFIED PARTY SHALL BE INDEMNIFIED FROM AND HELD HARMLESS AGAINST ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, DISBURSEMENTS, COSTS, AND EXPENSES (INCLUDING THE DOCUMENTED OUT-OF-POCKET FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNIFIED PARTY) ARISING OUT OF OR RESULTING FROM THE SOLE, CONTRIBUTORY, COMPARATIVE, CONCURRENT OR ORDINARY NEGLIGENCE OF SUCH PERSON (OR THE REPRESENTATIVES OF SUCH PERSON), provided that such indemnity shall not, as to any Indemnified Party, be available to the extent that such losses, liabilities, claims, damages, penalties, judgments, disbursements, costs and expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnified Party. Any amount to be paid under this Section 12.2 shall be a demand obligation owing by Borrowers and if not paid within 10 days of demand shall bear interest, to the extent not prohibited by and not in violation of applicable Law, from the date of expenditure until paid at a rate per annum equal to the Default Interest Rate. The obligations of Borrowers under this Section 12.2 are joint and several and shall survive payment of the Notes and other Obligations hereunder and the assignment of any right hereunder.

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Section 12.3 Limitation of Liability. No party hereto or any Related Party of any party hereto, shall assert, and each such Person hereby waives, any claim against any other party hereto and their Related Parties for any special, indirect, consequential or punitive damages in connection with, arising out of, or in any way related to, this Agreement, any of the other Loan Documents or the Intercreditor Agreement, or any of the transactions contemplated by this Agreement, any of the other Loan Documents or the Intercreditor Agreement.

Section 12.4 No Duty. All attorneys, accountants, appraisers, and other professional Persons and consultants retained by Administrative Agent, any Lender or L/C Issuer shall have the right to act exclusively in the interest of Administrative Agent or such Lender or L/C Issuer and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to any Borrower or any of a Borrower's equity holders, Affiliates, officers, employees, attorneys, agents, or any other Person.

Section 12.5 Lenders Not Fiduciary. The relationship between Borrowers and Administrative Agent, Arranger, each Lender, and L/C Issuer is solely that of debtor and creditor, and none of Administrative Agent, Arranger, any Lender, or L/C Issuer has any fiduciary or other special relationship with any Borrower, and no term or condition of any of the Loan Documents or the Intercreditor Agreement shall be construed so as to deem the relationship between Borrowers and Administrative Agent, Arranger each Lender, and L/C Issuer to be other than that of debtor and creditor.

Section 12.6 Equitable Relief. Each Borrower recognizes that in the event Borrowers fail to pay, perform, observe, or discharge any or all of the Obligations, any remedy at law may prove to be inadequate relief to Administrative Agent or Lenders or L/C Issuer. Each Borrower therefore agrees that Administrative Agent, any Lender, or L/C Issuer, if Administrative Agent or such Lender, or L/C Issuer, so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

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Section 12.7 No Waiver; Cumulative Remedies.

(a) No failure on the part of an Obligated Party, Administrative Agent, any Lender, or L/C Issuer to exercise, and no delay in exercising, and no course of dealing with respect to, any right, remedy, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege. The rights and remedies provided for in this Agreement, the other Loan Documents and the Intercreditor Agreement are cumulative and not exclusive of any rights and remedies provided by Law.

(b) Notwithstanding anything to the contrary contained herein, in any other Loan Document or the Intercreditor Agreement, the authority to enforce rights and remedies hereunder and under the other Loan Documents and the Intercreditor Agreement against the Obligated Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, Administrative Agent in accordance with Section 10.2 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (i) Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents and the Intercreditor Agreement, (ii) any Lender from exercising setoff rights in accordance with Section 4.3 (subject to the terms of Section 12.23), or (iii) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Obligated Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (A) the Majority Lenders shall have the rights otherwise ascribed to Administrative Agent pursuant to Section 10.2 and (B) in addition to the matters set forth in clauses (ii) and (iii) of the preceding proviso and subject to Section 12.23, any Lender may, with the consent of the Majority Lenders, enforce any rights and remedies available to it and as authorized by the Majority Lenders.

Section 12.8 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or transfer any of its rights, duties, or obligations under this Agreement, the other Loan Documents or the Intercreditor Agreement without the prior written consent of Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 12.8(b), (ii) by way of participation in accordance with the provisions of Section 12.8(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 12.8(e) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 12.8(d) and, to the extent expressly contemplated hereby, the Related Parties of each of Administrative Agent and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

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(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) In the case of an assignment of the entire remaining amount of the assigning Lender's Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in Section 12.8(b)(i)(B) in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in Section 12.8(b)(i)(A), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding hereunder) or, if the Commitment is not then in effect, the Outstanding Amount of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Administrative Agent or, if "Trade Date" is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of Administrative Agent and, so long as no Event of Default has occurred and is continuing, Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to the Loans or the Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by Section 12.8(b)(i)(B) and, in addition: (A) the consent of Borrowers (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that Borrowers shall be deemed to have consented to any such assignment unless Borrowers shall object thereto by written notice to Administrative Agent within 5 Business Days after having received notice thereof; (B) the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any Revolving Credit Commitment or Revolving Credit Loans if such assignment is to a Person that is not a Lender with a Revolving Credit Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender, or (2) any Term Loan to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund with respect to such Lender, and (C) the consent of L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Commitment or Loans if such assignment is to a Person that is not a Lender with a Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

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(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) any Borrower, any Affiliate or Subsidiary of a Borrower or any other Obligated Party or (B) any Defaulting Lender or any of its Affiliates, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to such assignment shall make such additional payments to Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Borrowers and Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by such Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to: (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to Administrative Agent or any Lender hereunder (and interest accrued thereon) and (B) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by Administrative Agent pursuant to Section 12.8(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 12.1 and Section 12.2 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lenders' having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.8(d). Upon the consummation of any assignment pursuant to this Section 12.8(b), if requested by the transferor or transferee Lender, the transferor Lender, Administrative Agent and Borrowers shall make appropriate arrangements so that replacement Notes are issued to such transferor Lender (if applicable) and new Notes or, as appropriate, replacement Notes, are issued to the assignee.

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(c) Register. Administrative Agent, acting solely for this purpose as an agent of Borrowers, shall maintain at one of its offices in Dallas, Texas a copy of each Assignment and Assumption delivered to it and a Register. The entries in the Register shall be conclusive absent manifest error, and Borrowers, Administrative Agent and Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, any Borrower, but subject to the prior written consent of Administrative Agent, sell participations to a Participant in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) Borrowers, Administrative Agent, and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 12.1(b) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 12.10 which requires the consent of all Lenders and affects such Participant. Each Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.4 and 3.5 (subject to the requirements and limitations therein, including the requirements under Section 3.4(g) (it being understood that the documentation required under Section 3.4(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.8(b); provided that such Participant (A) agrees to be subject to the provisions of Section 3.6 as if it were an assignee under Section 12.8(b); and (B) shall not be entitled to receive any greater payment under Sections 3.1 or 3.4, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at Borrowers' request and expense, to use reasonable efforts to cooperate with Borrowers to effectuate the provisions of Section 3.6 with respect to any Participant. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 4.3 as though it were a Lender; provided that such Participant agrees to pay to Administrative Agent any amount set-off for application to the Obligations under the Loan Documents as required pursuant to Section 4.3; provided further that such Participant agrees to be subject to Section 12.23 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrowers, maintain a Participant Register; provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

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(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) Dissemination of Information. Each of Borrowers and the other Obligated Parties authorizes Administrative Agent and each Lender to disclose to any actual or prospective purchaser, assignee or other recipient of a Lender's Commitment, any and all information in Administrative Agent's or such Lender's possession concerning Borrowers, the other Obligated Parties and their respective Affiliates.

Section 12.9 Survival. All representations and warranties made in this Agreement, any other Loan Document or the Intercreditor Agreement or in any document, statement, or certificate furnished in connection with this Agreement shall survive the execution and delivery of this Agreement, the other Loan Documents and the Intercreditor Agreement, and no investigation by Administrative Agent or any Lender or any closing shall affect the representations and warranties or the right of Administrative Agent or any Lender to rely upon them. Without prejudice to the survival of any other obligation of Borrowers hereunder, the obligations of Borrowers under Sections 12.1 and 12.2 shall survive repayment of the Obligations and termination of the Commitments.

Section 12.10 Amendment. The provisions of this Agreement and the other Loan Documents to which any Borrower is a party (other than the Issuer Documents) may be amended or waived only by an instrument in writing signed by Majority Lenders (or by Administrative Agent with the consent of Majority Lenders) and such Borrower and acknowledged by Administrative Agent; provided, however, that no such amendment or waiver shall:

(a) waive any condition set forth in Section 5.1, without the written consent of each Lender;

(b) extend or increase any Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 10.2) without the written consent of such Lender;

(c) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayment) of principal, interest, fees or other amounts due to Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

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(d) reduce the principal of, or the rate of interest specified herein on, any Loan, or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of Majority Lenders shall be necessary to adjust the Default Interest Rate or to waive any obligation of Borrowers to pay interest at such rate;

(e) change any provision of this Section 12.10 or the definition of "Majority Lenders", "Majority Revolving Credit Lenders", "Required Lenders", or "Required Revolving Credit Lenders", or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(f) change Section 10.3 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(g) release any material Guaranty or all or substantially all of the Collateral (in each case, except as provided herein) without the written consent of each Lender; or

(h) increase the Borrowing Base or modify the provisions of Section 2.9(d) without the written consent of each Revolving Credit Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by Administrative Agent in addition to Lenders required above, affect the rights or duties of Administrative Agent under this Agreement or any other Loan Document; (iii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; and (iv) Borrowers and Administrative Agent may amend this Agreement or any other Loan Document without the consent of Lenders in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any Loan Document.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender; and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender. For the avoidance of doubt, a Defaulting Lender shall not have the right to approve or disapprove any decrease or reaffirmation of the Borrowing Base.

Section 12.11 Notices.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 12.11(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as set forth on Schedule 12.11. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications, to the extent provided in Section 12.11(b) shall be effective as provided in Section 12.11(b).

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(b) Electronic Communications.

(i) Notices and other communications to Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article 2 if such Lender has notified Administrative Agent that it is incapable of receiving notices under Article 2 by electronic communication. Administrative Agent or Borrowers may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(ii) Unless Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgement), and (B) notices or communications posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (A), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (A) and (B) above, if such facsimile, email or other electronic communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for such recipient.

(c) Change of Address, etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto, Schedule 12.11 shall be deemed to be amended by each such change, and Administrative Agent is authorized, in its discretion, from time to time to reflect each such change in an amended Schedule 12.11 provided by Administrative Agent to each party hereto.

(d) Platform.

(i) Each Borrower agrees that Administrative Agent may, but shall not be obligated to, make the Communications available to the Lenders or L/C Issuer by posting the Communications on the Platform.

(ii) The Platform is provided "as is" and "as available." The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Agent Parties have any liability to any Borrower, any Lender or any other Person for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Borrower's or Administrative Agent's transmission of communications through the Platform.

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(iii) Each of Borrowers and the other Obligated Parties (by its, his or her execution of a Loan Document) hereby authorizes Administrative Agent, each Lender, and their respective counsel and agents to communicate and transfer documents and other information (including confidential information) concerning this transaction or such Borrower or any other Obligated Party and the business affairs of such Borrower and such other Obligated Parties via the internet or other electronic communication without regard to the lack of security of such communications.

Section 12.12 Governing Law; Venue; Service of Process.

(a) Governing Law. This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the Law of the State of Texas (without reference to applicable rules of conflicts of Laws), except to the extent the Laws of any jurisdiction where Collateral is located require application of such Laws with respect to such Collateral.

(b) Jurisdiction. Each Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against Administrative Agent, any Lender, L/C Issuer, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto in any forum other than the courts of the State of Texas sitting in Dallas County, and of the United States District Court of the Northern District of Texas, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such Texas State court or, to the fullest extent permitted by applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Nothing in this Agreement or in any other Loan Document shall affect any right that Administrative Agent, any Lender or L/C Issuer may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Borrower or its Properties in the courts of any jurisdiction.

(c) Waiver of Venue. Each Borrower irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 12.12(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 12.11. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable Law.

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Section 12.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Except as provided in Section 5.1, this Agreement shall become effective when it shall have been executed by Administrative Agent and when Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. "pdf" or "tif") shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 12.14 Severability. Any provision of this Agreement or any other Loan Document held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Agreement and the effect thereof shall be confined to the provision held to be invalid or illegal. Furthermore, in lieu of such invalid or unenforceable provision, such court shall substitute as a part of this Agreement or the other Loan Documents a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

Section 12.15 Headings. The headings, captions, and arrangements used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

Section 12.16 Construction. Borrowers, Administrative Agent and each Lender acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement, the other Loan Documents and the Intercreditor Agreement with its legal counsel and that this Agreement, the other Loan Documents and the Intercreditor Agreement shall be construed as if jointly drafted by Borrowers, Administrative Agent, each Lender and each other Person party thereto.

Section 12.17 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default if such action is taken or such condition exists.

Section 12.18 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.18.

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Section 12.19 Additional Interest Provision. It is expressly stipulated and agreed to be the intent of Borrowers, Administrative Agent and each Lender at all times to comply strictly with the applicable Law governing the maximum rate or amount of interest payable on the indebtedness evidenced by any Note, any other Loan Document, and the Related Indebtedness (or applicable United States federal Law to the extent that it permits any Lender to contract for, charge, take, reserve or receive a greater amount of interest than under applicable Law). If the applicable Law is ever judicially interpreted so as to render usurious any amount (a) contracted for, charged, taken, reserved or received pursuant to any Note, any of the other Loan Documents or any other communication or writing by or between any Borrower and any Lender related to the transaction or transactions that are the subject matter of the Loan Documents, (b) contracted for, charged, taken, reserved or received by reason of Administrative Agent's or any Lender's exercise of the option to accelerate the maturity of any Note and/or the Related Indebtedness, or (c) Borrowers will have paid or Administrative Agent or any Lender will have received by reason of any voluntary prepayment by Borrowers of any Note and/or the Related Indebtedness, then it is Borrowers', Administrative Agent's and Lenders' express intent that all amounts charged in excess of the Maximum Rate shall be automatically canceled, ab initio, and all amounts in excess of the Maximum Rate theretofore collected by Administrative Agent or any Lender shall be credited on the principal balance of any Note and/or the Related Indebtedness (or, if any Note and all Related Indebtedness have been or would thereby be paid in full, refunded to Borrowers), and the provisions of any Note and the other Loan Documents shall immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced, without the necessity of the execution of any new document, so as to comply with the applicable Law, but so as to permit the recovery of the fullest amount otherwise called for hereunder and thereunder; provided, however, if any Note or Related Indebtedness has been paid in full before the end of the stated term thereof, then Borrowers, Administrative Agent and each Lender agree that Administrative Agent or any Lender, as applicable, shall, with reasonable promptness after Administrative Agent or such Lender discovers or is advised by a Borrower that interest was received in an amount in excess of the Maximum Rate, either refund such excess interest to Borrowers and/or credit such excess interest against such Note and/or any Related Indebtedness then owing by Borrowers to Administrative Agent or such Lender. Each Borrower hereby agrees that as a condition precedent to any claim seeking usury penalties against Administrative Agent or any Lender, Borrowers will provide written notice to Administrative Agent or such Lender, advising Administrative Agent or such Lender in reasonable detail of the nature and amount of the violation, and Administrative Agent or such Lender shall have 60 days after receipt of such notice in which to correct such usury violation, if any, by either refunding such excess interest to Borrowers or crediting such excess interest against the Note to which the alleged violation relates and/or the Related Indebtedness then owing by Borrowers to Administrative Agent or such Lender. All sums contracted for, charged, taken, reserved or received by Administrative Agent or any Lender for the use, forbearance or detention of any debt evidenced by any Note and/or the Related Indebtedness shall, to the extent permitted by applicable Law, be amortized or spread, using the actuarial method, throughout the stated term of such Note and/or the Related Indebtedness (including any and all renewal and extension periods) until payment in full so that the rate or amount of interest on account of any Note and/or the Related Indebtedness does not exceed the Maximum Rate from time to time in effect and applicable to such Note and/or the Related Indebtedness for so long as debt is outstanding. In no event shall the provisions of Chapter 346 of the Texas Finance Code (which regulates certain revolving credit loan accounts and revolving triparty accounts) apply to the Notes and/or any of the Related Indebtedness. Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, it is not the intention of Administrative Agent or any Lender to accelerate the maturity of any interest that has not accrued at the time of such acceleration or to collect unearned interest at the time of such acceleration.

Section 12.20 Ceiling Election. To the extent that any Lender is relying on Chapter 303 of the Texas Finance Code to determine the Maximum Rate payable on any Note and/or any other portion of the Obligations under the Loan Documents, such Lender will utilize the weekly ceiling from time to time in effect as provided in such Chapter 303. To the extent United States federal Law permits any Lender to contract for, charge, take, receive or reserve a greater amount of interest than under Texas Law, such Lender will rely on United States federal Law instead of such Chapter 303 for the purpose of determining the Maximum Rate. Additionally, to the extent permitted by applicable Law now or hereafter in effect, any Lender may, at its option and from time to time, utilize any other method of establishing the Maximum Rate under such Chapter 303 or under other applicable Law by giving notice, if required, to Borrowers as provided by applicable Law now or hereafter in effect.

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Section 12.21 USA Patriot Act Notice. Administrative Agent and each Lender hereby notify Borrowers that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Borrower and each other Obligated Party, which information includes the name and address of each Borrower and each other Obligated Party and other information that will allow Administrative Agent and such Lender to identify each Borrower and each other Obligated Party in accordance with the Patriot Act.

Section 12.22 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender's right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definitions of "Majority Lenders", "Majority Revolving Credit Lenders", "Required Lenders", "Required Revolving Credit Lenders", and in Section 12.10.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 10 or otherwise) or received by Administrative Agent from a Defaulting Lender shall be applied at such time or times as may be determined by Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to Administrative Agent hereunder; second, with respect to a Defaulting Lender that is a Revolving Credit Lender, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to L/C Issuer hereunder; third, with respect to a Defaulting Lender that is a Revolving Credit Lender, to Cash Collateralize L/C Issuer's Fronting Exposure, if any, with respect to such Defaulting Lender in accordance with Section 2.6; fourth, with respect to a Defaulting Lender that is a Revolving Credit Lender, as Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Revolving Credit Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent; fifth, with respect to a Defaulting Lender that is a Revolving Credit Lender, if so determined by Administrative Agent and Borrowers, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender's potential future funding obligations with respect to Revolving Credit Loans under this Agreement and (y) Cash Collateralize L/C Issuer's future Fronting Exposure, if any, with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.6; sixth, to the payment of any amounts owing to Lenders or L/C Issuer as a result of any judgment of a court of competent jurisdiction obtained by any Lender or L/C Issuer against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to Borrowers as a result of any judgment of a court of competent jurisdiction obtained by a Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that, if (A) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (B) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations are held by Lenders pro rata in accordance with the Aggregate Revolving Credit Commitments without giving effect to Section 12.22(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 12.22(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

CREDIT AGREEMENT – Page 116

(iii) Certain Fees.

(A) No Defaulting Lender shall be entitled to receive any fee payable under Section 2.3(b) for any period during which that Lender is a Defaulting Lender (and Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.6.

(C) With respect to any fee payable under Section 2.3(b) or Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, Borrowers shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender's participation in L/C Obligations that has been reallocated to such Non-Defaulting Lender pursuant to Section 12.22(a)(iv) below, (y) pay to L/C Issuer the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer's Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender's participation in L/C Obligations shall be reallocated among the Non-Defaulting Lenders who are Revolving Credit Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender's Revolving Credit Commitment) but only to the extent that such reallocation does not cause the Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender's Revolving Credit Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender's increased exposure following such reallocation.

CREDIT AGREEMENT – Page 117

(v) Cash Collateral. If the reallocation described in Section 12.22(a)(iv) above cannot, or can only partially, be effected, Borrowers shall, without prejudice to any right or remedy available to them hereunder or under applicable Law, Cash Collateralize L/C Issuer's Fronting Exposure in accordance with the procedures set forth in Section 2.6.

(b) Defaulting Lender Cure. If Borrowers, Administrative Agent, and L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by Lenders in accordance with their Applicable Percentages (without giving effect to Section 12.22(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender's having been a Defaulting Lender.

Section 12.23 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it or other obligations hereunder, resulting in such Lender's receiving payment of a proportion of the aggregate amount of such Loans and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall:

(a) notify Administrative Agent of such fact; and

(b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section 12.23 shall not be construed to apply to: (A) any payment made by or on behalf of Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender); or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations to any assignee or participant, other than an assignment to a Borrower or any Affiliate thereof (as to which the provisions of this Section 12.23 shall apply).

Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

CREDIT AGREEMENT – Page 118

Section 12.24 Payments Set Aside. To the extent that any payment by or on behalf of a Borrower is made to Administrative Agent, L/C Issuer or any Lender, or Administrative Agent, L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Administrative Agent, L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and L/C Issuer severally agrees to pay to Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of Lenders and L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 12.25 Confidentiality. Each of Administrative Agent, L/C Issuer, and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners) or any Governmental Authority, quasi-Governmental Authority or legislative committee, (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, any other Loan Document or the Intercreditor Agreement, (e) in connection with the exercise of any remedies hereunder, under any other Loan Document or the Intercreditor Agreement or any suit, action or proceeding relating to this Agreement, any other Loan Document or the Intercreditor Agreement or the enforcement of rights hereunder or thereunder, (f) subject to its being under a duty of confidentiality no less restrictive than this Section 12.25, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective counterparty (or its Related Parties) to any Hedging Agreement relating to a Borrower and its obligations, (iii) any actual or prospective purchaser of a Lender or its holding company, (iv) any rating agency or any similar organization in connection with the rating of a Borrower or any other Obligated Party or (v) the CUSIP Service Bureau or any similar organization, (g) with the consent of Borrowers, or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 12.25 or (ii) becomes available to Administrative Agent, L/C Issuer, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than a Borrower or a Subsidiary which is not actually known by Administrative Agent, L/C Issuer, any Lender or any of their respective Affiliates to be bound by a contractual, legal or fiduciary obligation of confidentiality to any Borrower or any Subsidiary with respect to such information. In addition, Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments. For purposes of this Section 12.25, "Information" means all information received from any Borrower or any Subsidiary relating to any Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to Administrative Agent, L/C Issuer, or any Lender on a nonconfidential basis prior to disclosure by a Borrower or a Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section 12.25 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

CREDIT AGREEMENT – Page 119

Section 12.26 Electronic Execution of Assignments and Certain Other Documents. The words "execute," "execution," "signed," "signature," and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act.

Section 12.27 Intercreditor Agreement. In the event of a conflict between the provisions of any of the Loan Documents and the provisions of the Intercreditor Agreement, the provisions of the Intercreditor Agreement shall control.

Section 12.28 Flood Insurance. Notwithstanding any provision in this Agreement, any Security Document or any other Loan Document to the contrary, in no event is any Building (as defined in the applicable Flood Insurance Regulations) included in the definition of "Mortgaged Property," or "Collateral" or "Property" and no Building or Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulations) is hereby encumbered by any Security Document or other Loan Document.

Section 12.29 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

CREDIT AGREEMENT – Page 120

Section 12.30 Amendment and Restatement. The parties hereto agree that this Agreement is an amendment and restatement of, and an extension of, and amendment to, the Existing Credit Agreement. This Agreement does not in any way constitute a novation of the Existing Credit Agreement, but is an amendment and restatement of same. It is understood and agreed that, except to the extent released by the Administrative Agent as contemplated herein, the Liens securing the Obligations under and as defined in the Existing Credit Agreement and the rights, duties, liabilities and obligations of the CAE under the Existing Credit Agreement and the Existing Loan Documents to which it is a party shall not be extinguished but shall be carried forward and shall secure such obligations and liabilities as amended, renewed, extended and restated by this Agreement. Upon the effectiveness of this Agreement, (a) each Lender's participation in each Letter of Credit shall be automatically adjusted to equal its Applicable Percentage (after giving effect to this amendment and restatement), and (b) such other adjustments shall be made as the Administrative Agent shall specify so that each Lender's Revolving Credit Exposure equals its Applicable Percentage (after giving effect to this amendment and restatement) of the Aggregate Revolving Credit Exposures of all of the Lenders.

Section 12.31 Assignment and Assumption from CEC to Borrowers. Concurrently with the amendment and restatement of the Existing Credit Agreement, and pursuant to the Assumption and Consolidation Agreement, CEC has irrevocably assigned, transferred and conveyed all of its rights, duties, liabilities and obligations under the Existing CEC Credit Agreement and the Existing CEC Loan Documents to which it is a party to the Borrowers, and each of the Borrowers has jointly, severally and irrevocably accepted such assignment from CEC and assumed all of the rights, duties, liabilities and obligations of CEC under the Existing CEC Credit Agreement and the Existing CEC Loan Documents, in each case as amended and restated by this Agreement and the other Loan Documents (and to the extent not superseded) in connection with the transactions contemplated hereby.

Section 12.32 NOTICE OF FINAL AGREEMENT. THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND THE INTERCREDITOR AGREEMENT REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

CREDIT AGREEMENT – Page 121

EXECUTED to be effective as of the date first written above.

BORROWERS:

CARBON APPALACHIA ENTERPRISES, LLC

By:
Patrick R. McDonald
President

NYTIS EXPLORATION (USA) INC.

By:
Patrick R. McDonald
President

CREDIT AGREEMENT - Signature Page [Borrowers]

ADMINISTRATIVE AGENT:

LEGACYTEXAS BANK

By:
Chris Parada
Managing Director – Head of Energy Finance

LENDERS:

LEGACYTEXAS BANK

By:
Chris Parada
Managing Director – Head of Energy Finance

CREDIT AGREEMENT - Signature Page [Administrative Agent and Lenders]

LENDERS:

EAST WEST BANK

By:
Name:
Title:

CREDIT AGREEMENT - Signature Page [Administrative Agent and Lenders]

LENDERS:

SIMMONS BANK, AN ARKANSAS STATE CHARTERED BANK

By:
Name:
Title:

CREDIT AGREEMENT - Signature Page [Administrative Agent and Lenders]

Form of Revolving Credit Note

____________, 20___

FOR VALUE RECEIVED, Carbon Appalachia Enterprises, LLC, a Delaware limited liability company, and Nytis Exploration (USA) Inc., a Delaware corporation (each a "Borrower", and collectively, "Borrowers"), hereby jointly and severally promise to pay to the order of _______________________________ ("Lender"), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of each Revolving Credit Loan or so much thereof as may be advanced by Lender (in its capacity as Revolving Credit Lender) from time to time to or for the benefit or account of Borrowers under that certain Amended and Restated Credit Agreement, dated as of December 31, 2018 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Credit Agreement;" the terms defined therein being used herein as therein defined), among Borrowers, the lenders from time to time party thereto, and LegacyTexas Bank, as Administrative Agent (in such capacity, "Administrative Agent") and L/C Issuer.

Borrowers jointly and severally promise to pay interest on the unpaid principal amount of this Note from the date hereof until the Revolving Credit Loans made by Lender are paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to Administrative Agent for the account of Lender in Dollars in immediately available funds at Administrative Agent's Principal Office. If any amount is not paid in full when due hereunder, then such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Note is one of the Revolving Credit Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Note is also entitled to the benefits of the Guaranties. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. The Revolving Credit Loans made by Lender shall be evidenced by an account maintained by Lender in the ordinary course of business. Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Revolving Credit Loans and payments with respect thereto.

Each Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

THIS NOTE, AND ANY CLAIM, CONTROVERSY, OR DISPUTE ARISING OUT OF OR IN CONNECTION WITH THIS NOTE, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.

[Remainder of Page Intentionally Left Blank
Signature Page Follows]

Form of Revolving Credit Note – Page 1

IN WITNESS WHEREOF, each Borrower, intending to be legally bound hereby, has duly executed this Note as of the day and year first written above.

BORROWERS:

CARBON APPALACHIA ENTERPRISES, LLC

By:
Name:
Title:

NYTIS EXPLORATION (USA) INC.

By:
Name:
Title:

Form of Revolving Credit Note – Page 2

Form of Term Loan Note

        ____________, 20___

FOR VALUE RECEIVED, Carbon Appalachia Enterprises, LLC, a Delaware limited liability company, and Nytis Exploration (USA) Inc., a Delaware corporation (each a "Borrower", and collectively, "Borrowers"), hereby jointly and severally promise to pay to the order of _______________________________ ("Lender"), the principal sum of _____________________ DOLLARS ($____________) advanced by Lender (in its capacity as a Term Loan Lender) to or for the benefit or account of Borrowers pursuant to the terms of that certain Amended and Restated Credit Agreement, dated as of December 31, 2018 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Credit Agreement;" the terms defined therein being used herein as therein defined), among Borrowers, the lenders from time to time party thereto, and LegacyTexas Bank, as Administrative Agent (in such capacity, "Administrative Agent") and L/C Issuer.

Borrowers jointly and severally promise to pay interest on the unpaid principal amount of this Term Loan Note from the date hereof until the Term Loans made by Lender are paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to Administrative Agent for the account of Lender in Dollars in immediately available funds at Administrative Agent's Principal Office. If any amount is not paid in full when due hereunder, then such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Note is one of the Term Loan Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Note is also entitled to the benefits of the Guaranties. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. The Term Loans made by Lender shall be evidenced by an account maintained by Lender in the ordinary course of business. Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Term Loans and payments with respect thereto.

Each Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

THIS NOTE, AND ANY CLAIM, CONTROVERSY, OR DISPUTE ARISING OUT OF OR IN CONNECTION WITH THIS NOTE, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.

[Remainder of Page Intentionally Left Blank
Signature Page Follows]

Form of Term Note – Page 1

IN WITNESS WHEREOF, each Borrower, intending to be legally bound hereby, has duly executed this Note as of the day and year first written above.

BORROWERS:

CARBON APPALACHIA ENTERPRISES, LLC

By:
Name:
Title:

NYTIS EXPLORATION (USA) INC.

By:
Name:
Title:

Form of Term Note – Page 2